   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                   REGISTRATION NO. [          ]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           CHAMPION ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

            MICHIGAN                          2451                         38-2743168
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer Identification
 Incorporation or Organization)   Classification Code Number)                 No.)

                        2701 UNIVERSITY DRIVE, SUITE 320
                          AUBURN HILLS, MICHIGAN 48326
                                 (810) 340-9090
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                                LOUIS M. BALIUS
                 VICE PRESIDENT--SECRETARY AND GENERAL COUNSEL
                           CHAMPION ENTERPRISES, INC.
                        2701 UNIVERSITY DRIVE, SUITE 320
                          AUBURN HILLS, MICHIGAN 48326
                                 (810) 340-9090
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                        Copies of all communications to:

            Jeffrey W. Tindell, Esq.                       D. Richard McDonald, Esq.
      Skadden, Arps, Slate, Meagher & Flom                    Dykema Gossett PLLC
                919 Third Avenue                     1577 North Woodward Avenue, Suite 300
            New York, New York 10022                 Bloomfield Hills, Michigan 48304-2820
                 (212) 735-3000                                  (810) 540-0700

                           -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
                 TITLE OF CLASS OF                                       PROPOSED MAXIMUM         AMOUNT
                 SECURITIES TO BE                      AMOUNT TO BE         AGGREGATE               OF
                    REGISTERED                        REGISTERED(1)     OFFERING PRICE(2)  REGISTRATION FEE(3)

- ---------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share (including
    the attached Preferred Share Purchase Rights)   17,311,983 shares    $317,619,051.75       $109,523.81
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to (i) 17,311,983 shares of common stock, par value $1.00 per share ("Champion Shares"), of the Registrant, the maximum number of Champion Shares issuable in exchange for 13,961,277 shares of common stock, par value $.01 per share ("Redman Shares"), of Redman Industries, Inc. ("Redman") (assuming the exercise of all outstanding options to purchase Redman Shares), the maximum number of Redman Shares to be acquired by the Registrant pursuant to the merger described in the enclosed Joint Proxy Statement and Prospectus (the "Merger") and (ii) the Preferred Share Purchase Rights that will be attached to and represented by the certificates issued for the Champion Shares (which Preferred Share Purchase Rights have no market value independent of the Champion Shares to which they are attached).

(2) Calculated pursuant to Rule 457(f) based on the number of Redman Shares outstanding as of August 16, 1996 (assuming the exercise of all outstanding options to purchase Redman Shares), using a value of $22.75 per Redman Share (the average of the high and low prices reported on the Nasdaq National Market, on September 19, 1996). In the Merger, each Redman Share issued and outstanding immediately prior to the effective time of the Merger will be converted into, exchanged for, and represent the right to receive 1.24 Champion Shares.

(3) A fee of $62,476.71 was paid on September 6, 1996 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, and Rules 0-11 and 14a-(6)(i) promulgated thereunder, in connection with the filing of preliminary proxy materials relating to the Merger as described herein, and pursuant to Rule 457(b), such fee has been credited against the registration fee payable in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                        CORPORATE HEADQUARTERS
                                                  AUBURN HILLS, MICHIGAN 48326
CHAMPION ENTERPRISES INC., LOGO                                 (810) 340-9090

                                                              September 24, 1996

Dear Fellow Shareholder:

     I am pleased to inform you that on August 19, 1996, Champion Enterprises, Inc. and Redman Industries, Inc. entered into a merger agreement under which Redman will become a subsidiary of Champion and each Redman common share will be converted into 1.24 Champion common shares.

     At a Special Meeting of Shareholders of Champion to be held at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan 48326 at 10:00 a.m. on October 24, 1996, you will be asked to approve the issuance of Champion common shares pursuant to the merger agreement. The merger is conditioned on the approval of the share issuance by Champion's shareholders.

     The Board of Directors has unanimously approved the merger agreement and has determined that the merger contemplated by the merger agreement is fair to and in the best interests of Champion and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SHARES IN THE MERGER.

     The Board's recommendation is based on its belief that the merger will deliver greater long-term value to Champion shareholders. The Board believes that the combination will result in a number of strategic and financial benefits, which will enhance the combined company's earnings potential. In addition, Donaldson, Lufkin & Jenrette Securities Corporation has acted as financial advisor to Champion in connection with the merger and has delivered its written opinion dated August 19, 1996 to the Champion Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the exchange ratio is fair to Champion from a financial point of view. The full text of the Donaldson, Lufkin & Jenrette written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to the accompanying Joint Proxy Statement and Prospectus and should be read carefully in its entirety.

     The transaction would bring together the high quality product lines and distribution systems of each company into one strong organization. The Board believes that the transaction will strengthen Champion's position in the West and Southwest. Redman operates 18 manufactured housing facilities and sells homes through over 1,400 independent retail locations. Champion operates 31 manufactured housing facilities and is represented by over 2,000 independent retail locations.

     It is expected that the combination of the businesses will provide growth and profit opportunities. The Board believes that the combined companies will be able to offer retailers a broader array of products and services, and will have a stronger financial position due to enhanced cash flow and an improved balance sheet, as more fully described in the attached Joint Proxy Statement and Prospectus.

     Details of the proposed merger and other important information concerning Champion and Redman are contained in the Joint Proxy Statement and Prospectus. Please give this material your careful attention.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Your prompt cooperation will be greatly appreciated.

     We are gratified by your continued support.

                                          Sincerely yours,

                                          /s/ WALTER R. YOUNG, JR.

                                          Walter R. Young, Jr.
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           CHAMPION ENTERPRISES, INC.

          ------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 24, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Champion Enterprises, Inc., a Michigan corporation ("Champion"), will be held on October 24, 1996 at 10:00 a.m., local time, at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan 48326 and any adjournment or postponement thereof (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal for the issuance (the "Share Issuance") of shares of common stock, par value $1.00 per share ("Champion Shares"), pursuant to an Agreement and Plan of Merger, dated as of August 19, 1996 (the "Merger Agreement"), by and among Redman Industries, Inc., a Delaware corporation ("Redman"), Champion and RHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Champion ("Sub"). Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged (the "Merger") with and into Redman and Redman will become a wholly owned subsidiary of Champion. In the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Annex A thereto, each share of common stock, par value $0.01 per share, of Redman issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.24 Champion Shares.

          2. To transact such other business as may properly come before the Special Meeting.

     The close of business on September 23, 1996 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting.

     Approval of the Share Issuance requires the affirmative vote of a majority of the total votes cast by the holders of Champion Shares with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding Champion Shares entitled to vote on the Share Issuance. Holders of Champion Shares do not have any appraisal rights in connection with the Share Issuance.

     Shareholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          Louis M. Balius
                                          Secretary

Auburn Hills, Michigan
September 24, 1996

- --------------------------------------------------------------------------------

 If you have any questions regarding your share ownership, please call Harris Trust and Savings Bank, the transfer agent of Champion, at 312-461-7763. If you have any questions regarding voting your shares, please call Morrow & Co., Inc., whom Champion has retained to assist in the solicitation of proxies, at 800-662-5200.
- --------------------------------------------------------------------------------

REDMAN LOGO

                                                              September 24, 1996

Dear Fellow Stockholder:

     I am pleased to inform you that on August 19, 1996, Redman Industries, Inc. and Champion Enterprises, Inc. entered into a merger agreement under which Redman will become a subsidiary of Champion and each Redman common share will be converted into 1.24 Champion common shares. The transaction will be tax-free to Redman stockholders.

     At a Special Meeting of Stockholders of Redman to be held at the offices of Redman, 2550 Walnut Hill Lane, Suite 200, Dallas, Texas 75229 at 10:00 a.m. on October 24, 1996, you will be asked to vote upon the proposal to approve and adopt the merger agreement. The merger is conditioned on the approval of the merger agreement by Redman stockholders.

     The Board of Directors has unanimously approved the merger agreement and has determined the merger contemplated by the merger agreement is fair to and in the best interests of Redman and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     Dillon, Read & Co. Inc. has acted as financial advisor to Redman in connection with the merger and has delivered its written opinion dated August 19, 1996 to the Redman Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the exchange ratio is fair to Redman stockholders from a financial point of view. The full text of the Dillon Read written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the accompanying Joint Proxy Statement and Prospectus and should be read carefully in its entirety.

     The Redman Board believes that the merger offers Redman stockholders an opportunity to participate in an entity that, following the merger, will have greater financial flexibility and better opportunities for enhanced growth and financial performance than Redman would have if it were to continue on a stand-alone basis, as more fully described in the attached Joint Proxy Statement and Prospectus.

     Details of the proposed merger and other important information concerning Redman and Champion are contained in the Joint Proxy Statement and Prospectus. Please give this material your careful attention.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Your prompt cooperation will be greatly appreciated.

     We are gratified by your continued support.

                                          Sincerely yours,

                                          /s/ THOMAS W. STURGESS

                                          Thomas W. Sturgess
                                          Chairman of the Board

2550 Walnut Hill Lane, Suite 200
Dallas, Texas 75229
214/353-3600

                            REDMAN INDUSTRIES, INC.
                        2550 WALNUT HILL LANE, SUITE 200
                              DALLAS, TEXAS 75229

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 24, 1996

                             ---------------------

To The Stockholders of
Redman Industries, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Redman Industries, Inc., a Delaware corporation ("Redman"), will be held on October 24, 1996 at 10:00 a.m., local time, at the offices of Redman, 2550 Walnut Hill Lane, Suite 200, Dallas, Texas 75229 and any adjournment or postponement thereof (the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 19, 1996 (the "Merger Agreement"), by and among Redman, Champion Enterprises, Inc., a Michigan corporation ("Champion"), and RHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Champion ("Sub") and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged (the "Merger") with and into Redman and Redman will become a wholly owned subsidiary of Champion. In the Merger, and as more fully described in the accompanying Joint Proxy Statement and Prospectus and in the Merger Agreement included as Annex A thereto, each share of common stock, par value $0.01 per share, of Redman ("Redman Shares") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.24 shares of common stock, par value $1.00 per share, of Champion.

        2. To transact such other business as may properly come before the Special Meeting.

     The close of business on September 23, 1996 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

     The affirmative vote of a majority of the outstanding Redman Shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. Holders of Redman Shares do not have rights of appraisal in connection with the Merger.

     Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          Paul L. Barrett
                                          Secretary

Dallas, Texas
September 24, 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 1996.
  This Joint Proxy Statement and Prospectus is forward dated to September 24, 1996, as it is expected that such Joint Proxy Statement and Prospectus will be finalized for distribution on such date.

                           CHAMPION ENTERPRISES, INC.
                        2701 UNIVERSITY DRIVE, SUITE 320
                          AUBURN HILLS, MICHIGAN 48326

                            REDMAN INDUSTRIES, INC.
                        2550 WALNUT HILL LANE, SUITE 200
                              DALLAS, TEXAS 75229
                            ------------------------

                      JOINT PROXY STATEMENT AND PROSPECTUS
                            ------------------------

    This Joint Proxy Statement and Prospectus ("Joint Proxy Statement and Prospectus") relates to a proposed merger pursuant to an Agreement and Plan of Merger, dated as of August 19, 1996 (the "Merger Agreement"), by and among Redman Industries, Inc., a Delaware corporation ("Redman"), Champion Enterprises, Inc., a Michigan corporation ("Champion"), and RHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Champion ("Sub").
    Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged (the "Merger") with and into Redman and Redman will become a wholly owned subsidiary of Champion. In the Merger, and as more fully described in this Joint Proxy Statement and Prospectus and in the Merger Agreement, each share of common stock, par value $0.01 per share, of Redman ("Redman Shares") issued and outstanding immediately prior to the Merger (except as otherwise provided in the Merger Agreement) will be converted into the right to receive
1.24 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Champion ("Champion Shares") and cash in lieu of any fractional share.
    This Joint Proxy Statement and Prospectus constitutes the Prospectus of Champion filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 17,311,983 Champion Shares. Unless the context otherwise requires, all references to Champion Shares in this Joint Proxy Statement and Prospectus will include the associated preferred share purchase rights issued pursuant to the rights agreement, dated January 9, 1996, between Champion and Harris Trust and Savings Bank. This Joint Proxy Statement and Prospectus also serves as the proxy statement of Redman relating to the solicitation of proxies by its Board of Directors (the "Redman Board") for use at a special meeting of Redman stockholders (including any adjournments or postponements thereof) (the "Redman Special Meeting") to be held at 10:00 a.m., local time, on October 24, 1996. At the Redman Special Meeting, Redman stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. In addition, this Joint Proxy Statement and Prospectus serves as the proxy statement of Champion relating to the solicitation of proxies by the Board of Directors of Champion (the "Champion Board") for use at a special meeting of Champion shareholders (including any adjournments or postponements thereof) (the "Champion Special Meeting") to be held at 10:00 a.m., local time, on October 24, 1996. At the Champion Special Meeting, Champion shareholders will consider and vote upon a proposal to approve the issuance of Champion Shares in accordance with the terms of the Merger Agreement (the "Share Issuance"). Approximately 16.5 million Champion Shares will be issued in connection with the Merger and approximately 810,000 Champion Shares will be issuable upon exercise of Redman stock options. See "TERMS OF THE MERGER -- Options." The consummation of the Merger is subject, among other things, to: (i) the approval of the Share Issuance by the affirmative vote of a majority of the Champion Shares cast thereon at the Champion Special Meeting, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding Champion Shares entitled to vote thereon at the Champion Special Meeting and (ii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of a majority of the outstanding Redman Shares entitled to vote thereon at the Redman Special Meeting. A copy of the Merger Agreement is attached hereto as Annex A.
    Champion Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CHB" and Redman Shares are traded on The Nasdaq National Market ("Nasdaq") under the symbol "RDMN." The last reported sale prices per Champion Share and Redman Share on September 23, 1996 (the latest practicable trading day
before the printing of this Joint Proxy Statement and Prospectus) were $    and
$    per share, respectively. See "SUMMARY OF JOINT PROXY STATEMENT AND
PROSPECTUS -- The Companies -- Trading Markets."
    This Joint Proxy Statement and Prospectus and the accompanying form of proxy are first being sent to Champion shareholders and Redman stockholders on or about September 25, 1996.
                            ------------------------

THE CHAMPION SHARES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
    DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
               STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The date of this Joint Proxy Statement and Prospectus is September 24,
1996.

                               TABLE OF CONTENTS

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                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................    iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     v
SUMMARY OF JOINT PROXY STATEMENT AND PROSPECTUS.......................................     1
  The Companies.......................................................................     1
  The Champion Special Meeting........................................................     2
  The Redman Special Meeting..........................................................     3
  The Proposed Merger.................................................................     4
  Selected Historical Consolidated Financial Data of Champion.........................     9
  Selected Historical Consolidated Financial Data of Redman...........................    11
  Selected Unaudited Pro Forma Combined Financial Data of Champion....................    12
  Comparative Per Share Data of Champion and Redman...................................    13
  Market Price and Dividends..........................................................    15
THE CHAMPION SPECIAL MEETING..........................................................    16
  General.............................................................................    16
  Purpose of the Champion Special Meeting.............................................    16
  Record Date; Shares Outstanding.....................................................    16
  Voting at the Champion Special Meeting..............................................    16
  Solicitation of Proxies.............................................................    17
  Effect of Abstentions and "Broker Non-Votes"........................................    17
  Absence of Appraisal Rights.........................................................    17
THE REDMAN SPECIAL MEETING............................................................    18
  General.............................................................................    18
  Purpose of the Redman Special Meeting...............................................    18
  Record Date; Shares Outstanding.....................................................    18
  Voting at the Redman Special Meeting................................................    18
  Solicitation of Proxies.............................................................    19
  Effect of Abstentions and "Broker Non-Votes"........................................    19
  Absence of Appraisal Rights.........................................................    19
THE PROPOSED MERGER...................................................................    19
  General.............................................................................    19
  Background of the Merger............................................................    20
  Recommendation of the Board of Directors of Champion and Champion's Reasons for the
     Merger...........................................................................    21
  Opinion of Financial Advisor to Champion............................................    21
  Recommendation of the Board of Directors of Redman and Redman's Reasons for the
     Merger...........................................................................    25
  Opinion of Financial Advisor to Redman..............................................    26
  Plans for the Combined Company Following the Merger.................................    30
  Certain Forward-Looking Information.................................................    31
  Interests of Certain Persons in the Merger..........................................    31
TERMS OF THE MERGER...................................................................    33
  The Merger; Effective Time..........................................................    33
  Conversion of Securities............................................................    34
  Options.............................................................................    34
  No Fractional Shares................................................................    34
  Exchange of Stock Certificates......................................................    34
  Directors and Officers of Redman....................................................    35
  Charter and By-laws of Redman.......................................................    35
  Representations and Warranties......................................................    35
  Conduct of Business Pending the Merger..............................................    35
  Employee Benefits...................................................................    36
  Severance Policy....................................................................    36
  New Directors.......................................................................    36

                                                                                         PAGE
                                                                                         ----
  Sturgess Agreement..................................................................    36
  Pooling-of-Interests and Tax-Free Treatment.........................................    37
  Other Acquisition Proposals.........................................................    37
  Indemnification and Insurance.......................................................    37
  Special Meetings....................................................................    38
  Conditions to the Merger............................................................    38
  Termination.........................................................................    39
  Expenses............................................................................    39
  Termination Fee.....................................................................    40
  Amendment and Waiver................................................................    41
  Regulatory Approvals................................................................    41
  Accounting Treatment................................................................    41
  Certain Federal Income Tax Consequences of the Merger...............................    42
  Restrictions on Sales of Shares by Affiliates.......................................    43
  NYSE Listing........................................................................    43
  Delisting of Redman Shares..........................................................    43
  Absence of Appraisal Rights.........................................................    43
NEW DIRECTORS OF CHAMPION.............................................................    43
COMPENSATION OF DIRECTORS.............................................................    45
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION....................................    46
COMPARISON OF RIGHTS OF CHAMPION SHAREHOLDERS AND REDMAN STOCKHOLDERS.................    58
  Amendments to Charter...............................................................    58
  By-laws.............................................................................    58
  Board Classification................................................................    58
  Removal of Directors................................................................    59
  Newly Created Directorship and Vacancies............................................    59
  Vote Required for Mergers...........................................................    60
  Anti-Takeover Provisions............................................................    60
  Dissenters' Rights..................................................................    61
  Limitation on Directors' Liability..................................................    61
  Indemnification.....................................................................    62
  Shareholder/Stockholder Meetings....................................................    62
  Action by Written Consent...........................................................    62
  Payment of Dividends................................................................    63
  Rights Plans........................................................................    63
DESCRIPTION OF CHAMPION CAPITAL STOCK.................................................    64
  General.............................................................................    64
  Champion Shares.....................................................................    64
  Champion Preferred Shares...........................................................    64
  Preferred Share Purchase Rights.....................................................    64
  Dividends...........................................................................    65
  Anti-takeover Effects of Provisions of Champion's By-laws...........................    65
LEGAL MATTERS.........................................................................    65
EXPERTS...............................................................................    65
OTHER MATTERS.........................................................................    66
PROPOSALS OF CHAMPION SHAREHOLDERS AND REDMAN STOCKHOLDERS............................    66
ANNEXES
  ANNEX A  MERGER AGREEMENT
  ANNEX B  OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
  ANNEX C  OPINION OF DILLON, READ & CO. INC.

     No person has been authorized to give any information or to make any representations in connection with the Merger or the other matters discussed in this Joint Proxy Statement and Prospectus other than those contained or incorporated by reference in this Joint Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized by Champion, Sub or Redman. This Joint Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement and Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Champion, Sub or Redman since the date of this Joint Proxy Statement and Prospectus or that the information contained herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

     Champion and Redman are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Champion can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     Champion has filed with the Commission the Registration Statement under the Securities Act with respect to the Champion Shares to be issued pursuant to the Merger Agreement. This Joint Proxy Statement and Prospectus constitutes the prospectus of Champion filed as part of the Registration Statement and does not contain all the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement and Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement and Prospectus:

           (1) Champion's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

           (2) Champion's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996 and June 29, 1996.

           (3) Champion's Current Report on Form 8-K dated August 21, 1996.

           (4) Champion's Current Report on Form 8-K/A dated July 9, 1996, amending Champion's Current Report on Form 8-K dated May 10, 1996.

           (5) Champion's Current Report on Form 8-K dated May 10, 1996.

           (6) Champion's Current Report on Form 8-K dated April 11, 1996.

           (7) Champion's Current Report on Form 8-K dated January 12, 1996.

           (8) The description of Champion Shares contained in Champion's Registration Statement on Form S-4 dated May 11, 1987, including any amendments or reports filed for the purpose of updating such description.

           (9) Redman's Annual Report on Form 10-K for the fiscal year ended March 29, 1996.

          (10) Redman's Quarterly Report on Form 10-Q for the quarter ended June 28, 1996.

          (11) Redman's Current Report on Form 8-K dated August 21, 1996.

     All documents and reports filed by Champion or Redman pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and Prospectus and prior to the date of the Champion Special Meeting and the Redman Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

     THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CHAMPION AND REDMAN WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF CHAMPION SHARES OR REDMAN SHARES, TO WHOM THIS JOINT PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS RELATING TO CHAMPION SHOULD BE DIRECTED TO GENERAL COUNSEL, CHAMPION ENTERPRISES, INC., 2701 UNIVERSITY DRIVE, SUITE 320, AUBURN HILLS, MICHIGAN 48326, TELEPHONE NUMBER
(810) 340-9090, AND REQUESTS FOR SUCH DOCUMENTS RELATING TO REDMAN SHOULD BE DIRECTED TO GENERAL COUNSEL, REDMAN INDUSTRIES, INC., 2550 WALNUT HILL LANE, SUITE 200, DALLAS, TEXAS 75229, TELEPHONE NUMBER (214) 353-3600. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENT, REQUESTS SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE CHAMPION SPECIAL MEETING AND THE REDMAN SPECIAL MEETING.

     All information contained in this Joint Proxy Statement and Prospectus relating to Redman and its subsidiaries has been supplied by Redman and all information relating to Champion and its subsidiaries has been supplied by Champion.

                SUMMARY OF JOINT PROXY STATEMENT AND PROSPECTUS

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement and Prospectus, including the Annexes hereto, which are a part of this Joint Proxy Statement and Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement and Prospectus. Stockholders are encouraged to read carefully all of the information contained in the Joint Proxy Statement and Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement and Prospectus.

THE COMPANIES

CHAMPION......................   Champion is one of the fastest growing
                                 companies in the manufactured housing industry and is the second largest producer in the United States. The company operates 31 manufactured housing facilities and is represented by independent dealers at over 2,000 retail locations throughout the United
                                 States and western Canada. Champion also produces commercial buses through its subsidiary Champion Motor Coach, Inc. Champion sold 29,398 homes in 1995, of which 56 percent were multi-section homes. The company has nearly 6,000 employees in the U.S. and western
                                 Canada. The principal executive offices of Champion are located at 2701 University Drive,
                                 Suite 320, Auburn Hills, Michigan 48326, and its telephone number is (810) 340-9090. See
                                 "AVAILABLE INFORMATION" and "INCORPORATION OF
                                 CERTAIN DOCUMENTS BY REFERENCE."

REDMAN........................   Redman is the third largest producer of
                                 manufactured homes in the United States, operating 18 manufactured housing facilities and selling homes through independent dealers at more than 1,400 retail locations in 40 states. Redman sold 24,557 homes during fiscal year 1996, of which 53 percent were multi-section homes. It has over 4,000 employees nationwide. The principal executive offices of Redman are located at 2550 Walnut
                                 Hill Lane, Suite 200, Dallas, Texas 75229, and its telephone number is (214) 353-3600. See
                                 "AVAILABLE INFORMATION" and "INCORPORATION OF
                                 CERTAIN DOCUMENTS BY REFERENCE."

RHI ACQUISITION CORP..........   Sub was incorporated in Delaware on August 13,
                                 1996 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 2701
                                 University Drive, Suite 320, Auburn Hills,
                                 Michigan 48326, and its telephone number is
                                 (810) 340-9090.

TRADING MARKETS...............   Champion Shares are traded on the NYSE under
                                 the symbol "CHB" and Redman Shares are traded on Nasdaq under the symbol "RDMN." The last reported sale prices of Champion Shares and Redman Shares on August 13, 1996, the last trading day prior to the public announcement that Champion and Redman were discussing the possibility of a merger at an exchange ratio of
                                 1.24 Champion Shares for each Redman Share, were $19 7/8 per

                                 Champion Share, as reported on the NYSE
                                 Composite Transactions Tape, and $23 3/16 per Redman Share, as reported on Nasdaq. The last reported sale prices of Champion Shares and Redman Shares on August 19, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement, were
                                 $21 5/8 per Champion Share, as reported on the NYSE Composite Transactions Tape and $25 3/4 per Redman Share, as reported on Nasdaq. The last reported sale prices of Champion Shares and Redman Shares on September 23, 1996, the latest practicable trading day prior to the printing of this Joint Proxy Statement and
                                 Prospectus, were $     per Champion Share, as
                                 reported on the NYSE Composite Transactions
                                 Tape and $     per Redman Share, as reported on
                                 Nasdaq. See "-- Market Price and Dividends."

THE CHAMPION SPECIAL MEETING

TIME, DATE AND PLACE..........   The Champion Special Meeting will be held on
                                 October 24, 1996 at 10:00 a.m., local time, at the Hampton Inn, 1461 North Opdyke Road, Auburn
                                 Hills, Michigan 48326. See "THE CHAMPION
                                 SPECIAL MEETING -- General."

PURPOSE OF THE MEETING........   Champion shareholders will consider and vote
                                 upon a proposal to approve the Share Issuance.
                                 See "THE CHAMPION SPECIAL MEETING -- Purpose of the Champion Special Meeting."

RECORD DATE...................   Champion shareholders of record at the close of
                                 business on September 23, 1996 (the "Champion
                                 Record Date") are entitled to notice of and to vote at the Champion Special Meeting. See "THE
                                 CHAMPION SPECIAL MEETING -- Record Date; Shares
                                 Outstanding."

VOTING RIGHTS.................   Each Champion Share is entitled to one vote
                                 with respect to all matters presented at the Champion Special Meeting. See "THE CHAMPION
                                 SPECIAL MEETING -- Voting at the Champion
                                 Special Meeting."

VOTE REQUIRED.................   Approval of the Share Issuance requires the
                                 affirmative vote of a majority of the total votes cast by Champion shareholders with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding
                                 Champion Shares entitled to vote on the Share
                                 Issuance. Consummation of the Merger is
                                 conditioned upon, among other things, the approval of the Share Issuance by Champion shareholders. See "THE CHAMPION SPECIAL MEETING
                                 -- Voting at the Champion Special Meeting."

SHARE OWNERSHIP OF
MANAGEMENT....................   At the close of business on the Champion Record
                                 Date, directors and executive officers of
                                 Champion and their affiliates were the owners
                                 of an aggregate of           Champion Shares
                                 (approximately      % of the outstanding
                                 shares) and held options to purchase an
                                 aggregate of             Champion Shares. All
                                 directors and executive officers of Champion
                                 are expected to vote, or cause to be voted, all
                                 shares over which they exercise voting control
                                 (approximately      % of the outstanding
                                 shares) FOR the
                                 approval of the Share Issuance. See "THE
                                 CHAMPION SPECIAL MEETING -- Record Date; Shares
                                 Outstanding."

REVOCABILITY OF PROXY.........   Any Champion shareholder who executes and
                                 returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Secretary of Champion, at or before the Champion Special Meeting, a written notice of revocation bearing a later date than the proxy,
                                 (ii) duly executing a subsequent proxy relating to the same Champion Shares and delivering it to the Secretary of Champion at or before the Champion Special Meeting or (iii) attending the
                                 Champion Special Meeting and voting in person by ballot. Attendance at the Champion Special
                                 Meeting will not in and of itself constitute revocation of a proxy. See "THE CHAMPION
                                 SPECIAL MEETING -- Voting at the Champion
                                 Special Meeting."

THE REDMAN SPECIAL MEETING

TIME, DATE AND PLACE..........   The Redman Special Meeting will be held on
                                 October 24, 1996 at 10:00 a.m., local time, at the offices of Redman, 2550 Walnut Hill Lane,
                                 Suite 200, Dallas, Texas 75229. See "THE REDMAN
                                 SPECIAL MEETING -- General."

PURPOSE OF THE MEETING........   Redman stockholders will consider and vote upon
                                 a proposal to approve and adopt the Merger
                                 Agreement and the transactions contemplated thereby. See "THE REDMAN SPECIAL MEETING --
                                 Purpose of the Redman Special Meeting."

RECORD DATE...................   Redman stockholders of record at the close of
                                 business on September 23, 1996 (the "Redman
                                 Record Date") are entitled to notice of and to vote at the Redman Special Meeting. See "THE
                                 REDMAN SPECIAL MEETING -- Record Date; Shares
                                 Outstanding."

VOTING RIGHTS.................   Each Redman Share is entitled to one vote with
                                 respect to all matters presented at the Redman
                                 Special Meeting. See "THE REDMAN SPECIAL
                                 MEETING -- Voting at the Redman Special
                                 Meeting."

VOTE REQUIRED.................   The affirmative vote of holders of a majority
                                 of the outstanding Redman Shares entitled to vote is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Consummation of the
                                 Merger is conditioned upon, among other things, the approval and adoption of the Merger
                                 Agreement by Redman stockholders. See "THE
                                 REDMAN SPECIAL MEETING -- Voting at the Redman
                                 Special Meeting."

SHARE OWNERSHIP OF
MANAGEMENT....................   At the close of business on the Redman Record
                                 Date, directors and executive officers of
                                 Redman and their affiliates were the owners of
                                 an aggregate of           Redman Shares
                                 (approximately      % of the outstanding
                                 shares) and held options to purchase an
                                 aggregate of                Redman Shares. All
                                 directors and executive officers of Redman are
                                 expected to vote, or cause to be voted, all
                                 shares over which they exercise voting control
                                 (approximately   % of the outstanding shares)
                                 FOR the approval and adoption of the

                                 Merger Agreement. See "THE REDMAN SPECIAL
                                 MEETING -- Record Date; Shares Outstanding."

REVOCABILITY OF PROXY.........   Any Redman stockholder who executes and returns
                                 a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of Redman prior to the Redman Special Meeting,
                                 (ii) presenting another executed proxy with a subsequent date or (iii) attending and voting in person at the Redman Special Meeting.
                                 Attendance at the Redman Special Meeting will not in and of itself constitute revocation of a proxy. See "THE REDMAN SPECIAL MEETING --
                                 Voting at the Redman Special Meeting."

THE PROPOSED MERGER

GENERAL.......................   Upon the terms and subject to the conditions of
                                 the Merger Agreement, Sub will be merged with and into Redman, and Redman will become a wholly owned subsidiary of Champion. See "THE
                                 PROPOSED MERGER -- General."

EFFECTIVE TIME................   The Merger will become effective upon the
                                 execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware
                                 General Corporation Law or at such subsequent date or time as shall be agreed by Champion and Redman and be specified in the Certificate of Merger (the "Effective Time"). The Merger will be effective on a date (the "Closing Date") to be specified by the parties to the Merger
                                 Agreement, which will be no later than two business days after satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement. See "TERMS OF THE MERGER --
                                 The Merger; Effective Time."

CONVERSION OF SHARES..........   In the Merger, each Redman Share issued and
                                 outstanding immediately prior to the Effective
                                 Time (except as otherwise provided in the Merger Agreement) will be converted into the right to receive 1.24 Champion Shares. See
                                 "TERMS OF THE MERGER -- Conversion of
                                 Securities."

OPTIONS.......................   At the Effective Time, each Redman Option
                                 granted under the Redman Option Plans which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire Redman Shares and will be adjusted into an Adjusted Option to purchase a number of Champion Shares equal to the product of (a) the number of Redman Shares subject to the Redman
                                 Option and (b) the Exchange Ratio, at an exercise price equal to (x) the exercise price per Redman Share under the Redman Option divided by (y) the Exchange Ratio, and otherwise subject to the terms of the applicable Redman Option Plan and the agreements evidencing grants thereunder. Each
                                 Redman Option shall become immediately
                                 exercisable upon consummation of the Merger
                                 (subject, in the case of any incentive stock options, to the consent of the holders thereof). See "TERMS OF THE MERGER -- Options."

FRACTIONAL INTERESTS..........   Fractional interests of Champion Shares will
                                 not be issued in the Merger. Redman
                                 stockholders will be paid cash in lieu of such fractional interests. See "TERMS OF THE MERGER
                                 -- No Fractional Shares."

RECOMMENDATION OF THE BOARD OF
DIRECTORS OF CHAMPION AND
CHAMPION'S REASONS FOR THE
MERGER........................   The Champion Board has reviewed the Merger
                                 Agreement and the transactions contemplated thereby, and Donaldson, Lufkin & Jenrette
                                 Securities Corporation ("DLJ"), financial advisor to Champion, has delivered its written opinion, dated August 19, 1996, to the Champion
                                 Board (the "DLJ Opinion") to the effect that, as of such date and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio is fair to Champion from a financial point of view. A copy of the DLJ Opinion is attached hereto as Annex B. Champion shareholders are urged to read the DLJ Opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The Champion Board has reviewed the terms and conditions of the Merger
                                 Agreement and considered certain factors, including the DLJ Opinion. After consideration of each of these factors, the Champion Board unanimously concluded that the Merger is fair to and in the best interests of Champion and its shareholders and unanimously approved the Merger Agreement. THE CHAMPION BOARD
                                 UNANIMOUSLY RECOMMENDS THAT CHAMPION
                                 SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF
                                 THE SHARE ISSUANCE AT THE CHAMPION SPECIAL
                                 MEETING. See "THE PROPOSED MERGER --
                                 Recommendation of the Board of Directors of Champion and Champion's Reasons for the Merger."

RECOMMENDATION OF THE BOARD OF
DIRECTORS OF REDMAN AND
REDMAN'S REASONS FOR THE
MERGER........................   The Redman Board has reviewed the Merger
                                 Agreement and the transactions contemplated thereby, and Dillon, Read & Co. Inc. ("Dillon
                                 Read") has delivered its written opinion dated
                                 August 19, 1996 to the Redman Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair to Redman stockholders from a financial point of view.
                                 The full text of the Dillon Read written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the accompanying Joint
                                 Proxy Statement and Prospectus and should be read carefully in its entirety. The Redman
                                 Board has reviewed the terms and conditions of the Merger Agreement and considered certain factors, including the opinion of Dillon Read.
                                 After consideration of each of these factors, the Redman Board unanimously concluded that the Merger is in the best interests of Redman's stockholders and unanimously approved the
                                 Merger Agreement. THE REDMAN BOARD UNANIMOUSLY
                                 RECOMMENDS THAT REDMAN STOCKHOLDERS VOTE IN
                                 FAVOR OF THE APPROVAL AND ADOPTION OF THE
                                 MERGER AGREEMENT AND THE TRANSACTIONS
                                 CONTEMPLATED THEREBY AT THE REDMAN SPECIAL
                                 MEETING. See

                                 "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Redman and Redman's Reasons for the Merger."

                                 A member of the Redman Board was unable to attend meetings at which the Merger Agreement was considered because of a medical condition. Accordingly, all references in this Joint Proxy Statement and Prospectus to the unanimous approval or recommendation of the Redman Board with respect to the Merger Agreement shall mean that all members of the Redman Board, other than such member of the Redman Board, concurred in such approval or recommendation. See "THE PROPOSED MERGER -- Recommendations of the Board of Directors of Redman and Redman's Reasons for the Merger."

OPINIONS OF FINANCIAL
ADVISORS......................   DLJ has delivered the DLJ Opinion to the
                                 Champion Board to the effect that, as of the date of such opinion and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio is fair to Champion from a financial point of view. A copy of the DLJ
                                 Opinion is attached hereto as Annex B. Champion shareholders are urged to read the DLJ Opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. See "THE
                                 PROPOSED MERGER -- Opinion of Financial Advisor to Champion." Dillon Read has delivered its written opinion dated August 19, 1996 to the Redman Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair to Redman stockholders from a financial point of view. See "THE PROPOSED MERGER --
                                 Opinion of Financial Advisor to Redman." The full text of the Dillon Read written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the accompanying Joint
                                 Proxy Statement and Prospectus and should be read carefully in its entirety.

INTERESTS OF CERTAIN PERSONS
IN THE MERGER.................   Redman stockholders should be aware that
                                 certain directors and members of management of Redman may be deemed to have an interest in the Merger in addition to their interests as Redman stockholders. The Redman Board and the Champion
                                 Board were aware of these interests and
                                 considered them, among other matters, in approving the Merger Agreement and in recommending the Merger Agreement for stockholder approval. See "THE PROPOSED MERGER
                                 -- Interests of Certain Persons in the Merger."

NEW DIRECTORS OF CHAMPION.....   Champion has agreed to create two additional
                                 seats on the Champion Board and to cause Thomas
                                 W. Sturgess, Chairman of Redman, and another director of Redman to be elected to the Champion Board. For a period of two years following the Effective Time, Champion has agreed to take, or cause to be taken, all action necessary to nominate Mr. Sturgess and such other director of Redman to the Champion
                                 Board and, in accordance with its normal solicitation efforts, solicit proxies for their election to the Champion Board. See "NEW
                                 DIRECTORS OF CHAMPION."

CONDITIONS TO THE MERGER......   The respective obligations of each party to
                                 effect the Merger are subject to the
                                 satisfaction at or prior to the Effective Time of a number of conditions, including, without limitation, the approval of the Merger
                                 Agreement and the transactions contemplated thereby by the requisite vote of Redman stockholders at the Redman Special Meeting, the approval of the Share Issuance by the requisite vote of Champion shareholders at the Champion
                                 Special Meeting and the expiration or
                                 termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust
                                 Improvements Act of 1976, as amended (the "HSR
                                 Act"). The waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York
                                 City time, on September 26, 1996. See "TERMS OF
                                 THE MERGER -- Conditions to the Merger" and "--
                                 Regulatory Approvals."

REGULATORY APPROVALS..........   Other than the expiration or termination of the
                                 relevant waiting period under the HSR Act, there are no regulatory approvals required by any governmental authorities to consummate the Merger.

TERMINATION; EXPENSES.........   Notwithstanding the approval of the Share
                                 Issuance by Champion shareholders or the approval and adoption of the Merger Agreement by Redman stockholders, under certain circumstances, the Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time. See "TERMS OF THE MERGER --
                                 Termination." If Champion shareholders or
                                 Redman stockholders do not approve the Merger
                                 Agreement, upon termination of the Merger
                                 Agreement such party may be required to
                                 reimburse reasonable documented out-of-pocket expenses, not to exceed $2 million, incurred by the other party in connection with the transactions contemplated in the Merger
                                 Agreement. Under certain circumstances upon termination of the Merger Agreement, a termination fee of $9.1 million, plus reasonable documented out-of-pocket expenses incurred in connection with the transactions contemplated in the Merger Agreement, may be required to be paid by either party. See "TERMS
                                 OF THE MERGER -- Expenses" and "-- Termination
                                 Fee."

ACCOUNTING TREATMENT..........   It is intended that the Merger will be
                                 accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. See "TERMS OF THE MERGER --
                                 Accounting Treatment."

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER....   The Merger is intended to qualify as a
                                 reorganization within the meaning of Section
                                 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Redman's obligation to effect the Merger is conditioned on the delivery of an opinion from Weil, Gotshal &
                                 Manges LLP, counsel to Redman, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Redman stockholders upon the receipt of Champion Shares in exchange for their Redman
                                 Shares in connection with the Merger (except with respect to cash received in lieu of fractional

                                 Champion Shares). Each stockholder is urged to consult such stockholder's tax advisors as to the tax consequences of the Merger to the stockholder under federal, state, local or any other applicable law after taking into account the stockholder's particular tax status and attributes. See "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

NYSE LISTING..................   Champion has agreed to use its reasonable
                                 efforts to cause the Champion Shares to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. See "TERMS OF THE MERGER --
                                 NYSE Listing" and "TERMS OF THE MERGER --
                                 Conditions to the Merger."

ABSENCE OF APPRAISAL RIGHTS...   Under the Michigan Business Corporation Act,
                                 Champion shareholders will not be entitled to any appraisal rights in connection with the Share Issuance. Under the Delaware General
                                 Corporation Law, Redman stockholders will not be entitled to any appraisal rights in connection with the Merger Agreement and the transactions contemplated thereby. See "TERMS
                                 OF THE MERGER -- Absence of Appraisal Rights."

COMPARISON OF RIGHTS OF REDMAN
STOCKHOLDERS AND CHAMPION
SHAREHOLDERS..................   Upon consummation of the Merger, Redman
                                 stockholders will become Champion shareholders.
                                 There are differences between the rights of Redman stockholders and the rights of Champion shareholders. These differences result from (i) differences between Delaware and Michigan law, and (ii) differences between the governing instruments of Redman and Champion. For a summary of certain differences between the rights of Redman stockholders and the rights of Champion shareholders, see "COMPARISON OF
                                 RIGHTS OF CHAMPION SHAREHOLDERS AND REDMAN
                                 STOCKHOLDERS."

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHAMPION

     The following selected financial information of Champion for the fiscal years ended December 30, 1995, December 31, 1994, January 1, 1994, February 28, 1992 and March 1, 1991, and the 44 week period ended January 1, 1993, have been derived from the audited consolidated financial statements of Champion. The selected financial information of Champion for the six months ended June 29, 1996 and July 1, 1995 have been derived from Champion's unaudited interim financial statements. The selected financial information for the fiscal years ended January 1, 1993 and December 27, 1991 have been derived from Champion's unaudited consolidated financial statements for the respective periods. Such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that Champion considers necessary for a fair presentation of the financial position and the results of operations for such periods.

     The selected financial information of Champion also reflects the effects of the following material business combinations from the respective dates of acquisition. Dutch Housing, Inc. was acquired effective January 28, 1994. Chandeleur Homes, Inc. and Crest Ridge Homes, Inc. were acquired effective February 3, 1995. Grand Manor, Inc. was acquired effective March 29, 1996. Homes of Legend, Inc. was acquired effective April 26, 1996.

     The selected financial information of Champion should be read in conjunction with the other financial information, including the notes thereto, contained herein and incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                   SIX MONTHS ENDED                      FISCAL YEARS ENDED
                                                  -------------------   ----------------------------------------------------
                                                  JUNE 29,   JULY 1,    DEC. 30,   DEC. 31,   JAN. 1,    JAN. 1,    DEC. 27,
(IN THOUSANDS, EXCEPT PER SHARE DATA)               1996       1995       1995       1994       1994       1993       1991
                                                  --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Net sales.......................................  $449,608   $376,917   $797,871   $585,574   $328,326   $260,499   $236,800
Income (loss) from continuing operations........    19,554     14,504     32,250     25,190     11,183      5,462     (1,950)
Net income (loss)...............................    19,554     14,504     32,250     27,098     11,183      2,869     (3,438)
Per share data(1):
  Income (loss) from continuing operations......      0.59       0.46       1.01       0.82       0.38       0.19      (0.07)
  Net income (loss).............................  $   0.59   $   0.46   $   1.01   $   0.88   $   0.38   $   0.10   $  (0.13)
Weighted average shares outstanding(1)..........    33,126     31,558     31,926     30,932     29,108     28,376     27,116
BALANCE SHEET DATA:
Working capital.................................  $(10,658)  $ (5,780)  $  3,986   $ 18,753   $ 31,969   $ 21,945   $ 16,472
Total assets....................................   323,788    238,608    235,939    171,230     94,912     76,146     81,884
Long-term liabilities...........................    32,612     24,679     18,349     12,857      6,880      5,868     11,261
Shareholders' equity............................  $134,124   $ 94,306   $113,103   $ 79,294   $ 45,922   $ 34,037   $ 31,157

                                                                                                FISCAL YEARS ENDED
                                                                         44 WEEKS ENDED    -----------------------------
                                                                          JAN. 1, 1993     FEB. 28, 1992    MAR. 1, 1991
                                                                         --------------    -------------    ------------
INCOME STATEMENT DATA:
Net sales..............................................................     $226,435         $ 236,385        $246,840
Income from continuing operations......................................        4,821               804           1,591
Net income (loss)......................................................        2,811              (615)         (1,781)
Per share data(1):
  Income from continuing operations....................................         0.17              0.03            0.05
  Net income (loss)....................................................     $   0.10         $   (0.02)       $  (0.07)
Weighted average shares outstanding(1).................................       28,176            27,816          27,176
BALANCE SHEET DATA:
Working capital........................................................     $ 21,945         $  17,504        $ 15,456
Total assets...........................................................       76,146            81,293          84,878
Long-term liabilities..................................................        5,868            10,740          12,447
Shareholders' equity...................................................     $ 34,037         $  31,355        $ 31,964

     The following selected financial information of Champion for the six months ended June 29, 1996 and July 1, 1995, and the year ended December 30, 1995 have been derived from Champion's pro forma financial statements which include Champion's historical results combined with the historical results for the comparable periods of Homes of Legend, Inc. which was acquired effective April 26, 1996 and Grand Manor, Inc. which was acquired effective March 29, 1996 (together, the "1996 Acquisitions"), together with resulting pro forma adjustments. The income statement data assumes that the acquisitions had taken place at the beginning of the periods presented.

CHAMPION ENTERPRISES, INC.
(Based on pro forma results which includes 1996 Acquisitions)

                                                                                 SIX MONTHS ENDED
                                                                           -----------------------------     YEAR ENDED
                                                                           JUNE 29, 1996    JULY 1, 1995    DEC. 30, 1995
                                                                           -------------    ------------    -------------
INCOME STATEMENT DATA:
Net sales................................................................    $ 483,219        $417,350        $ 889,672
Income from continuing operations........................................       20,390          14,897           33,984
Net income...............................................................       20,390          14,897           33,984
Per share data(1):
  Income from continuing operations......................................         0.62            0.47             1.06
  Net income.............................................................    $    0.62        $   0.47        $    1.06
Weighted average shares outstanding(1)...................................       33,141          31,573           31,956

- -------------------------
(1) Weighted average shares outstanding and per share amounts adjusted to reflect two-for-one stock splits effected May 31, 1996 and May 30, 1995.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF REDMAN

     The following selected financial information for each of the fiscal years in the five year period ended March 29, 1996 has been derived from the audited consolidated financial statements of Redman. The selected financial data for the three month periods ended June 28, 1996 and June 30, 1995 are derived from Redman's unaudited interim consolidated financial statements. Such unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that Redman considers necessary for a fair presentation of the financial position and the results of operations for such periods. The following selected financial information should be read in conjunction with the audited and unaudited consolidated financial statements of Redman, including the notes thereto, incorporated herein by reference and the Unaudited Pro Forma Combined Financial Information appearing elsewhere in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                          THREE MONTH ENDED                           FISCAL YEARS ENDED
                                         --------------------    -------------------------------------------------------------
                                         JUNE 28,    JUNE 30,    MARCH 29,    MARCH 31,    APRIL 1,     APRIL 2,     APRIL 3,
(IN THOUSANDS, EXCEPT PER SHARE DATA)      1996        1995        1996         1995         1994         1993         1992
                                         --------    --------    ---------    ---------    ---------    ---------    ---------
INCOME STATEMENT DATA:
Net sales.............................   $172,000    $157,804    $613,855     $557,973     $443,056     $365,023     $289,414
Income (loss) from continuing
  operations before extraordinary
  items...............................      7,347       6,058      24,035       19,940        7,768          732       (2,743)
Net income (loss).....................      7,347       6,058      24,035       19,940        1,784          841       (2,801)
Per share data(1):
  Income (loss) from continuing
    operations before extraordinary
    items.............................       0.54        0.42        1.69         1.38         0.70         0.10        (0.36)
  Net income (loss)...................   $   0.54    $   0.42    $   1.69     $   1.38     $   0.16     $   0.11     $  (0.36)
Weighted average shares
  outstanding(1)......................     13,606      14,345      14,185       14,490       11,166        7,616        7,714
BALANCE SHEET DATA:
Working capital(2)....................   $ 23,915    $ 21,168    $ 22,447     $ 17,784     $  3,077     $ (2,872)    $   (894)
Total assets..........................    173,616     151,842     156,468      140,892      118,414      108,352      111,699
Long-term liabilities.................     20,852      18,568      22,544       20,108       20,967       67,924       76,461
Stockholders' equity (deficit)........   $ 69,975    $ 59,535    $ 63,039     $ 53,972     $ 35,819     $(11,721)    $(13,435)

- -------------------------
(1) Weighted average shares outstanding and per share amounts adjusted to reflect 100% stock dividend effected March 8, 1996.

(2) Excludes net assets of discontinued operations.

        SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF CHAMPION

     The following table sets forth selected unaudited pro forma combined financial data for Champion for each of the fiscal years in the three year period ended December 30, 1995 and for the six month periods ended June 29, 1996 and July 1, 1995, which are presented to reflect the estimated impact of the Merger on the historical consolidated financial statements of Champion, on the basis of pooling-of-interests accounting. The related estimated total number of shares of additional Champion common stock included in the computation of weighted average shares outstanding is 17 million, consisting of 16.5 million shares estimated to be issued to effect the Merger and an additional 0.5 million shares (determined by applying the treasury stock method to the approximately 810,000 Champion Shares issuable upon exercise of outstanding stock options of Redman). The income statement data assume that the Merger had been consummated at the beginning of the periods presented and the balance sheet data assume that the Merger had been consummated on the related balance sheet date. The selected unaudited pro forma combined financial data do not reflect any cost savings and other benefits anticipated by Champion's and Redman's management as a result of the Merger. However, the selected unaudited pro forma combined balance sheet data reflect non-recurring, direct costs of the Merger, currently estimated to be approximately $20 to $25 million. See note (1) below.
     The selected unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of Champion's future results of operations or financial position.
     Due to the different fiscal year ends of Champion and Redman, Redman's results for the three months ended March 29, 1996 are included in the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 29, 1996 and for the year ended December 30, 1995. Similarly, Redman's results for the three months ended March 31, 1995 are included in the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended July 1, 1995 and for the year ended December 31, 1994.
     The selected unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of Champion and Redman and the Unaudited Pro Forma Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "TERMS OF THE MERGER -- Accounting Treatment," and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     SIX MONTHS ENDED             FISCAL YEARS ENDED
                                                                    -------------------   ----------------------------------
 PRO FORMA COMBINED FINANCIAL DATA (BASED ON CHAMPION HISTORICAL    JUNE 29,   JULY 1,     DEC. 30,     DEC. 31,    JAN. 1,
 RESULTS):                                                            1996       1995        1995         1994        1994
- ------------------------------------------------------------------  --------   --------   ----------   ----------   --------
PRO FORMA COMBINED INCOME STATEMENT DATA(1):
Net sales.........................................................  $771,390   $673,436   $1,411,726   $1,143,547   $771,382
Income from continuing operations.................................    32,888     25,593       56,285       45,130     18,951
Income from continuing operations (per share)(2)..................      0.66       0.53         1.15         0.94       0.41
Weighted average shares outstanding(2)............................    50,126     48,558       48,926       47,932     46,108
PRO FORMA COMBINED BALANCE SHEET DATA(1):
Working capital...................................................  $ (3,543)
Total assets......................................................   503,104
Long-term liabilities.............................................    53,464
Shareholders' equity..............................................   187,299
PRO FORMA COMBINED FINANCIAL DATA (BASED ON CHAMPION PRO FORMA RESULTS WHICH INCLUDES 1996 ACQUISITIONS):
PRO FORMA COMBINED INCOME STATEMENT DATA(1):
Net sales.........................................................  $805,001   $713,869   $1,503,527
Income from continuing operations.................................    33,724     25,986       58,019
Income from continuing operations (per share)(2)..................      0.67       0.53         1.19
Weighted average shares outstanding(2)............................    50,141     48,573       48,956

- -------------------------
(1) In connection with the Merger, Champion expects to record charges to operations, currently estimated to be approximately $20 to $25 million, in the quarter ending December 28, 1996, the quarter in which the Merger is expected to be consummated. These charges are non-recurring, direct costs of the Merger, of which approximately 40% are investment banking, legal and accounting fees, approximately 25% are reserves against costs triggered by change in control provisions contained in employment agreements with certain executives of Redman, and the remainder are other costs associated with combining and realigning the operations of the two companies. These charges are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income because they are non-recurring costs directly associated with the Merger. An estimated pretax charge of $22.5 million (the midpoint of the range of estimated costs), $17.1 million on an after tax basis, is reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet. This estimated non-recurring charge is a preliminary estimate only and therefore is subject to change. Although Champion currently has no plans to terminate any members of Redman's current management, Champion believes that it is necessary to reserve against severance costs because the change in control provisions contained in employment agreements of certain executives of Redman allow such persons to voluntarily terminate their employment and receive severance payments.

(2) Weighted average shares outstanding and per share amounts adjusted to reflect Champion's two-for-one stock splits effected May 31, 1996 and May 30, 1995 and an additional 17 million weighted average shares outstanding as a result of the Merger.

               COMPARATIVE PER SHARE DATA OF CHAMPION AND REDMAN

     The following table sets forth per share income from continuing operations before extraordinary items and per share book value for Champion and Redman on historical and pro forma combined bases. The pro forma per share income and per share book value data is presented using the pooling-of-interests method of accounting (which data are derived from the Unaudited Pro Forma Combined Financial Information appearing elsewhere herein), which give effect to the Merger as if the Merger had been consummated at the beginning of the periods presented. See "TERMS OF THE MERGER -- Accounting Treatment." Book value data for all pro forma presentations is based upon the number of outstanding Champion Shares, adjusted to include the 16.5 million Champion Shares estimated to be issued to effect the Merger. Pro forma combined per share income data is based on Champion's weighted average shares outstanding and an additional 17 million shares, consisting of 16.5 million shares estimated to be issued to effect the Merger and an additional 0.5 million shares (determined by applying the treasury stock method to the approximately 810,000 Champion Shares issuable upon exercise of outstanding stock options of Redman). The information set forth below should be read in conjunction with the historical consolidated financial statements of Champion and Redman and the Unaudited Pro Forma Combined Financial Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" and "TERMS OF THE MERGER -- Accounting Treatment."

     Due to the different fiscal year ends of Champion and Redman, Redman's results for the three months ended March 29, 1996 are included in Champion's Pro Forma Combined Per Share Income data for the six months ended June 29, 1996 and for the year ended December 30, 1995. Similarly, Redman's results for the three months ended March 31, 1995 are included in Champion's Pro Forma Combined Per Share Income data for the six months ended July 1, 1995 and for the year ended December 31, 1994.

     The pro forma data do not reflect any cost savings and other benefits anticipated by Champion's and Redman's management as a result of the Merger. However, the pro forma book value data reflects non-recurring, direct costs of the Merger, currently estimated to be approximately $22.5 million, which is the midpoint of the range of $20 to $25 million in estimated costs.

                                                                     SIX MONTHS ENDED              FISCAL YEARS ENDED
                                                                   --------------------    -----------------------------------
                                                                   JUNE 29,    JULY 1,     DEC. 30,     DEC. 31,      JAN. 1,
                   CHAMPION ENTERPRISES, INC.                        1996        1995        1995         1994         1994
- ----------------------------------------------------------------   --------    --------    ---------    ---------    ---------
Historical
  Income from continuing operations.............................    $ 0.59      $ 0.46       $1.01        $0.82        $0.38
  Book value....................................................    $ 4.33                   $3.70(1)
Pro Forma which includes 1996 Acquisitions
  Income from continuing operations.............................    $ 0.62      $ 0.47       $1.06
  Book value....................................................    $ 4.33                   $3.70(1)


                                                                    THREE MONTHS ENDED            FISCAL YEARS ENDED
                                                                   --------------------    -----------------------------------
                                                                   JUNE 28,    JUNE 30,    MARCH 29,    MARCH 31,    APRIL 1,
               HISTORICAL REDMAN INDUSTRIES, INC.                    1996        1995        1996         1995         1994
- ----------------------------------------------------------------   --------    --------    ---------    ---------    ---------
Income from continuing operations...............................    $ 0.54      $ 0.42       $1.69        $1.38        $0.70
Book value......................................................    $ 5.24                   $4.72

                                                                     SIX MONTHS ENDED              FISCAL YEARS ENDED
                                                                   --------------------    -----------------------------------
                                                                   JUNE 29,    JULY 1,     DEC. 30,     DEC. 31,      JAN. 1,
 PRO FORMA COMBINED PER SHARE OF CHAMPION ENTERPRISES, INC.(2)       1996        1995        1995         1994         1994
- ----------------------------------------------------------------   --------    --------    ---------    ---------    ---------
Based on Champion Historical Results
  Income from continuing operations.............................    $ 0.66      $ 0.53       $1.15        $0.94        $0.41
  Book value....................................................    $ 3.95                   $3.38
Based on Champion Pro Forma Results which includes 1996
  Acquisitions
  Income from continuing operations.............................    $ 0.67      $ 0.53       $1.19
  Book value....................................................    $ 3.95                   $3.38

                                                                     SIX MONTHS ENDED              FISCAL YEARS ENDED
                                                                   --------------------    -----------------------------------
           EQUIVALENT PRO FORMA COMBINED PER SHARE OF              JUNE 28,    JUNE 30,    MARCH 29,    MARCH 31,    APRIL 1,
                   REDMAN INDUSTRIES, INC.(3)                        1996        1995        1996         1995         1994
- ----------------------------------------------------------------   --------    --------    ---------    ---------    ---------
Based on Champion Historical Results
  Income from continuing operations.............................    $ 0.81      $ 0.65       $1.43        $1.17        $0.51
  Book value....................................................    $ 4.89                   $4.19
Based on Champion Pro Forma Results which includes 1996
  Acquisitions
  Income from continuing operations.............................    $ 0.83      $ 0.66       $1.47
  Book value....................................................    $ 4.89                   $4.19

- -------------------------
(1) Adjusted to reflect Champion's two-for-one stock split on May 31, 1996.

(2) In connection with the Merger, Champion expects to record charges to operations, currently estimated to be approximately $20 to $25 million, in the quarter ending December 28, 1996, the quarter in which the Merger is expected to be consummated. These charges are non-recurring, direct costs of the Merger, of which approximately 40% are investment banking, legal and accounting fees, approximately 25% are reserves against costs triggered by change in control provisions contained in employment agreements with certain executives of Redman, and the remainder are other costs associated with combining and realigning the operations of the two companies. These charges are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income because they are non-recurring costs directly associated with the Merger. An estimated pretax charge of $22.5 million (the midpoint of the range of estimated costs), $17.1 million on an after tax basis, is reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet. This estimated non-recurring charge is a preliminary estimate only and therefore is subject to change. Although Champion currently has no plans to terminate any members of Redman's current management, Champion believes that it is necessary to reserve against severance costs because the change in control provisions contained in employment agreements of certain executives of Redman allow such persons to voluntarily terminate their employment and receive severance payments.

(3) The equivalent pro forma combined per share of Redman amounts are calculated by multiplying the pro forma combined per share of Champion amounts by the exchange ratio of 1.24 Champion Shares for each Redman Share.

                           MARKET PRICE AND DIVIDENDS

     Champion Shares are listed and traded on the NYSE under the symbol "CHB." Redman Shares are traded on Nasdaq under the symbol "RDMN." The table below sets forth, for the quarters indicated, the high and low prices of Champion Shares, as reported on the NYSE Composite Transactions Tape, and the high and low prices for Redman Shares, as reported on Nasdaq. During the periods set forth below, no dividends were paid on Champion Shares or Redman Shares. Amounts for Champion Shares have been adjusted to reflect two-for-one stock splits on May 31, 1996 and May 30, 1995. Amounts for Redman Shares have been adjusted to reflect a 100% stock dividend paid on March 8, 1996.

                                                             CHAMPION             REDMAN
                                                          ---------------     ---------------
                                                           HIGH     LOW        HIGH     LOW
                                                          ------   ------     ------   ------
        1994:
             First Quarter..............................    7.00     4.38      13.25     8.25
             Second Quarter.............................    8.72     5.69       9.50     7.50
             Third Quarter..............................    9.90     6.67      10.38     7.88
             Fourth Quarter.............................   10.17     6.69       9.63     7.25
        1995:
             First Quarter..............................    9.75     6.75      10.38     7.88
             Second Quarter.............................    9.75     7.00      11.25     8.50
             Third Quarter..............................   10.31     7.50      13.63    10.50
             Fourth Quarter.............................   15.50     9.25      16.75    11.88
        1996:
             First Quarter..............................   15.50    11.88      21.00    14.75
             Second Quarter.............................   26.13    14.13      22.50    16.75
             Third Quarter (through September [23]).....   22.38    17.63      26.75    16.75

     Set forth below are the last reported sale prices of Champion Shares, as reported on the NYSE Composite Transactions Tape, and Redman Shares, as reported on Nasdaq, and the equivalent pro forma sale price of Redman Shares as determined by multiplying such last reported sale prices of Champion Shares by the Exchange Ratio of 1.24: (i) on August 13, 1996, the last trading day prior to the public announcement that Champion and Redman were discussing the possibility of a merger at an exchange ratio of 1.24 Champion Shares for each Redman Share and (ii) on August 19, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement.

                                                             AUGUST 13, 1996    AUGUST 19, 1996
                                                             ---------------    ---------------
        Champion Shares...................................        19.88              21.63
        Redman Shares.....................................        23.19              25.75
        Redman Equivalent.................................        24.65              26.82

     The last reported sale prices of Champion Shares and Redman Shares on September 23, 1996, the latest practicable trading day prior to the printing of
this Joint Proxy Statement and Prospectus, were $[     ] per Champion Share as
reported on the NYSE Composite Transactions Tape, and $[     ] per Redman Share
as reported on Nasdaq. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET
QUOTATIONS.

                          THE CHAMPION SPECIAL MEETING

GENERAL

     This Joint Proxy Statement and Prospectus is being furnished to Champion shareholders in connection with the solicitation of proxies by the Champion Board for use at the Champion Special Meeting. Each copy of this Joint Proxy Statement and Prospectus mailed to Champion shareholders is accompanied by a form of proxy for use at the Champion Special Meeting. The Champion Special Meeting is scheduled to be held on October 24, 1996, at 10:00 a.m., local time, at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan 48326.

     CHAMPION SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CHAMPION IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE CHAMPION SPECIAL MEETING

     At the Champion Special Meeting, Champion shareholders will be asked to consider and vote upon: (i) a proposal to approve the Share Issuance and (ii) the transaction of such other business as may properly come before the Champion Special Meeting. Because the number of Champion Shares to be issued in the Share Issuance will exceed 20% of the number of Champion Shares outstanding immediately prior to the consummation of the Merger, the rules of the NYSE require that Champion shareholders approve the Share Issuance.

     The Champion Board, based upon certain factors, including the DLJ Opinion, has concluded that the Merger is fair to and in the best interests of Champion and its shareholders and has unanimously approved the Merger Agreement. THE CHAMPION BOARD UNANIMOUSLY RECOMMENDS THAT CHAMPION SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE SHARE ISSUANCE AT THE CHAMPION SPECIAL MEETING. See "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Champion and Champion's Reasons for the Merger," "-- Opinion of Financial Advisor to Champion" and "-- Interests of Certain Persons in the Merger".

RECORD DATE; SHARES OUTSTANDING

     The close of business on September 23, 1996 has been fixed as the Champion Record Date for the determination of Champion shareholders entitled to notice of and to vote at the Champion Special Meeting. On the Champion Record Date, there
were             Champion Shares issued and outstanding held by approximately shareholders of record. All directors and executive officers of Champion are expected to vote, or cause to be voted, all Champion Shares over which they exercise voting control (an aggregate of Champion Shares or approximately % of the outstanding Champion Shares on the Champion Record Date) FOR the approval of the Share Issuance.

VOTING AT THE CHAMPION SPECIAL MEETING

     The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding Champion Shares entitled to vote at the Champion Special Meeting is necessary to constitute a quorum at the Champion Special Meeting.

     Approval of the Share Issuance requires the affirmative vote of a majority of the total votes cast by Champion shareholders with respect to the Share Issuance, provided that the total number of votes cast thereon represents more than 50% of the outstanding Champion Shares entitled to vote. The consummation of the Merger is conditioned upon, among other things, approval of the Share Issuance by Champion shareholders.

     Proxies will be voted as specified by Champion shareholders. If a Champion shareholder does not return a signed proxy, such shareholder's shares will not be voted. Champion shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. Each Champion shareholder shall be entitled to cast one vote per Champion Share on each matter to be voted upon at the Champion Special Meeting. If a Champion shareholder returns a signed proxy, but does not indicate how such shareholder's shares are to be voted, the Champion Shares represented by the proxy will be voted FOR the Share Issuance. The proxy also confers discretionary authority on the management of Champion to vote the Champion Shares represented thereby on any other matter that may properly arise at the Champion Special Meeting, including, but not limited to, consideration of a motion to adjourn or postpone the Champion Special Meeting to another time and/or place.

     Returning a signed proxy will not affect a Champion shareholder's right to attend the Champion Special Meeting and vote in person. Any Champion shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Secretary of Champion, at or before the Champion Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Champion at or before the Champion Special Meeting or (iii) attending the Champion Special Meeting and voting in person by ballot. Attendance at the Champion Special Meeting will not in and of itself constitute revocation of a proxy.

     As of the date of this Joint Proxy Statement and Prospectus, the Champion Board does not know of any other matters to be presented for action by Champion shareholders at the Champion Special Meeting. If, however, any other matters not now known are properly brought before the Champion Special Meeting, the management of Champion will vote the proxies upon the same according to their discretion and best judgment.

SOLICITATION OF PROXIES

     Pursuant to the Merger Agreement, the entire cost of Champion's solicitation of proxies will be borne by Champion, except that Champion and Redman will share equally all printing and filing fees. In addition to solicitation by use of the mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Champion has retained Morrow & Co., Inc., a proxy solicitation firm, for assistance in connection with the Champion Special Meeting at an estimated expense of approximately $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and Champion will reimburse them for expenses in so doing.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

     At the Champion Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs respecting a given proposal when a broker holding Champion Shares (or, in the case of the Redman Special Meeting, Redman Shares) in street name returns an executed proxy (or voting directions) which indicates that such broker does not have discretionary authority to vote on such proposal. Under the rules of the NYSE, brokers who hold Champion Shares as nominees will not have discretionary authority to vote such shares on the Share Issuance in the absence of specific instructions from the beneficial owners thereof.

     Abstentions and broker non-votes will not affect the outcome of the vote with respect to the proposal to approve the Share Issuance except to the extent that abstentions and broker non-votes cause the total votes cast to be less than a majority of the Champion Shares entitled to vote thereon.

ABSENCE OF APPRAISAL RIGHTS

     Under the Michigan Business Corporation Act, Champion shareholders will not be entitled to any appraisal rights in connection with the Share Issuance. See "TERMS OF THE MERGER -- Absence of Appraisal Rights."

                           THE REDMAN SPECIAL MEETING

GENERAL

     This Joint Proxy Statement and Prospectus is being furnished to Redman stockholders in connection with the solicitation of proxies by the Redman Board for use at the Redman Special Meeting. Each copy of this Joint Proxy Statement and Prospectus mailed to Redman stockholders is accompanied by a form of proxy for use at the Redman Special Meeting. The Redman Special Meeting is scheduled to be held on October 24, 1996, at 10:00 a.m. local time at the offices of Redman, 2550 Walnut Hill Lane, Suite 200, Dallas, Texas 75229.

     REDMAN STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO REDMAN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE REDMAN SPECIAL MEETING

     At the Redman Special Meeting, Redman stockholders will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) the transaction of such other business as may properly come before the Redman Special Meeting.

     The Redman Board, based upon certain factors, including the opinion of Dillon Read, has concluded that the Merger is fair to and in the best interests of Redman's stockholders and has approved the Merger Agreement. THE REDMAN BOARD RECOMMENDS THAT REDMAN STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE REDMAN SPECIAL MEETING. See "THE PROPOSED MERGER -- Recommendations of the Board of Directors of Redman and Redman's Reasons for the Merger," "-- Opinion of Financial Advisor to Redman" and "-- Interests of Certain Persons in the Merger."

RECORD DATE; SHARES OUTSTANDING

     The close of business on September 23, 1996 has been fixed as the Redman Record Date for the determination of Redman stockholders entitled to notice of and to vote at the Redman Special Meeting. On the Redman Record Date, there were
     Redman Shares issued and outstanding held by approximately stockholders of record. All directors and executive officers of Redman are expected to vote, or cause to be voted, all Redman Shares over which they
exercise voting control (an aggregate of      Redman Shares or approximately
     % of the shares outstanding on the Redman Record Date) FOR the approval and adoption of the Merger Agreement.

VOTING AT THE REDMAN SPECIAL MEETING

     The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding Redman Shares entitled to vote at the Redman Special Meeting is necessary to constitute a quorum at the Redman Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding Redman Shares entitled to vote is required for approval of the Merger Agreement and the transactions contemplated thereby. Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of a majority of the outstanding Redman Shares entitled to vote thereon.

     Proxies will be voted as specified by Redman stockholders. If a Redman stockholder does not return a signed proxy, such stockholder's shares will not be voted. Redman stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. Each Redman stockholder shall be entitled to cast one vote per Redman Share on each matter to be voted upon at the Redman Special Meeting. If a Redman stockholder returns a signed proxy, but does not indicate how such stockholder's shares are to be voted, the

Redman Shares represented by the proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The proxy also confers discretionary authority on the management of Redman to vote the Redman Shares represented thereby on any other matter that may properly arise at the Redman Special Meeting, including, but not limited to, consideration of a motion to adjourn or postpone the Redman Special Meeting to another time and/or place.

     Returning a signed proxy will not affect a stockholder's right to attend the Redman Special Meeting and vote in person. Any Redman stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of Redman prior to the Redman Special Meeting, (ii) presenting another executed proxy with a subsequent date or (iii) attending and voting in person at the Redman Special Meeting. Attendance at the Redman Special Meeting will not in and of itself constitute revocation of a proxy.

     As of the date of this Joint Proxy Statement and Prospectus, the Redman Board does not know of any other matters to be presented for action by Redman stockholders at the Redman Special Meeting. If, however, any other matters not now known are properly brought before the Redman Special Meeting, the management of Redman will vote the proxies upon the same according to their discretion and best judgment.

SOLICITATION OF PROXIES

     Pursuant to the Merger Agreement, the entire cost of Redman's solicitation of proxies will be borne by Redman, except that Champion and Redman will share equally all printing and filing fees. In addition to solicitation by use of the mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Redman has retained Georgeson & Company, Inc., a proxy solicitation firm, for assistance in connection with the Redman Special Meeting at an estimated expense of approximately $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and Redman will reimburse them for expenses in so doing.

EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES"

     At the Redman Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. In determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal because under the Delaware General Corporation Law approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding Redman Shares entitled to vote at the Redman Special Meeting.

ABSENCE OF APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, Redman stockholders will not be entitled to any appraisal rights in connection with the Merger Agreement and the transactions contemplated thereby. See "TERMS OF THE MERGER -- Absence of Appraisal Rights."

                              THE PROPOSED MERGER

GENERAL

     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Sub will merge with and into Redman, and Redman will become a wholly owned subsidiary of Champion. In the Merger, each outstanding Redman Share (except as otherwise provided in the Merger Agreement) will be converted into the right to receive 1.24 Champion Shares. Following consummation of the Merger, the registration of Redman Shares under the Exchange Act will be terminated and Redman will no longer be required to file periodic reports with the Commission. Champion will, however, continue to be subject to the reporting requirements of the Exchange Act and will continue to file periodic reports with the Commission.

BACKGROUND OF THE MERGER

     In 1992, early 1993 (before Redman's initial public offering) and in early 1995, representatives of Champion and Redman, including Walter R. Young, Jr., the Chairman, President and Chief Executive Officer of Champion, and Thomas W. Sturgess, the Chairman of Redman, discussed the possibility of a business combination between the two companies. No agreements were reached.

     On June 5, 1996, a representative of Dillon Read, Redman's financial advisor, met Mr. Young at an industry conference. The representative said that Mr. Sturgess had authorized her to discuss the possibility of a business combination between Champion and Redman in which Champion would issue Champion Shares to Redman stockholders in exchange for their Redman Shares. Mr. Young said that he would consider the matter.

     Messrs. Young and Sturgess and Champion's and Redman's financial advisors subsequently had conversations from time to time in which they discussed publicly available financial and other information regarding Champion and Redman.

     On July 3, 1996, Messrs. Young and Sturgess and Champion's and Redman's financial advisors met to discuss whether a basis existed to pursue discussions that might culminate in a stock-for-stock exchange transaction. The parties noted that any transaction would be subject to the satisfactory completion of due diligence and the approval of their respective boards. The parties discussed various issues, including structure and strategic and management issues.

     Messrs. Young and Sturgess and Champion's and Redman's financial advisors then continued their conversations from time to time regarding publicly available financial and other information.

     On August 1, 1996, Messrs. Young and Sturgess, other representatives of Champion and the financial advisors of Champion and Redman met to discuss the possible transaction. Champion and Redman executed a confidentiality agreement. The parties then discussed confidential information with regard to each of Champion and Redman and discussed valuation issues and possible exchange ratios. Based on the information available to them, and subject to due diligence, board approval and other conditions, Messrs. Young and Sturgess discussed the terms of a transaction, including a range of exchange ratios, the midpoint of which was
1.24 Champion Shares per Redman Share. On July 31, 1996, the closing price of the Champion Shares was $20 1/8 and the closing price of the Redman Shares was $20 3/4.

     On August 7, 1996, counsel for Champion distributed a proposed form of merger agreement and the parties thereafter discussed such agreement.

     On August 8, 1996, representatives of Champion, Redman and their respective financial advisors met to perform further due diligence with regard to each company. Additional due diligence was performed on subsequent dates.

     On August 14, 1996, Champion and Redman jointly issued a press release in which they stated that their managements had been discussing a possible strategic combination in which Redman would merge with Champion and each Redman Share would be converted into the right to receive Champion Shares at a fixed exchange ratio equal to 1.24 Champion Shares per each Redman Share. In the press release the companies also stated that the Boards of Directors of Champion and Redman had not met to consider the transaction and that there could be no assurances that an agreement would be executed or that any transaction would be consummated.

     On August 15, 1996, the Boards of Directors of Champion and Redman met independently to consider the proposed Merger. On August 19, 1996, the Boards of Directors of Champion and Redman independently met again, and both unanimously approved the proposed Merger Agreement and the transactions contemplated thereby. Champion and Redman executed the Merger Agreement later that evening and issued a press release announcing such execution early in the morning, August 20, 1996.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CHAMPION AND CHAMPION'S REASONS FOR THE MERGER

     The Champion Board, based upon certain factors listed below, including the DLJ Opinion, concluded that the Merger is fair to and in the best interests of Champion and its shareholders, unanimously approved the Merger Agreement and resolved to recommend that Champion shareholders approve the Share Issuance. In determining to approve the Merger Agreement and to recommend that Champion shareholders approve the Share Issuance, the Champion Board based its opinion as to the fairness of the transactions contemplated in the Merger Agreement upon consideration of the following factors:

       (i)   current industry, economic and market conditions;

       (ii) the DLJ Opinion, to the effect that, as of the date of such opinion and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to Champion from a financial point of view. See "Opinion of Financial Advisor to Champion";

       (iii) the financial condition, results of operations and cash flows of Champion and Redman, both on an historical and a prospective basis;

       (iv) the historical market prices and trading information with respect to Champion Shares and Redman Shares;

       (v) the terms and conditions of the Merger Agreement, including the requirement for Champion shareholder approval and the fees that would be payable upon termination under certain circumstances; and

       (vi) the ability to consummate the Merger as a pooling-of-interests under generally accepted accounting principles.

     The Champion Board believes that the Merger would provide growth and profit opportunities. The combined companies will be able to offer a broader array of products and services through a more geographically diverse sales base.

     The Champion Board also believes that the Merger will result in enhanced cash flow for the combined companies and will result in a stronger balance sheet. Excluding initial transaction costs, on a pro forma basis (See "Unaudited Pro Forma Combined Financial Information"), Redman's operations are accretive to Champion's earnings per share. In addition, there is potential for cost savings through, among other things, the elimination of duplicative costs. See "Plans for the Combined Company Following the Merger."

     There can be no assurances that the expected benefits of the Merger will be realized.

     The foregoing discussion of the factors and information considered by the Champion Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Champion Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     THE CHAMPION BOARD UNANIMOUSLY RECOMMENDS THAT CHAMPION SHAREHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE CHAMPION SPECIAL MEETING.

OPINION OF FINANCIAL ADVISOR TO CHAMPION

     In its role as financial advisor to Champion, DLJ was asked by Champion to render an opinion to the Champion Board as to the fairness to Champion, from a financial point of view, of the Exchange Ratio pursuant to the terms of the Agreement. On August 19, 1996, DLJ delivered the DLJ Opinion to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to Champion from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. CHAMPION SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR

ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

     The DLJ Opinion was prepared for the Champion Board and is directed only to the fairness of the Exchange Ratio to Champion from a financial point of view and does not constitute a recommendation to any Champion shareholder as to how such shareholder should vote at the Champion Special Meeting. DLJ was not retained as an advisor or agent to Champion shareholders or any other person, other than as an advisor to the Champion Board. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The DLJ Opinion does not constitute an opinion as to the price at which the Champion Shares will actually trade at any time. The Exchange Ratio was determined in arm's-length negotiations between Champion and Redman, in which negotiations DLJ advised Champion. No restrictions or limitations were imposed by Champion upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Champion and Redman, including information provided during discussions with their respective managements, which consisted of certain financial projections of Champion prepared by the management of Champion, certain financial projections of Redman prepared by the management of Redman and certain financial information of Champion and Redman on a combined basis prepared by the management of Champion. In addition, DLJ compared certain financial and securities data of Champion and Redman with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Champion Shares and Redman Shares, reviewed premiums paid in certain other selected business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Champion and Redman or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the managements of Champion and Redman of the limited operating synergies achievable as a result of the Merger and its discussion of such synergies with the respective managements of Champion and Redman. DLJ did not make any independent evaluation of the assets or liabilities of Champion or Redman, nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Champion and Redman as to the future operating and financial performance of Champion and Redman, respectively.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the presentation made by DLJ to the Champion Board at its August 15, 1996 board meeting.

     Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. DLJ reviewed the operating synergies contemplated to result from the Merger by combining the operations of Redman and Champion as projected by the managements of Redman and Champion. DLJ analyzed the pro forma effect of such operating synergies on net income and earnings per share for Champion. The analysis indicated that the pro forma earnings per share ("EPS") of Champion on a fully taxed basis, assuming the annual operating synergies contemplated to result from the Merger, would be higher in the fiscal years ending December 28, 1996 through December 30, 2000 than comparable projections for Champion as a stand-alone company during the same periods.

     Contribution Analysis. DLJ analyzed Champion's and Redman's relative contribution to the combined companies with respect to total revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT") and shareholders' equity. Its analysis was made for the actual fiscal year ended December 30, 1995, for the fiscal year ending December 28, 1996 based on actual results for the first six months of 1996 and the projected results (based on Champion and Redman management projections) for the final six months of 1996 and projected results for the fiscal year ending December 31, 1997 (based on Champion and Redman management projections). As a result of the Merger, current Champion shareholders will own approximately 64% of the Champion Shares after the Effective Time. This compares with Champion's contribution to the combined companies' pro forma results for the period ending December 31, 1996 (prior to taking into account any operating synergies which may result from the Merger) of approximately 60% of revenues, 62% of EBITDA, 62% of EBIT, and 66% of shareholders' equity.

     Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings and operating and financial ratios for Redman to the corresponding data and ratios of Champion and certain other companies whose securities are publicly traded (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which Champion and Redman operate. The Comparable Companies consisted of: Cavalier Homes, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Homes Corp., Schult Homes Corporation, Southern Energy Homes, Inc., and Skyline Corporation. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding minus Net Cash ("Net Cash" is defined as cash and cash equivalents less total debt, which for Redman was assumed to be $22.6 million, the amount outstanding at June 30, 1996)) as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months ("LTM"), growth rates of each of such items for the three most recent fiscal years and operating margins for the three most recent fiscal years. The median multiple of Enterprise Value to LTM revenues ("LTM revenue multiple") for the Comparable Companies was 0.6. The median LTM revenue multiple was then multiplied by Redman's LTM revenues, for the period ending June 30, 1996, to arrive at an implied total Enterprise Value which was then adjusted for Net Cash to yield an implied total Equity Value, and then divided by Redman Shares outstanding on a fully diluted basis of 13.8 million shares as of June 30, 1996 to arrive at an implied price of $27.31 per fully diluted share. The median multiple of Enterprise Value to LTM EBITDA ("LTM EBITDA multiple") for the Comparable Companies was 7.2. The methodology indicated in the preceding analysis resulted in an implied price of $24.67 per fully diluted share. The median multiple of Enterprise Value to LTM EBIT ("LTM EBIT multiple") for the Comparable Companies was 8.4. The methodology indicated in the preceding analyses resulted in an implied price of $25.33 per fully diluted share.

     In addition, DLJ examined the ratios of current stock prices (based on reported closing prices on August 13, 1996) to estimated fiscal year 1996 and 1997 EPS estimates of brokerage firm analysts (as provided by I/B/E/S Inc.). The median multiple of current stock price to estimated fiscal year 1996 EPS for the Comparable Companies was 14.2. The median multiple of estimated fiscal year 1996 EPS was then multiplied by Redman's estimated fiscal 1996 EPS (as provided by I/B/E/S Inc.) to arrive at an implied value of $27.03 per fully diluted Redman share. The average multiple of current stock price to estimated fiscal year 1997 EPS for the Comparable Companies was 11.0. The methodology indicated in the preceding analysis resulted in an implied value of $24.42 per fully diluted Redman Share. Additionally, DLJ performed the preceding analysis using estimated 1996 and estimated 1997 EPS, as prepared by the management of Redman. This resulted in implied values of $28.02 and $24.86 per fully diluted Redman Share for estimated 1996 and 1997 EPS respectively.

     Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both Champion Shares and Redman Shares for the latest 12 month period ended August 9, 1996. DLJ also reviewed the daily closing prices of Champion Shares and Redman Shares and compared the Redman closing stock prices with an index of selected manufactured housing companies. The index of selected companies included Clayton Homes, Inc., Fleetwood

Enterprises, Inc., Oakwood Homes Corp., Cavalier Homes, Inc., Southern Energy Homes, Inc., Schult Homes Corp. and Skyline Corp. This information was presented solely to provide the Champion Board with background regarding the stock prices of Redman and Champion over the period indicated. DLJ noted the high and low prices for Champion over the twelve-month period ended August 9, 1996 were $26.13 and $8.25, respectively, and the high and low prices for Redman over the twelve-month period ended August 9, 1996 were $23.50 and $11.88, respectively.

     Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow analysis. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by Redman management. Using the information set forth in the Redman projections, DLJ performed stand-alone discounted cash flow analyses for Redman. DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Redman stand-alone projections and discounted the stream of free cash flows from fiscal 1997 to fiscal 2001, provided in such projections, back to June 30, 1996 using discount rates ranging from 13% to 15%. To estimate the residual values of Redman stand-alone at the end of the forecast period, DLJ applied terminal multiples of 6.0 to 8.0 to the projected fiscal 2001 EBITDA and discounted such value estimates back to June 30, 1996 using discount rates ranging from 13% to 15%. DLJ then aggregated the present values of the free cash flows and the present values of the residual values to derive a range of implied enterprise values for Redman stand-alone. The range of implied enterprise values stand-alone were then adjusted for the respective Net Cash to yield implied equity values of Redman stand-alone. The range of equity values were then divided by the fully diluted shares to determine a range of equity values per share for Redman stand-alone. The range of implied equity values was $21.87 to $28.99 per share.

     Premiums Paid Analysis. DLJ determined the percentage premium of the offer price over the trading prices one day, one week and four weeks prior to the announcement date of 45 selected recent merger or acquisition transactions involving companies not necessarily comparable to Redman. These transactions ranged in Enterprise Value from $250 million to $500 million and occurred since January 1, 1994. The median premiums for the selected transactions over the trading prices, one day, one week, and four weeks prior to the announcement dates were 31.5%, 38.6% and 48.2%, respectively. Additionally, DLJ performed the same analysis for 23 stock-for-stock merger or acquisition transactions for the same period and range of enterprise values. The median premiums over the trading prices one day, one week and four weeks prior to the announcement dates were 32.9%, 40.1% and 49.0%, respectively. For the proposed transaction, DLJ derived premiums based on the implied purchase price of Redman's stock price one day, one week, and four weeks prior to August 13, 1996 of 6.3%, 16.7% and 36.9%, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the Champion Board on August 15, 1996. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated August 15, 1996, Champion agreed to pay DLJ a fee of $500,000 upon notification that DLJ is prepared to deliver the DLJ Opinion and an additional fee of $2,250,000 to be paid upon consummation of the Merger. Champion has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Champion believe are customary in transactions of this nature, were negotiated at arm's length between Champion and DLJ and the Champion Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may actively trade the securities of both Champion and Redman for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF REDMAN AND REDMAN'S REASONS FOR THE MERGER

     The Redman Board held meetings on August 15, 1996 and August 19, 1996 after the substantial completion of the negotiations between the parties and their respective representatives with regard to the definitive terms of the Merger Agreement. Fergus J. Walker, Redman's Executive Vice President and Chief Financial Officer and a member of the Redman Board, was unable to attend either of these meetings because of a medical condition. Accordingly, all references in this Joint Proxy Statement and Prospectus to the unanimous approval or recommendation of the Redman Board with respect to the Merger Agreement shall mean that all members of the Redman Board, other than Mr. Walker, concurred in such approval or recommendation.

     At the August 15, 1996 meeting (which meeting was conducted telephonically) the Redman Board heard a presentation by a representative of Weil, Gotshal & Manges LLP, Redman's outside legal counsel, with regard to the Board's fiduciary duties to Redman stockholders in the context of evaluating the terms of the Merger Agreement. Representatives of Weil, Gotshal & Manges LLP also summarized the terms of the Merger Agreement and its findings with respect to its due diligence investigation of Champion. Dillon Read, as Redman's financial advisor, made a presentation to the Board with regard to its analysis of the financial terms of the Merger Agreement and discussed the methodologies and considerations underlying its analysis. A draft of its report had been delivered to the members of the Board prior to the meeting. Also, Redman's management discussed the strategic implications of the Merger. Both during and after the foregoing presentations, members of the Board asked detailed questions of Redman's management, outside legal counsel and financial advisor about their respective findings.

     The Redman Board met again on the afternoon of August 19, 1996. Prior to the meeting, each member of the Redman Board was provided with the most recent draft of the Merger Agreement and the final report of Redman's financial advisor. Representatives of Dillon Read provided the Redman Board with an update of the information contained in its earlier draft report. The members of the Redman Board were reminded of their fiduciary duties to Redman stockholders. In connection therewith, a discussion ensued regarding the termination provisions of the Merger Agreement, with the Redman Board expressing its desire to preserve flexibility in light of their fiduciary duties. Members of the Redman Board then questioned the representatives of Redman's outside legal counsel and financial advisor and deliberated upon the merits of the Merger Agreement. At the conclusion of this deliberation, the independent members of the Redman Board met outside the presence of the other parties to further deliberate upon the merits of the Merger Agreement. At the conclusion of the independent director's deliberation, the meeting of the Redman Board was reconvened. Dillon Read thereupon rendered its oral opinion, which was confirmed by its written opinion dated August 19, 1996, to the Redman Board to the effect that, as of such date, based upon and subject to certain matters stated therein, the Exchange Ratio called for in the Merger Agreement is fair to Redman's stockholders from a financial point of view. See "Opinion of Financial Advisor to Redman." Upon receiving such opinion, the Redman Board, after having carefully considered the terms of the Merger Agreement and the advice rendered by representatives of Redman's outside legal counsel and financial advisor, unanimously approved the Merger Agreement in substantially the form presented to it at the meeting.

     In voting to approve the Merger Agreement, the Redman Board relied upon many different factors, including the following:

        (i)   current industry, economic and market conditions;

        (ii) the opinion rendered by Dillon Read dated August 19, 1996 to the effect that, as of such date, based upon and subject to certain matters stated therein, the Exchange Ratio is fair to Redman stockholders from a financial point of view; See "Opinion of Financial Advisor to Redman;"

        (iii) the financial condition, results of operations and cash flows of Champion and Redman, both on an historical and a prospective basis;

        (vi) the historical market prices and trading information with respect to the Champion Shares and the Redman Shares;

        (v) the terms and conditions of the Merger Agreement, including the requirement for Redman stockholder approval and the fees and expenses that would be payable upon termination under certain circumstances; and

        (vi) the ability to consummate the Merger as a pooling-of-interests under generally accepted accounting principles and as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Redman Board believes that the Merger offers Redman stockholders an opportunity to participate in an entity that, following the Merger, will have greater financial flexibility, better opportunities for growth and a better financial outlook than Redman would have if it were to continue on a stand-alone basis.

     There can be no assurances that the expected benefits of the Merger will be realized.

     The foregoing discussion of the information and factors considered by the Redman Board is not intended to be exhaustive but is believed to include all material factors considered by the Redman Board. In reaching the determination to approve and recommend the Merger, the Redman Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

     THE REDMAN BOARD UNANIMOUSLY RECOMMENDS THAT THE REDMAN STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE REDMAN SPECIAL MEETING.

OPINION OF FINANCIAL ADVISOR TO REDMAN

     On August 5, 1996, Redman retained Dillon Read to act as its exclusive financial advisor in connection with the Merger. Prior to August 5, 1996, Dillon Read had acted in a general financial advisory capacity for Redman from time to time.

     On August 19, 1996, Dillon Read rendered its oral opinion, which was confirmed by its written opinion dated August 19, 1996, to the Redman Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair to Redman stockholders from a financial point of view.

     THE FULL TEXT OF DILLON READ'S OPINION DATED AUGUST 19, 1996, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C. DILLON READ'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO REDMAN STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY REDMAN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER AGREEMENT. REDMAN STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS

MADE AND MATTERS CONSIDERED BY DILLON READ. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Dillon Read reviewed, analyzed and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things: (i) reviewed certain publicly available business and historical financial information relating to Redman and Champion, (ii) reviewed certain financial information and other data provided to Dillon Read by Redman that is not publicly available relating to the business and prospects of Redman, including financial projections prepared by the management of Redman, (iii) reviewed certain financial information and other data provided to Dillon Read by Champion that is not publicly available relating to the business and prospects of Champion, including financial projections prepared by the management of Champion, (iv) conducted discussions with members of the senior managements of Redman and Champion, (v) considered certain pro forma effects of the Merger on the financial results of Champion and certain resulting financial implications for Redman stockholders and reviewed certain estimates of synergies prepared by the managements of Redman and Champion, (vi) reviewed the historical market prices and trading volumes of Redman Shares and Champion Shares, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believes to be generally comparable to those of Redman and Champion, (viii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions Dillon Read believes to be relevant, (ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as Dillon Read deemed necessary or appropriate, but none of which was, individually, material. Dillon Read's opinion was necessarily based on economic, monetary and market conditions existing on the date thereof.

     In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and, with Redman's consent, relied on such information as being complete and accurate in all material respects. In addition, Dillon Read did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Redman or Champion, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial projections referred to above, Dillon Read assumed, with Redman's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Redman's and Champion's managements as to the future financial performance of each company. Dillon Read also assumed that the Merger would be treated as tax-free to both Redman and Redman stockholders, and that the Merger would be accounted for as a pooling-of-interests. In addition, although Dillon Read evaluated the Exchange Ratio from a financial point of view, Dillon Read was not asked to and did not recommend the specific consideration to be received in the Merger. No other limits were placed on Dillon Read with respect to the investigations made or procedures followed by Dillon Read in rendering its opinion.

     In arriving at its opinion, Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering such opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Redman's or Champion's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

     The following paragraphs summarize the material quantitative analyses performed by Dillon Read in arriving at the opinion dated August 19, 1996 presented to the Redman Board.

     Summary of Recent Acquisition Transactions. Using publicly available information, Dillon Read reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving manufactured housing companies which Dillon Read deemed relevant in evaluating the Merger. Dillon Read reviewed the acquisition of Grand Manor, Inc. by Champion; the acquisition of Homes of Legend, Inc. by Champion; the acquisition of Imperial Homes Corporation by Southern Energy Homes, Inc.; the acquisition of Spirit Homes, Inc. by Belmont Homes, Inc.; the acquisition of Destiny Industries, Inc. by Oakwood Homes Corporation; the acquisition of Chandeleur Homes, Inc. by Champion; the acquisition of Crest Ridge Homes, Inc. by Champion; the acquisition of Astro Manufacturing Co., Inc. by Cavalier Homes, Inc.; the acquisition of Imperial Manufactured Homes of N.C., Inc. by Southern Energy Homes, Inc.; the acquisition of Golden West Homes by Oakwood Homes Corporation; the acquisition of Dutch Housing, Inc. by Champion; and the acquisition of Homestead Homes, Inc. by Cavalier Homes, Inc.

     Multiples of unlevered value of the transactions (consideration offered for the equity plus the book value of debt less the cash and cash equivalents) to the sales of the acquired businesses for the 12 months preceding the acquisition announcement averaged 0.3x and ranged from 0.2x to 0.5x. The multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12 months preceding the acquisition announcement averaged 3.9x and ranged from 2.9x to 4.7x. The multiples of earnings before interest and taxes ("EBIT") for the 12 months preceding the acquisition announcement averaged 4.0x and ranged from 3.1x to 5.4x. The multiples of latest net assets averaged 4.4x and ranged from 1.8x to 9.4x. Dillon Read noted that, based on the closing price of Champion Shares on August 9, 1996, the implied unlevered value for Redman in the Merger based upon the Exchange Ratio represented 0.5x sales, 6.4x EBITDA, 7.3x EBIT, and 6.9x net assets, all within or above the range for the transactions considered.

     Analysis of Selected Publicly Traded Comparable Companies in the Manufactured Housing Industry. Using publicly available information, Dillon Read reviewed the stock prices and market multiples of common stocks of the following companies in the manufactured housing industry: Belmont Homes, Inc.; Cavalier Homes, Inc.; Champion; Fleetwood Enterprises, Inc.; Liberty Homes, Inc.; Schult Homes Corporation; Skyline Corporation; and Southern Energy Homes, Inc. Dillon Read believes these companies are engaged in lines of business that are generally comparable to those of Redman. Dillon Read determined the equity market value and derived the unlevered value (defined as equity market value plus the book value of debt less the cash and cash equivalents) for each of these comparable companies. Dillon Read calculated a range of such unlevered values as a multiple of the latest 12 months sales, EBITDA, EBIT, and latest net assets. Unlevered value as a multiple of the latest 12 months sales averaged 0.5x and ranged from 0.2x to 0.7x for these comparable companies. Unlevered value as a multiple of the latest 12 months EBITDA averaged 6.5x and ranged from 3.4x to 9.0x. Unlevered value as a multiple of the latest 12 months EBIT averaged 7.6x and ranged from 4.3x to 10.0x. Unlevered value as a multiple of the latest net assets averaged 3.1x and ranged from 1.0x to 4.1x. Dillon Read noted that, based on the closing price of Champion Shares on August 9, 1996, the implied unlevered value for Redman in the Merger based upon the Exchange Ratio represented 0.5x sales, 6.4x EBITDA, 7.3x EBIT, and 6.9x net assets, within or above the range for these comparable companies for sales, EBITDA, EBIT and net assets. Dillon Read also determined the equity market value of the comparable companies as a multiple of 1996 net income as estimated by Institutional Brokers Estimate System ("I/B/E/S") and as a multiple of book value of equity. For 1996 estimated net income, the multiples averaged 13.0x and ranged from 9.9x to 16.0x. Dillon Read noted that, based on the closing price of Champion Shares on August 9, 1996, the implied equity value for Redman in the Merger based upon the Exchange Ratio represented 12.2x 1996 estimated net income, within the range for the comparable companies. For book value of equity, the multiples averaged 2.5x and ranged from 1.0x to 4.6x. Dillon Read noted that, based on the closing price of Champion Shares on August 9, 1996, the implied equity value for Redman in the Merger based upon the Exchange Ratio represented 4.7x book value, above the range for the comparable companies.

     No company, transaction or business used in the analyses described under "-- Summary of Recent Acquisition Transactions" and "-- Analysis of Selected Publicly Traded Comparable Companies in the Manufactured Housing Industry" is identical to Redman, Champion or the Merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

     Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow analysis of Redman on a stand alone basis using a set of underlying operating projections which were based upon the forecasts provided by management of Redman (the "Redman Projections"). Utilizing the Redman Projections, Dillon Read calculated the theoretical unlevered discounted present value for Redman by adding together the present value of (i) the projected stream of unlevered free cash flow through the year 2000 for Redman and (ii) the projected value of Redman at the end of the year 2000 (the "Redman Terminal Value"). Dillon Read also performed a discounted cash flow analysis of Champion using a set of underlying operating projections which were based upon the forecasts provided by the management of Champion (the "Champion Projections"). Utilizing the Champion Projections, Dillon Read calculated the theoretical unlevered discounted present value for Champion by adding together the present value of (i) the projected stream of unlevered free cash flow through the year 2000 for Champion and (ii) the projected value of Champion at the end of the year 2000 (the "Champion Terminal Value"). The Redman Terminal Value and the Champion Terminal Value were each calculated based on perpetuity growth rates ranging from 4.0% to 6.0%. The unlevered after-tax discount rates utilized in the discounted cash flow analyses ranged from 12.5% to 13.5%.

     The theoretical value of Redman based on the Redman Projections produced a range of value per Redman Share of $20.43 to $26.89. Dillon Read noted that, based on the closing price of Champion Shares on August 9, 1996, the implied value of $24.80 per Redman Share in the Merger based upon the Exchange Ratio was within the range of the theoretical value based on the Redman Projections. The theoretical value of Champion based on the Champion Projections produced a range of value per Champion Share of $18.75 to $25.67. Dillon Read noted that the closing price of Champion Shares on August 9, 1996, $20.00 per share, was within the range of the theoretical value based on the Champion Projections.

     In addition, Dillon Read calculated the theoretical value of (i) Redman and Champion combined, based on the Redman Projections and the Champion Projections, but excluding synergies and cost savings, and (ii) Redman and Champion combined, based on the Redman Projections and the Champion Projections, including certain synergies and cost savings estimated by the managements of Redman and Champion. Excluding synergies and cost savings, the theoretical value of Redman based on Redman and Champion combined produced a range of value per Redman Share of $22.30 to $30.16. Including certain synergies and cost savings estimated by the managements of Redman and Champion, the theoretical value of Redman based on Redman and Champion combined produced a range of value per Redman Share of $22.60 to $30.58. Dillon Read noted that, in each of these cases, the per share values were above the comparable per share values for Redman on a stand alone basis.

     Contribution Analysis. Dillon Read analyzed the percentage of sales, EBITDA, EBITDA less capital expenditures, EBIT, net income, book value of equity, and net assets that each of Redman and Champion would contribute to the total of the combined entity based upon latest 12 months data and the Redman Projections and Champion Projections referred to above. Based upon latest 12 months data and the Redman Projections and Champion Projections, Redman's contribution to the combined entity ranged from 22% to 42%. Dillon Read noted that, based upon the Exchange Ratio of 1.24 Champion Shares for each Redman Share, the Redman stockholders would own approximately 35% (after giving effect to the exercise of outstanding, exercisable and in-the-money options to purchase Redman Shares and Champion Shares) of the combined entity, within the range of contribution based upon the statistics considered.

     Earnings per Share Impact. Dillon Read examined the impact of the Merger on Redman earnings per share based on operating and financial projections for the two companies. The projection of such earnings was based upon operating projections provided by Redman management for Redman, assuming the Merger did not take place, operating projections provided by Champion management for Champion, assuming the Merger did not take place, and the estimated cost savings and synergies expected to result from the Merger. This analysis indicated that the Merger would be dilutive to Redman earnings per share in 1996 by 10.5%, dilutive to Redman earnings per share in 1997 by 4.4%, dilutive to Redman earnings per share in 1998 by 6.6%, dilutive to Redman earnings per share in 1999 by 5.5% and accretive to Redman earnings per share in 2000 by 7.0%.

     Historical Trading Analysis. Dillon Read reviewed the recent historical stock market performance of Redman Shares and Champion Shares in relation to each other. This analysis indicated that between August 9, 1994 and August 9, 1996 the ratio of the price of a Redman Share to the price of a Champion Share ranged between 0.79 and 1.55 and averaged 1.15. Dillon Read also noted that such ratio ranged from 0.79 to 1.55 and averaged 1.15 between August 9, 1995 and August 9, 1996, and ranged from 0.79 to 1.47 and averaged 1.12 between January 1, 1996 and August 9, 1996. Such ratio was 1.11 based on the closing prices on August 9, 1996, 1.07 based on the average of the closing prices for the 10 trading days ended August 9, 1996, 1.05 based on the average of the closing prices for the 20 trading days ended August 9, 1996, and 0.98 based on the average of the closing prices for the 60 trading days ended August 9, 1996.

     Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Redman Board selected Dillon Read on the basis of its experience and independence. In the past, Dillon Read has provided investment banking services to Redman and has received customary compensation for the rendering of such services. In the ordinary course of business, Dillon Read trades the equity securities of Redman and Champion for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter, dated as of August 5, 1996, between Redman and Dillon Read, Redman has agreed to pay Dillon Read a fee of approximately $3,600,000 for services rendered in connection with the Merger. Of this amount, $500,000 was paid when Dillon Read rendered its opinion to the Redman Board, and $500,000 will be paid upon the filing of this Joint Proxy Statement and Prospectus; the payment of the balance is contingent upon the consummation of the Merger. Redman has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

PLANS FOR THE COMBINED COMPANY FOLLOWING THE MERGER

     After the completion of the Merger, Champion expects that Redman will continue generally to operate its businesses as presently conducted. Other than the consolidation of certain public entity expenses (estimated at approximately $2 million annually), there were no assumed staffing or other synergies in the companies' analyses of the Merger. Further, Champion presently has no plans for any merger, reorganization, liquidation, sale or transfer of any material amount of assets of Redman to any third party.

     Potential operating and financial benefits are anticipated and will be fully explored after the completion of the Merger. While both companies anticipate maintaining their separate distribution channels, the combined companies have the potential for improved new home design development, new marketing efforts to developers and new housing markets. While both companies anticipate maintaining their decentralized operations to better serve their local housing markets, there will be efforts to review vendor purchasing on both a national and regional level. Further, the Merger is anticipated to yield the benefits of sharing knowledge with respect to the production process and new plant construction and startup. The combined entities will address quality, design, production and after-sale service skills on a "best-practices" sharing basis.

     The Merger will produce a stronger financial base for the combined entity, and more opportunities for growth. With improved geographic balance in North America, the combined entity will be less impacted by any particular geographic economic cycle. On the other hand, with more operating entities, the combined companies will have more opportunities for growth in markets that will support expansions. The combined companies are expected to have a strong balance sheet and strong cash flow that will support internal expansions or acquisitions, at a higher level than otherwise available. There can be no assurances, however, that the expected benefits of the Merger will be realized.

CERTAIN FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement and Prospectus contains certain forward-looking information that is subject to risks and uncertainties, including the projections set forth below. Forward-looking information also includes statements concerning possible or assumed future results of the combined companies or the benefits of the Merger, including those set forth under "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Champion and Champion's Reasons for the Merger," " -- Opinion of the Financial Advisor to Champion," "-- Recommendation of the Board of Directors of Redman and Redman's Reasons for the Merger," and "-- Plans for the Combined Company Following the Merger." Redman has identified the following important factors in addition to those discussed elsewhere in this document and in the documents incorporated by reference, which could cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted in forward-looking information. All of such factors are difficult to predict and many are beyond the control of Champion and Redman. These important factors include: (a) future economic conditions in the regional and national markets in which the companies compete; (b) financial market conditions, including, but not limited to, changes in interest rates; (c) inflation rates; (d) changing competition; (e) the ability to carry out marketing and sales plans; (f) the ability to enter new markets successfully and capitalize on growth opportunities; and (g) adverse changes in applicable law, regulations or rules governing environmental, tax or accounting matters. The Redman projected financial information, which was specifically prepared for presentation to Champion in connection with discussions regarding the Merger, includes the following financial information for the fiscal years as indicated (amounts in millions, except per share amounts): (i) revenues: 1997, $685.1; 1998, $778.1; 1999; $854.1; 2000, $869.1; 2001, $846.4; (ii) net income: 1997, $28.5; 1998,
$31.6; 1999, $35.4; 2000, $35.1; 2001, $33.0; (iii) earnings per share: 1997,
$2.10; 1998, $2.33; 1999 $2.60; 2000, $2.58; 2001, $2.43. This projected financial information is based upon, among other factors considered relevant by management, market outlook during the five years and an increasing market share due to the internal expansion of Redman's capacity. The projected financial information does not anticipate open market stock repurchases and expenses of the Merger.

     The Redman projected financial information was prepared for presentation to Champion in connection with discussions regarding the Merger and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with a view to complying with the AICPA Guide for Prospective Financial Statements. In addition, this information does not purport to present operations in accordance with generally accepted accounting principles and has not been audited, compiled or otherwise examined by independent accountants. Accordingly, no independent accountant expressed an opinion or any assurance with respect thereto. This projected financial information is provided herein solely because it was provided to Champion during the course of discussions regarding the Merger. The inclusion of this information should not be regarded as an indication that Champion, Redman, DLJ, Dillon Read or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such by any Champion shareholder or Redman stockholder in reaching a decision on how to vote on, in the case of Champion, the Share Issuance, and in the case of Redman, the Merger Agreement and the transactions contemplated thereby. None of Champion, Redman, DLJ, Dillon Read or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the information presented, and Redman has not made any representation or warranty, express or implied, to Champion regarding the information described above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Champion shareholders and Redman stockholders should be aware that certain directors and members of management of Champion and Redman may be deemed to have certain interests in the Merger in addition to their interests as Champion shareholders and Redman stockholders, as the case may be. The Champion Board and the Redman Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and in recommending for shareholder approval the Share Issuance, in the case of the Champion Board, and for stockholder approval the Merger Agreement and the transactions contemplated thereby, in the case of the Redman Board.

     Directors' and Officers' Indemnification and Insurance. Champion has agreed to indemnify the Indemnified Parties (as defined below) for certain losses and maintain or procure insurance coverage for such persons. See "TERMS OF THE MERGER -- Indemnification and Insurance."

     Employee Benefit Plans. In the Merger Agreement, Champion stated that it intends to cause Redman to maintain its existing employee benefit arrangements until at least December 1, 1997, as described in "TERMS OF THE MERGER -- Employee Benefits."

     Employment Agreements. Redman had previously entered into employment agreements with Messrs. Sturgess, Linton and Walker and three other Redman executives which provide certain severance benefits in the event any of these executives is terminated by Redman or voluntarily terminates his employment with Redman at any time within two years following a change of control (as defined in the agreements). The Merger will constitute a change of control for the purposes of these employment agreements. The value of the severance benefits to be paid to Mr. Sturgess under his employment agreement is estimated to be approximately $500,000, plus the amount of the tax gross-up required by such agreement. The values of the severance benefits that may become payable to Messrs. Linton and Walker under their respective employment agreements is estimated to be $1,000,000 each, plus the amount of the tax gross-ups required by such agreements. The aggregate value of the severance benefits that may become payable to the other three executives under their employment agreements is approximately $1,200,000, plus the amount of the tax gross-ups required by such agreements. In addition to the foregoing severance benefits, the employment agreements for each of Messrs. Sturgess, Linton, Walker and the three other executive officers provide for the payment of a severance bonus for the portion of Redman's fiscal year elapsed prior to the change of control in an amount to be determined by the Compensation Committee of the Redman Board at the time the Merger is consummated. Such severance bonus is payable under the same circumstances and at the same time as the other severance benefits. Although the amounts of such severance bonuses have not been determined, it is anticipated that Redman's bonus accruals for the current period will be sufficient to cover such severance bonuses.

     Severance Policy. The Merger Agreement provides that Champion will, or will cause Redman to, provide certain corporate headquarters employees with severance benefits of up to twelve months salary and benefits and a pro rata portion of their respective annual bonuses, if Redman terminates such employees for any reason other than "cause" (as defined in the Merger Agreement) within six months following the Effective Time. The aggregate value of such severance benefits is approximately $3,850,000.

     New Directors. The Merger Agreement provides that Champion will create two additional seats on the Champion Board and will cause Thomas W. Sturgess and another director of Redman to be elected to the Champion Board. See "NEW DIRECTORS OF CHAMPION" and "COMPENSATION OF DIRECTORS."

     Sturgess Agreement. Contemporaneously with the execution of the Merger Agreement, Thomas W. Sturgess, Chairman of Redman, entered into an agreement with Champion to be effective as of the Effective Time, pursuant to which Mr. Sturgess agreed not to compete with Champion. In addition, Champion may, from time to time, request that Mr. Sturgess perform consulting and advisory services for Champion. Pursuant to this agreement, Mr. Sturgess is entitled to receive an annual fee of $250,000, less any compensation that he receives as a Director of Champion, plus reasonable expenses incurred while performing services for Champion. This agreement will terminate on the earlier of the fifth anniversary of the Closing Date or the death of Mr. Sturgess.

     Redman Shares Owned by Champion, its Directors and Officers. Champion owned 20 Redman Shares, as of August 19, 1996. Selwyn Isakow, a member of the Board of Directors of Champion, along with related parties, owned 4,000 Redman Shares as of August 19, 1996.

     Exercisability of Outstanding Redman Options. The Merger Agreement provides that at the Effective Time all options (including options that have been conditionally granted) to purchase Redman Shares under

Redman's stock option plans, including those held by directors and key employees, will be adjusted to become options to purchase Champion Shares as described under "TERMS OF THE MERGER -- Options." As a result of the Merger, such options will become fully exercisable pursuant to their terms, except to the extent that holders of incentive stock option have not consented to such accelerated exercisability.

     The following table sets forth, with respect to the directors and management of Redman, (i) the number of Redman Shares subject to options held by such persons, (ii) the weighted average exercise price for such options and
(iii) the aggregate value of such options (i.e., total stock value less the exercise price) based upon the price of Redman Shares on September 23, 1996 of
$     per share.

                                                            NUMBER OF           WEIGHTED AVERAGE       AGGREGATE VALUE
                    OPTION HOLDER                        OPTION SHARES(1)        EXERCISE PRICE        OF OPTION SHARES
- ------------------------------------------------------   ----------------       ----------------       ----------------
James T. Callier, Jr..................................          2,000               $ 12.750
Henry T. DeNero.......................................         12,000               $  9.261
Garry F. Edmundson....................................         30,000               $ 12.792(2)
Frank J. Feraco.......................................         14,000               $  9.768
Robert M. Linton......................................         70,002               $ 12.792(2)
Merle W. Miller, II...................................         30,000               $ 12.792(2)
C.A. Rundell, Jr......................................         14,000               $  9.232
Robert L. Stark.......................................         14,000               $  9.232
Thomas W. Sturgess....................................         70,002               $ 12.792(2)
Philip C. Surles......................................         15,000               $ 13.125
Fergus J. Walker......................................         70,002               $ 12.792(2)
All directors and officers as a group.................        451,914               $ 11.712(2)

- -------------------------
(1) The option shares included in the table underlie options that are either presently exercisable or will become immediately exercisable (subject, in the case of any incentive options, to the consent of the applicable option holder) upon the consummation of the Merger.

(2) Certain of the option shares reflected on the schedule are subject to option grants that, subject to certain conditions, are scheduled to be made on January 4, 1997. The exercise price of each option share subject to such scheduled grants will be the fair market value of a Redman Share on January 4, 1997, unless there has been a Change of Control (as defined in Redman's 1993 Stock Option Plan) prior to such date, in which case the exercise price will be the lesser of (i) $15.125 and (ii) the fair market value of a Redman Share on the date of such Change of Control. The Merger will constitute a change in control for purposes of Redman's 1993 Stock Option Plan. The weighted average exercise price indicated for each of Garry F. Edmundson, Robert M. Linton, Merle W. Miller, II, Thomas W. Sturgess and Fergus J. Walker reflects assumptions that (i) the Merger will be consummated prior to January 4, 1997 and (ii) that the fair market value of a Redman Share on the date of the Merger will equal or exceed $15.125.

                              TERMS OF THE MERGER

     The following is a summary of material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement and Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER; EFFECTIVE TIME

     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Sub will merge with and into Redman. Redman will be the surviving corporation in the Merger, and will continue its corporate existence under the Delaware General Corporation Law under the same name as a wholly owned subsidiary of Champion. At the Effective Time, the separate corporate existence of Sub will terminate. The Certificate of Incorporation and By-Laws of Redman as in effect immediately prior to the Effective Time will be the initial certificate of incorporation and by-laws, respectively, of Redman, as the corporation surviving the Merger (the "Surviving Corporation"). The Merger will become effective upon the execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by Champion and Redman and be specified in the Certificate of Merger. Such filing will be made or otherwise become effective on the Closing Date, which Closing Date will be no later than two business days after satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement.

CONVERSION OF SECURITIES

     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time each outstanding Redman Share will be converted into the right to receive 1.24 fully paid and nonassessable Champion Shares. All Redman Shares that are owned by Redman as treasury shares, and any Redman Shares directly or indirectly owned by Champion will be canceled and will cease to exist at the Effective Time and no capital stock of Champion or other consideration will be delivered in exchange therefor.

     A description of the rights and privileges of Champion shareholders and certain material differences between the rights of Redman stockholders and Champion shareholders are set forth under the caption "COMPARISON OF RIGHTS OF CHAMPION SHAREHOLDERS AND REDMAN STOCKHOLDERS."

OPTIONS

     At the Effective Time, each option to purchase Redman Shares including, without limitation, each option that has been conditionally granted (each, a "Redman Option"), granted under Redman's various stock option plans in effect on August 19, 1996 (the "Redman Option Plans") which is unexpired and unexercised immediately prior thereto will cease to represent a right to acquire Redman Shares and will be adjusted into an option (each, an "Adjusted Option") to purchase the number of Champion Shares equal to the product of (a) the number of Redman Shares subject to the Redman Option and (b) the Exchange Ratio, at an exercise price equal to (x) the exercise price per Redman Share under the Redman Option divided by (y) the Exchange Ratio, and with terms and conditions that are the same as the terms and conditions of such Redman Option immediately before the Effective Time. As of August 16, 1996, approximately 654,000 Redman Shares were issuable upon exercise of Redman Options. Accordingly, approximately 810,000 Champion Shares will be issuable upon exercise of Adjusted Options. Each Redman Option will become exercisable immediately upon the consummation of the Merger (subject, in the case of any incentive stock options, to the consent of the holders thereof).

NO FRACTIONAL SHARES

     No fractional Champion Shares will be issued to any of the Redman stockholders in the Merger. In lieu of any such fractional share, Champion will pay cash in an amount equal to the value of such fractional interest (determined with reference to the closing price of Champion Shares on the NYSE on the last full trading day immediately prior to the Effective Time). No interest will be paid or accrued on the cash in lieu of fractional shares (and unpaid dividends and distributions, if any) payable to holders of certificates of Redman Shares. No such holder will be entitled to dividends, voting rights or any other rights as a Champion shareholder in respect of any fractional Champion Shares that such holder otherwise would have been entitled to receive.

     No dividends or other distributions declared with respect to Champion Shares with a record date after the Effective Time will be paid to the holder of any certificate representing Redman Shares until such certificate has been surrendered for exchange. Holders of certificates representing Redman Shares will be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates without any interest thereon.

EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time, Champion will make available to an exchange agent designated by Champion and reasonably acceptable to Redman (the "Exchange Agent"), for the benefit of Redman stockholders, certificates representing the Champion Shares (and cash in lieu of fractional Champion Shares and unpaid dividends and distributions, if any).

     As soon as practical after the Effective Time, Champion shall cause the Exchange Agent to mail a form of transmittal letter to the holders of certificates representing Redman Shares. The form of transmittal letter will contain instructions with respect to the surrender of such certificates in exchange for Champion Shares (and cash in lieu of fractional Champion Shares and unpaid dividends and distributions, if any).

     REDMAN STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT EXCEPT WITH A TRANSMITTAL FORM, WHICH WILL BE PROVIDED TO REDMAN STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME.

     If a certificate representing Redman Shares has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate and appropriate and customary indemnification.

DIRECTORS AND OFFICERS OF REDMAN

     Pursuant to the Merger Agreement, the directors of Sub immediately prior to the Effective Time will be the initial directors of Redman following the Merger, and the officers of Redman immediately prior to the Effective Time will be the officers of Redman following the Merger, in each case until their respective successors are duly elected or appointed and duly qualified.

CHARTER AND BY-LAWS OF REDMAN

     Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and the Amended and Restated By-laws of Redman, as in effect prior to the Effective Time, will be the initial certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Champion, Sub and Redman regarding, among other things: corporate organization and standing, subsidiaries, corporate power and authority, capitalization, conflicts, consents and approvals, absence of certain changes, filings with the Commission, taxes and tax returns, compliance with applicable law, this Joint Proxy Statement and Prospectus and the Registration Statement, litigation, brokerage and finder's fees, opinions of financial advisors, accounting matters, tax-free reorganization, employee benefit plans, contracts, labor relations, permits, environmental matters and stock ownership in Champion and Redman.

     The Merger Agreement contains certain additional representations and warranties of Redman relating to state takeover laws and Redman's Rights Agreement (as defined in the Merger Agreement).

     The representations and warranties of each of Redman, Sub and Champion will not survive the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     During the period from the date of the Merger Agreement to the Effective Time, Redman agreed to, and agreed to cause each of its subsidiaries to, generally conduct their operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby, including without limitation to not, and to not allow its subsidiaries to, without the prior written consent of Champion: (i) effect certain actions with respect to its securities; (ii) sell, encumber or otherwise dispose of any material property or assets, other than in the ordinary course of business consistent with past practice; (iii) make or propose any changes in its certificate of incorporation, by-laws or other organizational documents; (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person, other than in connection with the Merger Agreement and the transactions contemplated thereby; (v) incur, or otherwise become liable for, indebtedness other than in the ordinary course of business consistent with past practice, or guarantee, endorse or otherwise become liable for obligations of any other entity, other than in the ordinary course of business consistent with past practice; (vi) enter into or modify any employment, severance or similar agreements or arrangements with, or otherwise increase the compensation or benefits provided to, any employee other than in the ordinary course of business consistent with past practice; (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice; (viii) settle any certain legal actions involving an amount in excess of $200,000; (ix) modify, terminate, release or assign any material rights or claims with respect to, any material contract to which Redman is a party; (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice; (xi) take any other action that would reasonably be expected to prevent or materially delay Redman from consummating the transactions contemplated by the Merger Agreement; (xii) take any action to make any person or entity (other than Champion or Sub) not subject to Section 203 of the Delaware General Corporation Law; or (xiii) agree to take any action prohibited by the foregoing.

     During the period from the date of the Merger Agreement to the Effective Time, Champion agreed to, and agreed to cause each of its subsidiaries to, generally conduct their operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby, including without limitation to not, and to not allow certain of its subsidiaries to, without the prior written consent of Redman: (i) effect certain actions with respect to its securities; (ii) make or propose any change in its certificate of incorporation or by-laws or other organizational documents; (iii) subject to the limitations of clause (iv) below, merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person, that would involve, in any case, the payment of more than $100,000,000 or the issuance of more than 10% of the outstanding Champion Shares on the date of the Merger Agreement or, in the aggregate, the payment of more than $200,000,000 or the issuance of more than 20% of the outstanding Champion Shares on the date of the Merger Agreement, other than in connection with the Merger Agreement and the transactions contemplated thereby; (iv) take any other action that would reasonably be expected to prevent or materially delay Champion or Sub from consummating the transactions contemplated by the Merger Agreement; or (v) agree to take any action prohibited by the foregoing.

EMPLOYEE BENEFITS

     In the Merger Agreement, Champion stated that it intends, until at least December 1, 1997, to cause the Surviving Corporation to honor and maintain in effect the employee benefit plans, programs, policies, practices and other arrangements of Redman (collectively, the "Redman Benefit Plans") substantially in the form as of the date of the Merger Agreement, with such revisions or amendments as may be required by applicable law. Champion has agreed to take, and to cause the Surviving Corporation to take, any and all actions necessary to amend the Redman Benefit Plans as of the Effective Time to remove or modify all provisions therefrom which provide benefits which are based in whole or in part upon Redman Shares or the market price thereof.

SEVERANCE POLICY

     Champion has agreed to provide certain corporate headquarters employees of Redman with certain severance benefits, if the Surviving Corporation terminates such employees for any reason other than "cause" within six months following the Effective Time. See "THE PROPOSED MERGER -- Interests of Certain Persons in The Merger -- Severance Policy."

NEW DIRECTORS

     Champion has agreed to create two additional seats on the Champion Board and to cause Thomas W. Sturgess and another director of Redman to be elected to the Champion Board. See "NEW DIRECTORS OF CHAMPION."

STURGESS AGREEMENT

     Champion entered into an agreement with Thomas W. Sturgess, contemporaneously with the Merger Agreement, providing that Mr. Sturgess will not compete with Champion and will perform consulting and advisory services for Champion from time to time. See "THE PROPOSED MERGER -- Interests of Certain Persons in The Merger -- Sturgess Agreement."

POOLING-OF-INTERESTS AND TAX-FREE TREATMENT

     Champion and Redman agreed to use their reasonable efforts to cause the Merger to (i) qualify for pooling-of-interests accounting treatment and (ii) constitute a tax-free "reorganization" under Section 368(a) of the Code.

OTHER ACQUISITION PROPOSALS

     Redman has agreed that, during the term of the Merger Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Redman, or acquisition of any capital stock (except in connection with the exercise of options, as permitted by the terms of the Merger Agreement) or any material portion of the assets of Redman (except for acquisition of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (a "Redman Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Champion, Sub or their representatives) with respect to any Redman Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that Redman may (x) furnish information (subject to a confidentiality agreement in reasonably customary form) to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Redman Competing Transaction if and so long as the Redman Board determines in good faith, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Redman Board and (y) take a position with respect to the Merger or a Redman Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Redman Competing Transaction. Redman also agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted theretofore with respect to any Redman Competing Transaction. Redman also agreed to immediately advise Champion of the receipt of any inquiries, discussions, negotiations, or proposals relating to a Redman Competing Transaction and promptly furnish to Champion a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

INDEMNIFICATION AND INSURANCE

     From and after the Effective Time, Champion has agreed to, and has agreed to cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable law each person who was at or prior to the date of the Merger Agreement, an officer, director, employee, trustee or agent of Redman (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before the Effective Time. Champion has also agreed to indemnify the Redman directors named under the section captioned "NEW DIRECTORS OF CHAMPION" for liabilities arising out of or pertaining to being so named. Champion has also agreed to cause the Surviving Corporation to keep in effect Redman's current provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the Delaware General Corporation Law. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, Champion agreed to cause the Surviving Corporation to cooperate in the defense of any such matter.

     From and after the Effective Time, Champion has agreed to, and has agreed to cause the Surviving Corporation to, maintain in effect for not less than six years, the current policies of directors' and officers' liability insurance maintained by Redman; provided that Champion may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties.

SPECIAL MEETINGS

     Champion and Redman have each agreed to duly call, give notice of, convene and hold a meeting of its shareholders or stockholders, as the case may be, to be held as promptly as practicable following the date of the Merger Agreement for the purpose of obtaining the requisite shareholder and stockholder approvals and adoptions in connection with the Merger Agreement, the Share Issuance and the Merger, and each shall use reasonable efforts to cause such meetings to occur on the same date. Champion and Redman have also agreed that the Champion Board and Redman Board, subject to their fiduciary duties under applicable law as advised by counsel, will (i) recommend that its shareholders or stockholders, as the case may be, approve such matters and (ii) use reasonable efforts to obtain any necessary approvals by its shareholders or stockholders, as the case may be.

CONDITIONS TO THE MERGER

     The respective obligations of each party to consummate the Merger is generally subject to fulfillment of the following conditions: (i) no order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority (as defined in the Merger Agreement) which prevents the consummation of the Merger; (ii) all waiting periods under the HSR Act shall have expired or been terminated and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority shall have been obtained; (iii) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the Redman stockholders, and the Share Issuance shall have been approved by the Champion shareholders; (iv) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC or any other Governmental Authority (as defined in the Merger Agreement); (v) no Action shall have been instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages continues to be outstanding; (vi) the Champion Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and
(vii) all consents, waivers and approvals of third parties required in connection with the transactions contemplated by the Merger Agreement shall have been obtained, except where the failure to obtain such consents, waivers and approvals, in the aggregate, would not be expected to result in a material adverse effect on Champion or Redman, as the case may be.

     The obligations of Redman to consummate the Merger shall be subject to the fulfillment of the following conditions unless waived by Redman: (i) the representations and warranties of each of Champion and Sub shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date;
(ii) each of Champion and Sub shall have performed in all material respects each of its obligations in the Merger Agreement; (iii) Redman shall have received an opinion dated as of the Closing Date of Weil, Gotshal & Manges LLP to the effect that (1) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and (2) no gain or loss will be recognized by Redman stockholders with respect to Champion Shares received in the Merger in exchange for Redman Shares, except with respect to cash received in lieu of fractional Champion Shares; and (iv) Redman shall have received a letter from Ernst & Young LLP, dated the date of the Joint Proxy Statement and Prospectus and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling-of-interests transaction.

     The obligations of Champion and Sub to consummate the Merger and the other transactions contemplated hereby shall be generally subject to the fulfillment of the following conditions unless waived by each of Champion and Sub: (i) the representations and warranties of Redman shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date; (ii) Redman shall have performed in all material respects each of its obligations in the Merger Agreement; (iii) each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Redman within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Champion an Affiliate Letter (see "-- Restrictions on Sales of Shares by Affiliates"); and (iv) Champion shall have received a letter from Price Waterhouse LLP, dated the date of the Joint Proxy Statement and Prospectus and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling-of-interests transaction.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Redman stockholders: (i) by mutual consent of Champion and Redman; (ii) by either Champion or Redman if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable; (iii) by either Champion or Redman if the Merger shall not have been consummated before March 31, 1997, unless extended by both the Champion Board and the Redman Board; (iv) by Champion or Redman if at the meeting of Redman stockholders held for such purpose the requisite vote of Redman stockholders to approve the Merger and the transactions contemplated thereby shall not have been obtained; (v) by Champion or Redman if at the meeting of Champion shareholders held for such purpose the requisite vote of the Champion shareholders to approve the Share Issuance shall not have been obtained; (vi) by Champion or Redman if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice, or which breach, by its nature, cannot be cured prior to the Closing (as defined in the Merger Agreement), but only if such breach would constitute a failure of a condition of closing; (vii) by Redman if the Redman Board shall determine to engage in a Redman Competing Transaction and Redman shall have delivered to Champion a written notice of the determination by the Redman Board to terminate the Merger Agreement pursuant to this clause; provided, however, that Redman may not terminate the Merger Agreement pursuant to this clause unless (w) five business days shall have elapsed after delivery to Champion of notice, (x) at the end of such five business-day period the Redman Board shall continue to believe that the failure to engage in such Redman Competing Transaction would reasonably be expected to be a breach of the fiduciary duties of the Redman Board (after giving effect to any adjustment to the terms and conditions of such transactions proposed by Champion in response to such Redman Competing Transaction), (y) at the time of such termination, Redman shall have paid to Champion the Termination Fee (as defined below) and (z) promptly thereafter Redman shall enter into a definitive acquisition, merger or similar agreement to effect, or shall effect, such Redman Competing Transaction; or
(viii) by Champion if the Redman Board shall not have recommended the Merger to Redman stockholders, or shall have resolved not to make such recommendation, or shall have materially modified or rescinded its recommendation of the Merger to Redman stockholders, or shall have modified or rescinded its approval of the Merger Agreement, or shall have resolved to do any of the foregoing.

EXPENSES

     Except as otherwise provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such costs and expenses, provided that all printing and mailing expenses and filing fees will be divided equally between Champion and Redman.

     If the Merger Agreement is terminated (i) by Champion or Redman because the Redman stockholders do not approve the Merger, then Redman will pay to Champion in cash by wire transfer in immediately available funds to an account designated by Champion the reasonable documented out-of-pocket expenses, up to $2 million, incurred by Champion in connection with the transactions contemplated by the Merger Agreement, including the negotiation and execution thereof; or (ii) by Champion or Redman because the Champion shareholders do not approve the Share Issuance, then Champion will pay to Redman in cash by wire transfer in immediately available funds to an account designated by Redman the reasonable documented out-of-pocket expenses, up to $2 million, incurred by Redman in connection with the transactions contemplated by the Merger Agreement, including the negotiation and execution thereof.

TERMINATION FEE

     If the Merger Agreement is terminated: (i) by Champion because the Merger has not been consummated before March 31, 1997 or because there has been a material breach in the Merger Agreement, if (A) Redman's breach of a covenant or agreement or failure to perform a covenant or obligation under the Merger Agreement has been the cause of or resulted in such termination and (B) a Prior Event (as defined below) shall have occurred prior to such termination and (C) either (x) Redman enters into a definitive agreement with respect to a Redman Competing Transaction within twelve months following such termination and such Redman Competing Transaction is thereafter (as it may be amended) consummated, or (y) a Redman Competing Transaction is consummated within twelve months following such termination; (ii) by Champion or Redman because the Redman stockholders do not approve the Merger or by Champion because the Redman Board did not recommend or modified or amended its recommendation or its approval of the Merger Agreement, if (A) a Prior Event shall have occurred prior to such termination and (B) either (x) Redman enters into a definitive agreement with respect to a Redman Competing Transaction within twelve months following such termination and such Redman Competing Transaction is thereafter consummated, or
(y) a Redman Competing Transaction is consummated within twelve months following such termination; or (iii) by Redman because the Redman Board determines to engage in a Redman Competing Transaction; then in any such case Redman will pay to Champion in cash a termination fee in an amount equal to $9.1 million, plus reasonable documented out-of-pocket expenses incurred by Champion in connection with the transactions contemplated thereby, less any expenses paid or payable by Redman pursuant to the provisions of the Merger Agreement described above under the heading "-- Expenses" (the "Termination Fee").

     A "Prior Event" means any of the following events: (i) any person (other than Champion or any of its subsidiaries) shall have commenced, or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any Redman Shares, such that, upon consummation of such offer, such person would beneficially own or control 15% or more of the then outstanding Redman Shares; (ii) Redman or any of its subsidiaries shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Champion or any of its subsidiaries) to, or any person (other than Champion or any of its subsidiaries) shall have announced a bona fide intention to, or Redman shall have announced that any person (other than Champion or any of it subsidiaries) has proposed or communicated its intention to, or Redman shall have received a bona fide proposal or communication regarding an intention to, (A) effect any Redman Competing Transaction, (B) purchase, lease or otherwise acquire 15% or more of the assets of Redman or any of its subsidiaries or (C) purchase or otherwise acquire beneficial ownership of securities representing 15% or more of the voting power of Redman or any of its subsidiaries; or (iii) any person (other than Champion or any subsidiary of Champion) shall have acquired beneficial ownership of a number of Redman Shares in addition to the number of shares of Redman Shares beneficially owned by such person on August 19, 1996 equal to 15% or more of the voting power of Redman.

     If the Merger Agreement is terminated by Champion or Redman because Champion shareholders have failed to approve the Share Issuance, if (A) a Champion Prior Event (as defined below) shall have occurred prior to such termination, and (B) either (x) Champion shall enter into a definitive agreement with respect to a Champion Competing Transaction (as defined below) within twelve months following such termination and such Champion Competing Transaction is thereafter consummated, or (y) a Champion Competing Transaction is consummated within twelve months following such termination, then Champion will pay to Redman in cash by wire transfer in immediately available funds to an account designated by Redman a termination fee in an amount equal to $9.1 million, plus reasonable documented out-of-pocket expenses incurred by Redman in connection with the transactions contemplated thereby, less any expenses paid or payable by Champion pursuant to the provisions of the Merger Agreement described above under the heading "-- Expenses".

     As used herein, the term "Champion Prior Event" shall have the same meaning with respect to Champion as the term "Prior Event" has with respect to Redman, with such changes in the definition thereof as are appropriate to contemplate Champion in lieu of Redman. As used herein, the term "Champion Competing Transaction" shall have the same meaning with respect to Champion as the term "Redman

Competing Transaction" has with respect to Redman, with such changes in the definition thereof as are appropriate to contemplate Champion in lieu of Redman.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto, at any time before or after adoption of the Merger Agreement by the Redman stockholders or authorization of issuance of Champion Shares in the Merger by the Champion shareholders, but after such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Redman stockholders or the Champion shareholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, Champion (with respect to Redman) and Redman (with respect to Champion and Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Champion and Redman filed pre-merger notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 27, 1996. The waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on September 26, 1996. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of Champion or Redman. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses or assets of Champion or Redman. Private parties also may seek to take legal action under federal and/or state antitrust laws under certain circumstances.

     Champion and Redman believe that the Merger will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Champion and Redman would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

     Other than expiration or termination of the relevant waiting periods under the HSR Act, there are no regulatory approvals required from any governmental authorities to consummate the Merger.

ACCOUNTING TREATMENT

     Champion currently proposes to account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles. Under this accounting method, the recorded assets and liabilities of Champion and Redman will be carried forward at their recorded amounts to the combined enterprise, income of the combined enterprise will include income of Champion and Redman for the entire fiscal year in which the Merger occurs and the reported income of Champion and Redman for prior periods will be combined and restated as income of the combined enterprise.

     Champion, upon consummation of the Merger, will conduct a study of Redman's accounting policies and procedures and conform such policies and procedures to those used by Champion.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material United States federal income tax consequences of the Merger to the Redman stockholders. The discussion is based on provisions of the Code, Treasury Regulations thereunder, current administrative rulings and court decisions, which are in effect on the date of this Joint Proxy Statement and Prospectus. All of the foregoing are subject to change and any such change could be made with retroactive effect and/or affect the continuing validity of this discussion. Redman and Champion have not sought and will not seek any rulings from the Internal Revenue Service with respect to any of the matters discussed herein.

     The federal income tax discussion set forth below does not consider the facts and circumstances of particular Redman stockholders and may not be applicable to certain classes of special status taxpayers, including insurance companies, securities dealers, financial institutions, tax-exempt organizations, investment companies, foreign persons and persons who acquired Redman Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. The following discussion does not address the federal income tax consequences of any of the transactions described in the section of this Joint Proxy Statement and Prospectus, entitled "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger." In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Redman stockholders are urged to consult their tax advisors as to their respective personal tax situations including the applicability and effect of foreign, state, local and other tax laws.

     The obligation of Redman to effect the Merger is conditioned on delivery to Redman of an opinion dated as of the Closing Date from Weil, Gotshal & Manges LLP, counsel to Redman, based on certain representations to be made by Redman and Champion and on assumptions set forth in the opinion, that for federal income tax purposes (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized by Redman stockholders with respect to Champion Shares received in the Merger in exchange for Redman Shares except with respect to cash received in lieu of fractional Champion Shares.

     Based on such opinion, the material federal income tax consequences of the Merger for Redman stockholders are the following:

          (i) No gain or loss will be recognized by Redman stockholders upon their exchange of Redman Shares for Champion Shares, except that any Redman stockholder who receives cash proceeds in lieu of a fractional Champion Share will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional Champion Share. Any such gain or loss will constitute capital gain or loss if such stockholder's Redman Shares are held as a capital asset at the Effective Time;

          (ii) The tax basis of the Champion Shares (including any fractional Champion Share deemed received and exchanged for a cash payment) received by a Redman stockholder in exchange for Redman Shares will be the same as such stockholder's tax basis in the Redman Shares surrendered in exchange therefor; and

          (iii) The holding period of the Champion Shares (including any fractional Champion Share deemed received and exchanged for a cash payment) received by a Redman stockholder will include the period during which the Redman Shares surrendered in exchange therefor were held (provided that such Redman Shares were held by such Redman stockholder as a capital asset at the Effective Time).

     THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR THE REDMAN STOCKHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH REDMAN STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE

FEDERAL INCOME TAX CONSEQUENCES DESCRIBED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EVERY REDMAN STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE SPECIFIC TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY ARISE OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF CHAMPION SHARES RECEIVED IN THE MERGER.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

     The Champion Shares issuable to former Redman stockholders pursuant to the Merger have been registered under the Securities Act. Such shares will be freely transferrable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate of Redman or Champion, as the case may be, for purposes of Rule 145 under the Securities Act (an "Affiliate").

     Pursuant to the terms of the Merger Agreement, Redman has agreed to use its reasonable efforts to cause each director, executive officer and other person who is an Affiliate of Redman to deliver to Champion a written agreement (an "Affiliate Letter"), providing that such person will not sell, transfer or otherwise dispose of or offer or agree to sell, transfer or dispose of or in any other way reduce such person's risk of ownership or investment in (any of the foregoing, a "Disposition") any of the Champion Shares issued to such person in the Merger pursuant to the terms of the Merger Agreement (the "Affiliate Shares") in violation of the Securities Act or the rules and regulations promulgated thereunder.

     An Affiliate Letter provides that the Affiliate signing such letter will not make any Disposition of any Redman Shares (and other rights exercisable for or convertible into such shares) such Affiliate holds (i) in the 30-day period immediately preceding the Effective Time or (ii) after the Effective Time, until Champion shall have publicly released a report including the combined financial results of Champion and Redman for a period of at least 30 days of combined operations of Champion and Redman.

NYSE LISTING

     Champion has agreed to use all reasonable efforts as to cause the approval for listing on the NYSE of the Champion Shares to be issued in connection with the Merger, subject to official notice of issuance. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the approval for listing on the NYSE of the Champion Shares, subject to official notice of issuance. See "TERMS OF THE MERGER -- Conditions to the Merger."

DELISTING OF REDMAN SHARES

     If the Merger is consummated, the Redman Shares will be delisted from Nasdaq.

ABSENCE OF APPRAISAL RIGHTS

     Under the Michigan Business Corporation Law, Champion shareholders will not be entitled to any appraisal rights in connection with the Share Issuance. Under the Delaware General Corporation Law, Redman stockholders will not be entitled to any appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                           NEW DIRECTORS OF CHAMPION

     Champion has agreed to create two additional seats on the Champion Board and to cause Thomas W. Sturgess, Chairman of Redman and another director of Redman selected by Champion from the three listed below, to be elected to the Champion Board. These actions will be taken, in accordance with the Champion By-laws, by the Champion Board effective promptly after the Effective Time. For a period of two years following the Effective Time, Champion shall take, or cause to be taken, all action necessary to nominate

Mr. Sturgess and such other director of Redman to the Champion Board and, in accordance with its normal solicitation efforts, solicit proxies for their election to the Champion Board.

     THOMAS W. STURGESS, 46, has served as Chairman of the Board of Redman since July 1993, as Chief Executive Officer from July 1993 until January 1996, as a director since August 1988, as President and Assistant Secretary from December 1992 until July 1993, as Vice President and Secretary from August 1988 to December 1992 and as President of Redman Corporation, a former subsidiary of Redman, from November 1988 until its merger with Redman in September 1993. Since June 1991, Mr. Sturgess has served as a director of RBPI Holding Corporation, a former subsidiary of Redman which engages, through its subsidiaries, in the manufacture and sale of aluminum and vinyl windows and doors. For more than the past five years, Mr. Sturgess has served as a general partner of Wingate Partners, L.P., a Dallas-based private investment firm. Mr. Sturgess also serves as Chairman of the Board, Chief Executive Officer and President of United Stationers Inc., a wholesale distributor of office products.

     FRANK J. FERACO, 49, has served as a director of Redman since July 1994. Since April 1996, Mr. Feraco has been President of the Kohler Company, a company engaged in the manufacturing and marketing of plumbing products worldwide. Mr. Feraco was President of the Danaher Tool Group of the Danaher Corporation from April 1994 to March 1996. The Danaher Tool Group is engaged in the manufacture of hand tools for industrial and consumer use. From 1991 to 1994, Mr. Feraco served as President and Chief Executive Officer of the Sterling Plumbing Group, a subsidiary of the Kohler Company. From 1975 to 1991, he served in various capacities with Emerson Electric Company, most recently as Senior Vice President, Sales/Marketing for Skil Corporation, a subsidiary of Emerson Electric Company.

     C.A. RUNDELL, JR., 64, has served as a director of Redman since November 1993. Mr. Rundell has been president and sole proprietor of Rundell Enterprises, a venture capital and investments company, since 1988 and Chairman of the Board of NCI Building Systems, Inc., a company engaged in the manufacture of metal building systems, since 1989. Mr. Rundell currently serves as a director of Tyler Corporation, Tandy Brands Accessories, Inc., Eljer Industries, Inc. and Inter-Regional Financial Group.

     ROBERT L. STARK, 63, has served as a director of Redman since November 1993. Since September 1993, Mr. Stark has served as Dean of the University of Kansas Regents Center. From 1958 until his retirement in March 1993, Mr. Stark served in various capacities at Hallmark Cards, Inc., a worldwide manufacturer of greeting cards and related products, including as Executive Vice President, director and President of the Personal Communications Group. Mr. Stark currently serves as a director of Mercantile Bancorporation and Payless Shoe Source, Inc.

                           COMPENSATION OF DIRECTORS

     Pursuant to Champion's 1995 Stock Retainer Plan for Non-employee Directors ("Retainer Plan"), each Director who is not an employee of Champion ("non-employee Director") receives in lieu of all cash compensation an annual retainer of 4,800 Champion Shares or 5,200 Champion Shares if such non-employee Director also serves as a chairperson of a Board Committee. The annual retainer is paid on each annual meeting date upon being elected or reelected as a non-employee Director. The Retainer Plan provides for the payment of retainers through the annual meeting date in 2000. Non-employee Directors are reimbursed for expenses they incur in attending Board and Committee meetings, and Champion also maintains business travel accident insurance coverage for them. Directors who are employees of Champion receive no compensation (beyond their compensation for services as an employee) for serving as Directors.

     Champion's 1991 Stock Plan for Directors (the "Directors' Plan") is available to any new non-employee Director upon his or her first election to the Board. Under the Directors' Plan, the first time a non-employee Director is elected at an annual meeting, he or she will be entitled to a grant immediately following such annual meeting. Stock grants under the Directors' Plan consist of a right to purchase 8,000 shares and a nonqualified stock option to purchase up to 24,000 shares. The right must be exercised within 60 days following the date of grant. Shares purchased pursuant to the right are restricted and nontransferable for a two-year period following the date of purchase. The option becomes exercisable for 6,000 shares when a non-employee Director has exercised the right in full during the applicable 60-day period. Thereafter, 6,000 shares will become exercisable on each successive annual meeting date until the option becomes fully exercisable, even if the Director does not remain on the Board throughout such four-year period. Once the option becomes exercisable, it will remain exercisable for a period not to exceed 10 years from the date of grant, whether or not the non-employee Director remains on the Board for such period. The exercise price for the right is the greater of $0.50 per share or 40% of the fair market value per share on the date of grant and the exercise price for the option is the closing price of the Champion Shares on the NYSE on the date of the grant.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information (the "Unaudited Pro Forma Combined Financial Information") is presented to reflect the estimated impact of the Merger on the historical consolidated financial statements of Champion, on the basis of pooling-of-interests accounting, and the issuance of the estimated 16.5 million Champion Shares estimated to be issued to effect the Merger. The related estimated total number of shares of additional Champion common stock included in the computation of weighted average shares outstanding is 17 million, consisting of 16.5 million shares estimated to be issued to effect the Merger and an additional 0.5 million shares (determined by applying the treasury stock method to the approximately 810,000 Champion Shares issuable upon exercise of outstanding stock options of Redman).

     The Unaudited Pro Forma Combined Financial Information including the Notes thereto should be read in conjunction with the historical consolidated financial statements of Champion and Redman and the unaudited pro forma combined financial data, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "TERMS OF THE MERGER -- Accounting Treatment."

     The Unaudited Pro Forma Combined Condensed Statements of Income for each of years in the three year period ended December 30, 1995 and for the six month periods ended June 29, 1996 and July 1, 1995 assume that the Merger had been consummated at the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Balance Sheet at June 29, 1996 assumes that the Merger had been consummated on the balance sheet date.

     The Unaudited Pro Forma Combined Condensed Balance Sheet combines Champion's June 29, 1996 consolidated balance sheet with Redman's June 28, 1996 consolidated balance sheet. The Unaudited Pro Forma Combined Condensed Statements of Income combine Champion's statements of income for the six months ended June 29, 1996 and July 1, 1995, and the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994 with Redman's statements of income for the six months ended June 28, 1996 and June 30, 1995, and the fiscal years ended March 29, 1996, March 31, 1995 and April 1, 1994, respectively. The Unaudited Pro Forma Combined Condensed Statements of Income presented on pages 48 to 52 are based on Champion's historical financial results, which reflect the effects of the acquisitions, from the dates of such acquisitions, of Dutch Housing, Inc., which was acquired effective January 28, 1994; Chandeleur Homes, Inc. and Crest Ridge Homes, Inc., which were acquired effective February 3, 1995; Grand Manor, Inc., which was acquired effective March 29, 1996, and Homes of Legend, Inc., which was acquired effective April 26, 1996. The Unaudited Pro Forma Combined Condensed Statements of Income presented on pages 53 to 55 are based on Champion's pro forma financial statements which include Champion's historical results combined with the historical results for the comparable periods of Homes of Legend, Inc., and Grand Manor, Inc. together with resulting pro forma adjustments, and assumes the acquisitions had taken place at the beginning of the periods presented.

     In the Unaudited Pro Forma Combined Condensed Statements of Income, Redman's income statement information for the three months ended March 29, 1996 is included in Redman's statements of income for the year ended March 29, 1996 and for the six months ended June 28, 1996, and Redman's income statement information for the three months ended March 31, 1995 is included in Redman's statements of income for the year ended March 31, 1995 and for the six months ended June 30, 1995.

     The Unaudited Pro Forma Combined Financial Information gives effect only to the reclassifications and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Financial Information and does not reflect any cost savings and other benefits anticipated by Champion's management as a result of the Merger. However, the balance sheet data reflects non-recurring, direct costs of the Merger, currently estimated to be $22.5 million, which is the midpoint of $20 to $25 million, the range of the estimated costs. For a discussion of anticipated cost savings and other benefits, see "THE PROPOSED MERGER -- Recommendation of the Board of Directors of Champion and Champion's Reasons for the Merger," "-- Opinion of Financial Advisor to Champion," "-- Recommendation of the Board of Directors of Redman and Redman's Reasons for the Merger," "-- Opinion of Financial Advisor to Redman" and "-- Plans for the

Combined Company Following the Merger." The Unaudited Pro Forma Combined Financial Information is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of Champion's future results of operations or financial position.

     The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the historical consolidated financial statements of Champion and Redman incorporated by reference in this Joint Proxy Statement and Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 29, 1996

                                                             CHAMPION       REDMAN
                                                            ----------    ----------
                                                            HISTORICAL    HISTORICAL
                                                            ----------    ----------
                                                            SIX MONTHS    SIX MONTHS
                                                              ENDED         ENDED
                                                             JUNE 29,      JUNE 28,                            PRO FORMA
                                                               1996          1996       RECLASSIFICATION       COMBINED
                                                            ----------    ----------    ----------------       ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales................................................    $449,608      $321,782         $     --           $771,390
Cost of sales............................................     379,305       253,035           18,494(C)         650,834
Selling, general and administrative expenses.............      37,824        46,820          (18,494)(C)         66,150
                                                             --------      --------         --------           --------
                                                              417,129       299,855               --            716,984
                                                             --------      --------         --------           --------
Operating income.........................................      32,479        21,927               --             54,406
Other income (expense):
  Interest income........................................         272         1,029                               1,301
  Interest expense.......................................        (997)         (233)                             (1,230 )
                                                             --------      --------         --------           --------
Income before income taxes...............................      31,754        22,723               --             54,477
Income taxes.............................................      12,200         9,389                              21,589
                                                             --------      --------         --------           --------
Net income...............................................    $ 19,554      $ 13,334         $     --           $ 32,888
                                                             ========      ========         ========           ========
Income per share.........................................    $   0.59                                          $   0.66
                                                             ========                                          ========
Weighted average shares outstanding......................      33,126                                            50,126 (A)
                                                             ========                                          ========

See Notes to Unaudited Pro Forma Combined Financial Information.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
SIX MONTHS ENDED JULY 1, 1995

                                                          CHAMPION           REDMAN
                                                        -------------    --------------
                                                         HISTORICAL        HISTORICAL
                                                        -------------    --------------
                                                         SIX MONTHS        SIX MONTHS
                                                        ENDED JULY 1,    ENDED JUNE 30,                           PRO FORMA
                                                            1995              1995         RECLASSIFICATION       COMBINED
                                                        -------------    --------------    ----------------       ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales............................................     $ 376,917         $296,519          $       --          $673,436
Cost of sales........................................       321,889          236,741              14,302(C)        572,932
Selling, general and administrative expenses.........        29,939           41,054             (14,302)(C)        56,691
                                                           --------         --------           ---------          --------
                                                            351,828          277,795                  --           629,623
                                                           --------         --------           ---------          --------
Operating income.....................................        25,089           18,724                  --            43,813
Other income (expense):
  Interest income....................................           391              740                                 1,131
  Interest expense...................................        (1,276)            (271)                               (1,547)
                                                           --------         --------           ---------          --------
Income before income taxes...........................        24,204           19,193                  --            43,397
Income taxes.........................................         9,700            8,104                                17,804
                                                           --------         --------           ---------          --------
Net income...........................................     $  14,504         $ 11,089          $       --          $ 25,593
                                                           ========         ========           =========          ========
Income per share.....................................     $    0.46                                               $   0.53
                                                           ========                                               ========
Weighted average shares outstanding..................        31,558                                                 48,558 (A)
                                                           ========                                               ========

See Notes to Unaudited Pro Forma Combined Financial Information.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 30, 1995

                                                          CHAMPION        REDMAN
                                                        ------------    ----------
                                                         HISTORICAL     HISTORICAL
                                                        ------------    ----------
                                                         YEAR ENDED     YEAR ENDED
                                                        DECEMBER 30,    MARCH 29,                            PRO FORMA
                                                            1995           1996       RECLASSIFICATION        COMBINED
                                                        ------------    ----------    ----------------       ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales............................................     $797,871       $613,855         $     --           $1,411,726
Cost of sales........................................      679,732        485,550           32,796(C)         1,198,078
Selling, general and administrative expenses.........       63,186         88,569          (32,796)(C)          118,959
                                                          --------       --------         --------           ----------
                                                           742,918        574,119               --            1,317,037
                                                          --------       --------         --------           ----------
Operating income.....................................       54,953         39,736               --               94,689
Other income (expense):
  Interest income....................................          810          2,156                                 2,966
  Interest expense...................................       (2,313)          (495)                               (2,808)
                                                          --------       --------         --------           ----------
Income before income taxes...........................       53,450         41,397               --               94,847
Income taxes.........................................       21,200         17,362                                38,562
                                                          --------       --------         --------           ----------
Net income...........................................     $ 32,250       $ 24,035         $     --           $   56,285
                                                          ========       ========         ========           ==========
Income per share.....................................     $   1.01                                           $     1.15
                                                          ========                                           ==========
Weighted average shares outstanding..................       31,926                                               48,926 (A)
                                                          ========                                           ==========

See Notes to Unaudited Pro Forma Combined Financial Information.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1994

                                                          CHAMPION        REDMAN
                                                         HISTORICAL     HISTORICAL
                                                        ------------    ----------
                                                         YEAR ENDED     YEAR ENDED
                                                        DECEMBER 31,    MARCH 31,                            PRO FORMA
                                                            1994           1995       RECLASSIFICATION        COMBINED
                                                        ------------    ----------    ----------------       ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales............................................     $585,574       $557,973         $     --           $1,143,547
Cost of sales........................................      501,602        449,921           26,790(C)           978,313
Selling, general and administrative expenses.........       47,332         73,949          (26,790)(C)           94,491
                                                          --------       --------         --------           ----------
                                                           548,934        523,870               --            1,072,804
                                                          --------       --------         --------           ----------
Operating income.....................................       36,640         34,103               --               70,743
Other income (expense):
  Environmental reserve..............................       (2,700)                                              (2,700)
  Interest income....................................          966          1,012                                 1,978
  Interest expense...................................         (816)          (573)                               (1,389)
                                                          --------       --------         --------           ----------
Income from continuing operations before income
  taxes..............................................       34,090         34,542               --               68,632
Income taxes.........................................        8,900         14,602                                23,502
                                                          --------       --------         --------           ----------
Income from continuing operations....................     $ 25,190       $ 19,940         $     --            $  45,130
                                                          ========       ========         ========           ==========
Per share income from continuing operations..........     $   0.82                                            $    0.94
                                                          ========                                           ==========
Weighted average shares outstanding..................       30,932                                               47,932 (A)
                                                          ========                                           ==========

See Notes to Unaudited Pro Forma Combined Financial Information.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED JANUARY 1, 1994

                                                              CHAMPION       REDMAN
                                                             HISTORICAL    HISTORICAL
                                                             YEAR ENDED    YEAR ENDED
                                                             JANUARY 1,     APRIL 1,                            PRO FORMA
                                                                1994          1994       RECLASSIFICATION       COMBINED
                                                             ----------    ----------    ----------------       ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................................    $328,326      $443,056         $     --           $771,382
Cost of sales.............................................     284,012       358,654           21,076(C)         663,742
Selling, general and administrative expenses..............      32,636        61,570          (21,076)(C)         73,130
                                                              --------      --------         --------           --------
                                                               316,648       420,224               --            736,872
                                                              --------      --------         --------           --------
Operating income..........................................      11,678        22,832               --             34,510
Other income (expense):
  Special charge for stock options........................                    (5,225)                             (5,225)
  Decreased equity in subsidiary..........................                      (572)                               (572)
  Interest income.........................................       1,391            --                               1,391
  Interest expense........................................        (486)       (2,741)                             (3,227)
                                                              --------      --------         --------           --------
Income from continuing operations before income taxes and
  extraordinary item......................................      12,583        14,294               --             26,877
Income taxes..............................................       1,400         6,526                               7,926
                                                              --------      --------         --------           --------
Income from continuing operations before extraordinary
  item....................................................    $ 11,183      $  7,768         $     --           $ 18,951
                                                              ========      ========         ========           ========
Per share income from continuing operations before
  extraordinary item......................................    $   0.38                                          $   0.41
                                                              ========                                          ========
Weighted average shares outstanding.......................      29,108                                            46,108 (A)
                                                              ========                                          ========

See Notes to Unaudited Pro Forma Combined Financial Information.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 29, 1996

                                                             CHAMPION       REDMAN
                                                            PRO FORMA     HISTORICAL
                                                            ----------    ----------
                                                            SIX MONTHS    SIX MONTHS
                                                              ENDED         ENDED
                                                             JUNE 29,      JUNE 28,                            PRO FORMA
                                                               1996          1996       RECLASSIFICATION       COMBINED
                                                            ----------    ----------    ----------------       ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales................................................    $483,219      $321,782         $     --           $805,001
Cost of sales............................................     407,972       253,035           18,494(C)         679,501
Selling, general and administrative expenses.............      40,746        46,820          (18,494)(C)         69,072
                                                             --------      --------         --------           --------
                                                              448,718       299,855               --            748,573
                                                             --------      --------         --------           --------
Operating income.........................................      34,501        21,927               --             56,428
Other income (expense):
  Interest income........................................         268         1,029                               1,297
  Interest expense.......................................      (1,679)         (233)                             (1,912)
                                                             --------      --------         --------           --------
Income before income taxes...............................      33,090        22,723               --             55,813
Income taxes.............................................      12,700         9,389                              22,089
                                                             --------      --------         --------           --------
Net income...............................................    $ 20,390      $ 13,334         $     --           $ 33,724
                                                             ========      ========         ========           ========
Income per share.........................................    $   0.62                                          $   0.67
                                                             ========                                          ========
Weighted average shares outstanding......................      33,141                                            50,141 (A)
                                                             ========                                          ========

See Notes to Unaudited Pro Forma Combined Financial Information.

Champion's pro forma results for the period include its historical results combined with the historical results for the comparable period of Homes of Legend, Inc. which was acquired effective April 26, 1996 and Grand Manor, Inc. which was acquired effective March 29, 1996, together with resulting pro forma adjustments.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
SIX MONTHS ENDED JULY 1, 1995

                                                       CHAMPION           REDMAN
                                                     -------------    --------------
                                                       PRO FORMA        HISTORICAL
                                                     -------------    --------------
                                                      SIX MONTHS        SIX MONTHS
                                                     ENDED JULY 1,    ENDED JUNE 30,                           PRO FORMA
                                                         1995              1995         RECLASSIFICATION        COMBINED
                                                     -------------    --------------    ----------------       ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.........................................     $ 417,350         $296,519           $     --            $ 713,869
Cost of sales.....................................       357,107          236,741             14,302(C)           608,150
Selling, general and administrative expenses......        33,486           41,054            (14,302)(C)           60,238
                                                        --------         --------           --------           ----------
                                                         390,593          277,795                 --              668,388
                                                        --------         --------           --------           ----------
Operating income..................................        26,757           18,724                 --               45,481
Other income (expense):
  Interest income.................................           360              740                                   1,100
  Interest expense................................        (2,220)            (271)                                 (2,491)
                                                        --------         --------           --------           ----------
Income before income taxes........................        24,897           19,193                 --               44,090
Income taxes......................................        10,000            8,104                                  18,104
                                                        --------         --------           --------           ----------
Net income........................................     $  14,897         $ 11,089           $     --           $   25,986
                                                        ========         ========           ========           ==========
Income per share..................................     $    0.47                                               $     0.53
                                                        ========                                               ==========
Weighted average shares outstanding...............        31,573                                                   48,573 (A)
                                                        ========                                               ==========

See Notes to Unaudited Pro Forma Combined Financial Information.

Champion's pro forma results for the period include its historical results combined with the historical results for the comparable period of Homes of Legend, Inc. which was acquired effective April 26, 1996 and Grand Manor, Inc. which was acquired effective March 29, 1996, together with resulting pro forma adjustments.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 30, 1995

                                                             CHAMPION        REDMAN
                                                           ------------    ----------
                                                            PRO FORMA      HISTORICAL
                                                           ------------    ----------
                                                            YEAR ENDED     YEAR ENDED
                                                           DECEMBER 30,    MARCH 29,                            PRO FORMA
                                                               1995           1996       RECLASSIFICATION        COMBINED
                                                           ------------    ----------    ----------------       ----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............................................     $889,672       $613,855         $     --           $1,503,527
Cost of sales...........................................      759,108        485,550           32,796(C)         1,277,454
Selling, general and administrative expenses............       70,792         88,569          (32,796)(C)          126,565
                                                             --------       --------         --------           ----------
                                                              829,900        574,119               --            1,404,019
                                                             --------       --------         --------           ----------
Operating income........................................       59,772         39,736               --               99,508
Other income (expense):
  Interest income.......................................          715          2,156                                 2,871
  Interest expense......................................       (4,203)          (495)                               (4,698)
                                                             --------       --------         --------           ----------
Income before income taxes..............................       56,284         41,397               --               97,681
Income taxes............................................       22,300         17,362                                39,662
                                                             --------       --------         --------           ----------
Net income..............................................     $ 33,984       $ 24,035         $     --           $   58,019
                                                             ========       ========         ========           ==========
Income per share........................................     $   1.06                                           $     1.19
                                                             ========                                           ==========
Weighted average shares outstanding.....................       31,956                                               48,956 (A)
                                                             ========                                           ==========

See Notes to Unaudited Pro Forma Combined Financial Information.

Champion's pro forma results for the period include its historical results combined with the historical results for the comparable period of Homes of Legend, Inc. which was acquired effective April 26, 1996 and Grand Manor, Inc. which was acquired effective March 29, 1996, together with resulting pro forma adjustments.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
JUNE 29, 1996

                                                                                     PRO FORMA ADJUSTMENTS
                                                     CHAMPION          REDMAN
                                                    HISTORICAL       HISTORICAL      ---------------------       PRO FORMA
                                                   JUNE 29, 1996    JUNE 28, 1996     DEBIT        CREDIT        COMBINED
                                                   -------------    -------------    -------       -------       ---------
                                                                               (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term
  investments....................................    $   8,859        $  27,655      $    --       $    --       $ 36,514
Accounts receivable, trade.......................       65,527           44,755                                   110,282
Inventories......................................       58,066           23,989          750(C)                    82,805
Deferred taxes and other.........................       13,942           10,305        5,400(B)        450(C)      29,197
                                                      --------         --------      -------       -------       --------
Total current assets.............................      146,394          106,704        6,150           450        258,798
                                                      --------         --------      -------       -------       --------
PROPERTY AND EQUIPMENT, NET......................       63,178           42,326                                   105,504
GOODWILL, NET....................................      106,200           20,954                                   127,154
OTHER ASSETS.....................................        8,016            3,632                                    11,648
                                                      --------         --------      -------       -------       --------
                                                     $ 323,788        $ 173,616      $ 6,150       $   450       $503,104
                                                      ========         ========      =======       =======       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to bank............................    $  30,100        $      --      $    --       $    --       $ 30,100
Accounts payable.................................       57,849           26,341                                    84,190
Other accrued liabilities........................       69,103           56,448                     22,500(B)     148,051
                                                      --------         --------      -------       -------       --------
Total current liabilities........................      157,052           82,789           --        22,500        262,341
                                                      --------         --------      -------       -------       --------
LONG-TERM LIABILITIES............................       32,612           20,852                                    53,464
SHAREHOLDERS' EQUITY:
Common stock.....................................       30,957              145          145(A)     16,500(A)      47,457
Capital in excess of par value...................       16,508           50,045       33,710(A)                    32,843
Retained earnings................................       87,633           37,140       17,100(B)        300(C)     107,973
Treasury stock...................................                       (17,355)                    17,355(A)          --
Foreign currency translation adjustments.........         (974)                                                      (974)
                                                      --------         --------      -------       -------       --------
                                                       134,124           69,975       50,955        34,155        187,299
                                                      --------         --------      -------       -------       --------
                                                     $ 323,788        $ 173,616      $50,955       $56,655       $503,104
                                                      ========         ========      =======       =======       ========

See Notes to Unaudited Pro Forma Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(A) The Unaudited Pro Forma Combined Condensed Balance Sheet reflects the issuance of 1.24 Champion Shares for each issued and outstanding Redman Share to effect the Merger. The estimated total number of Champion Shares assumed to be issued in connection with the Merger is estimated to be 16.5 million. The related estimated total number of shares of additional Champion common stock included in the computation of weighted average shares outstanding is 17 million, consisting of 16.5 million shares estimated to be issued to effect the Merger and 0.5 million shares related to outstanding stock options of Redman. The Unaudited Pro Forma Combined Condensed Balance Sheet also reflects the assumed cancellation of Redman treasury stock in connection with the Merger.

(B) In connection with the Merger, Champion expects to record charges to operations, currently estimated to be approximately $20 to $25 million, in the quarter ending December 28, 1996, the quarter in which the Merger is expected to be consummated. These charges are non-recurring, direct costs of the Merger, of which approximately 40% are investment banking, legal and accounting fees, approximately 25% are reserves against costs triggered by change in control provisions contained in employment agreements with certain executives of Redman, and the remainder are other costs associated with combining and realigning the operations of the two companies. These charges are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income because they are non-recurring costs directly associated with the Merger. An estimated pretax charge of $22.5 million (the midpoint of the range of estimated costs), $17.1 million on an after tax basis, is reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet, together with the related $5.4 million deferred tax benefit. This estimated non-recurring charge is a preliminary estimate only and therefore is subject to change. Although Champion currently has no plans to terminate any members of Redman's current management, Champion believes that it is necessary to reserve against severance costs because the change in control provisions contained in employment agreements of certain executives of Redman allow such persons to voluntarily terminate their employment and receive severance payments.

(C) In connection with the merger Redman's accounting policies will be conformed to those of Champion. The principal differences are with respect to accounting for inventories and plant start-up costs. Champion uses the first in, first out (FIFO) method of accounting for inventories. Redman uses the last in, last out (LIFO) method. Champion expenses plant start-up costs as incurred. Redman defers plant start-up costs and amortizes them over twelve months upon commencement of production. The effects of conforming the companies' accounting policies are reflected on the Unaudited Pro Forma Combined Condensed Balance Sheet. The reclassification reflected on the Unaudited Pro Forma Combined Condensed Income Statements is to classify Redman warranty service costs as cost of sales consistent with Champion's classification.

                 COMPARISON OF RIGHTS OF CHAMPION SHAREHOLDERS
                            AND REDMAN STOCKHOLDERS

     The following is a summary of the material differences between the rights of Champion shareholders and the rights of Redman stockholders. Since Champion is organized under the Michigan Business Corporation Act and Redman is organized under the Delaware General Corporation Law, these differences arise from various provisions of the corporate laws of such states as well as from various differences in the provisions of the Restated Articles of Incorporation, as amended, (the "Champion Articles") and By-laws (the "Champion By-laws") of Champion and the Restated Certificate of Incorporation, as amended, (the "Redman Certificate") and Amended and Restated By-laws (the "Redman By-laws") of Redman.

     The following summary of the material differences between the rights of Champion shareholders and Redman stockholders is qualified in its entirety by reference to the Michigan Business Corporation Act and the Delaware General Corporation Law, respectively, and the Champion Articles, Champion By-laws, Redman Certificate and Redman By-laws.

AMENDMENTS TO CHARTER

     The Champion Articles may be amended, altered, changed or repealed in the manner prescribed by applicable law. To amend articles of incorporation, the Michigan Business Corporation Act generally requires approval of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. The Redman Certificate provides that notwithstanding any provision of the Delaware General Corporation Law which may provide otherwise, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of capital stock is required to alter, amend, change or repeal the Redman Certificate. To amend a certificate of incorporation, the Delaware General Corporation Law requires the affirmative recommendation of the Redman Board and the approval of a majority of all outstanding shares entitled to vote therefor. Under both the Michigan Business Corporation Act and the Delaware General Corporation Law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the articles or certificate of incorporation, as the case may be, if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class (with respect to the Delaware General Corporation Law), or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof.

BY-LAWS

     Under the Delaware General Corporation Law, the authority to adopt, amend or repeal the by-laws of a Delaware corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Redman Certificate expressly grants to its Board of Directors the powers to make, alter or amend the Redman By-laws by vote of at least two-thirds of the directors (not including directors which may be elected by any series of preferred stock, if any), subject to the right of the stockholders to adopt, alter, amend and repeal By-laws made by the Redman Board. Redman stockholders also have the power to adopt, amend or repeal the by-laws by a two-thirds vote. The Michigan Business Corporation Act provides that the shareholders or the Board of a Michigan corporation may adopt, amend or repeal the by-laws unless such power is expressly reserved to the shareholders in the corporation's articles of incorporation or by-laws. The Champion Articles do not expressly reserve such power to the shareholders. The Champion By-laws provide that such By-laws may be amended, altered or repealed by the Champion Board or shareholders.

BOARD CLASSIFICATION

     The Redman By-laws provide that Redman's directors shall be divided into three classes with each class consisting as nearly as possible of one third of the total number of directors comprising the Redman Board and being elected to serve until the third succeeding annual meeting. Champion's Board of Directors is elected each year to serve until the next annual meeting.

REMOVAL OF DIRECTORS

     The Redman Certificate and the Redman By-laws provide for the removal of directors at any time for cause by the affirmative vote of a majority of the then outstanding shares of each class of capital stock of Redman generally entitled to vote in the election of directors. The Redman By-laws provide for the removal of directors which may be elected by any series of preferred stock, if any, with or without cause by the affirmative vote of a majority of the then outstanding shares of each class of capital stock of Redman generally entitled to vote in the election of directors, subject to the terms of any amendment to the Redman Certificate designating a series of preferred stock. The Certificate of Designations of Series A Preferred Stock of Redman Industries, Inc. dated as of August 5, 1994 provides that in the event that preferential dividends accrued on the Series A Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared or paid or set aside for payment, the holders of record of all shares of Redman's preferred stock (including the Series A Preferred Stock), other than any series in respect of which such right has been expressly withheld by the Redman Certificate or the authorizing resolutions included in any certificate of designations therefor, shall have the right, at the next meeting of stockholders called for the election of directors, to elect two members to the Redman Board, which directors shall be in addition to the number of directors required by the Redman By-laws prior to such default, to serve until the next annual meeting. Such right shall continue until all accrued and unpaid preferential dividends on the Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such stockholders in the manner permitted by law; provided, however, that no such action may be taken by written consent. There are currently no outstanding shares of Series A Preferred Stock. The Champion By-laws provide that directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     The Champion By-laws provide that newly created directorships resulting from an increase in the number of directors or the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the directors then in office (even if the number of directors then in office is less than a quorum) unless filled by proper action of the shareholders. Each director chosen to fill such directorship or vacancy shall hold office only until the next election of directors by the shareholders. The Redman By-laws provide that vacancies or newly created directorships may be filled by a majority vote of the directors in office, although less than a quorum, or by the affirmative vote of the stockholders at the next annual meeting or at any special meeting called for such purpose subject to rights of holders of Redman preferred stock. Notwithstanding the foregoing, any vacancies in directorships that have been created pursuant to the terms of the Certificate of Designations of Redman's Series A Preferred Stock as described above may be filled only by Redman's preferred stockholders (or by the remaining director elected by such stockholders, if there be one). Under both the Michigan Business Corporation Act and the Delaware General Corporation Law, newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The Michigan Business Corporation Act and the Delaware General Corporation Law also provide that unless the articles or certificate of incorporation or by-laws otherwise provide, vacancies occurring by reason of the removal of directors with or without cause may be filled by a majority vote of the directors then in office. In addition, under the Delaware General Corporation Law, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire Board of Directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the Delaware General Corporation Law for holding stockholder meetings.

VOTE REQUIRED FOR MERGERS

     The Michigan Business Corporation Act and the Delaware General Corporation Law generally require the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the articles or certificate of incorporation, as applicable, require a greater proportion (neither the Champion Articles nor the Redman Certificate require a greater proportion) to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's charter is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) under the Delaware General Corporation Law the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, under the Delaware General Corporation Law, a dissolution must be approved by all stockholders entitled to vote thereon.

ANTI-TAKEOVER PROVISIONS

     The Michigan Business Corporation Act provides that "control shares" of Champion acquired in a control share acquisition have no voting rights except as granted by Champion shareholders. "Control shares" are shares that, when added to shares previously owned by a shareholder, increase such shareholder's ownership of Champion voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of Champion. A control share acquisition must be approved by a majority of the votes cast by Champion shareholders entitled to vote excluding shares owned by the acquiror and certain Champion officers and directors. No such approval is required, however, for gifts or acquisitions pursuant to a merger to which Champion is a party. The Delaware General Corporation Law has no similar provision.

     The Michigan Business Corporation Act also prohibits Michigan corporations, the shares of which are listed on a national securities exchange, from purchasing any of its shares from any person who holds 3% or more of its shares unless an offer to repurchase is made to all shareholders at the same price, its shareholders authorize the purchase, the shares have been held for at least two years, the purchase is made in the open market, the price is not greater than the average market price during the previous 30 business days or the purchase is otherwise authorized by the Michigan Business Corporation Act. The Delaware General Corporation Law has no similar provision.

     The Michigan Business Corporation Act provides that business combinations between a Michigan corporation which elects to be subject to the relevant statute and a beneficial owner of 10% or more of the voting power of such corporation require the approval of 90% of the votes of each class of stock entitled to be cast and at least 2/3 of the votes of each class of stock entitled to be cast other than shares owned by such 10% owner. Such requirements will not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. The Champion Certificate contains an election to be governed by the relevant statute. The statute does not apply to the Merger.

     The Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such persons' affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder. However, the prohibition does not apply if: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder at an annual or special meeting. This provision of the Delaware General Corporation Law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or by-laws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. The Redman Certificate expressly elects to be governed by this provision of the Delaware General Corporation Law.

DISSENTERS' RIGHTS

     Under the Michigan Business Corporation Act and the Delaware General Corporation Law, holders of shares have the right, in certain circumstances, to dissent from certain extraordinary corporate transactions as to which they have voting rights by demanding payment in cash for their shares equal to the fair value of such shares, as determined by agreement with the corporation or by a court in an action timely brought by the corporation or the dissenters.

     Unlike the Michigan Business Corporation Act, the Delaware General Corporation Law grants dissenters' appraisal rights only in the case of certain mergers and not in certain transactions involving a sale or transfer of assets, a share exchange, a charter amendment or control share acquisition and certain other transactions. The Delaware General Corporation Law does not extend appraisal rights in a merger to holders of shares listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders if stockholders are required to accept as consideration in the merger only stock of the surviving corporation, shares of stock of another corporation which at the effective date will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, cash in lieu of fractional shares or a combination of the above. The Michigan Business Corporation Act does not extend appraisal rights in most situations where the shares held are listed on a national securities exchange or held of record by 2,000 or more shareholders or where the consideration received is cash or a combination of cash and shares listed on a national securities exchange or held of record by 2,000 or more shareholders.

LIMITATION ON DIRECTORS' LIABILITY

     The Champion Articles limit the liability of Champion's directors to Champion or its shareholders to the fullest extent permitted by the Michigan Business Corporation Act. Directors would not be personally liable to Champion or its shareholders for any breach of duty as a director, except for (i) a breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act (involving unlawful distributions to shareholders and loans to directors, officers or employees); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before March 1, 1987.

     The Redman Certificate provides that no director of Redman shall be liable to Redman or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law prohibits exculpation (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

INDEMNIFICATION

     Both the Michigan Business Corporation Act and Delaware General Corporation Law contain provisions setting forth conditions under which a corporation may indemnify its directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or by-laws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The statutory indemnification provisions under the Michigan Business Corporation Act and the Delaware General Corporation Law are substantially the same, although the Michigan Business Corporation Act's non-statutory provisions may be slightly broader with respect to indemnification in suits brought by or in the right of the corporation since the Michigan Business Corporation Act expressly permits indemnification of amounts paid in settlement in connection with such suits while the Delaware General Corporation Law does not expressly permit such indemnification (except for payment of expenses incurred in connection with such suit). As a result, directors, officers, employees or agents who agree to a settlement in a derivative suit brought on behalf of Champion may be indemnified by Champion for the amount paid in settlement as well as expenses incurred in connection with the suit if the standard set forth in the Michigan Business Corporation Act and the Champion By-laws are met. The Champion By-laws provide that its officers, directors, employees and agents shall be indemnified to the fullest extent authorized or permitted by the Michigan Business Corporation Act; provided, however, that Champion shall indemnify such persons with respect to actions initiated by such persons only if authorized by the Champion Board. The Redman Certificate provides that its officers and directors shall be indemnified to the full extent permitted by the Delaware General Corporation Law.

SHAREHOLDER/STOCKHOLDER MEETINGS

     The Michigan Business Corporation Act provides that if a corporation's annual meeting is not held for 90 days after the date designated therefor or for 15 months after its last annual meeting, a court may order the meeting or election to be held upon application by a shareholder. Under the Delaware General Corporation Law, if an annual meeting is not held within 30 days of the date designated for such meeting, or if not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     Under the Michigan Business Corporation Act and the Delaware General Corporation Law, special meetings of shareholders and stockholders, as the case may be, may be called by the board of directors and by such person or persons as so authorized by the charter or the by-laws. The Champion By-laws provide that special meetings of shareholders may be called at any time by the Chairman, the President or the Board of Directors. The Redman Certificate and By-laws provide that special meetings of stockholders may be called at any time by the Chairman of the Board, the Board of Directors, or any holder or holders of record of at least 25% of the outstanding shares of capital stock of Redman then entitled to vote on any matter for which the meeting is being called.

ACTION BY WRITTEN CONSENT

     Under the Michigan Business Corporation Act, any shareholder action required or permitted to be taken by shareholder vote may be taken with the unanimous written consent of the shareholders. The articles of incorporation may provide that such shareholder action may be taken upon the written consent of holders of the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Champion Articles do not so provide. Under the Delaware General Corporation Law, unless the charter provides otherwise, any action required to be taken or which may be taken at a meeting of stockholders may be taken without a vote, without a meeting and without prior notice, with the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Redman Certificate provides that actions of the stockholders may not be effected by written consent (except for those actions to be taken by holders of preferred stock, if any).

PAYMENT OF DIVIDENDS

     Under the Delaware General Corporation Law, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets. The Michigan Business Corporation Act permits Champion to pay dividends and make other distributions unless, as a result, Champion would become insolvent or its assets would be less than its liabilities (each as valued as provided in the Michigan Business Corporation Act) plus any preferential rights.

RIGHTS PLANS

     Champion. Champion has distributed one preferred share purchase right on each Champion Share. The rights entitle the shareholders to certain rights in the event of certain transactions involving Champion. Redman stockholders shall receive one such preferred share purchase right with respect to each Champion Share received pursuant to the Merger Agreement. See "Description of Champion Capital Stock -- Preferred Share Purchase Rights."

     Redman. On July 26, 1994, the Board of Directors of Redman declared a dividend of one preferred stock purchase right on each outstanding Redman Share. The rights, which, unless earlier redeemed, expire on July 26, 2004, were issued on August 5, 1994 to Redman stockholders of record on that date and were authorized to be issued in respect of each Redman Share subsequently issued. Under certain circumstances each right will entitle the holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01 per share, of Redman at an exercise prise of $60 per one one-hundredth of a share, subject to adjustment. The rights will not be exercisable or transferable apart from the Redman Common Stock until the earlier to occur of either (i) the tenth day following the first date on which there has been a public announcement by Redman or an Acquiring Person (as hereinafter defined) that an Acquiring Person has become such or, if earlier, the date on which a majority of the Continuing Directors (as defined in the Rights Agreement, dated as of July 26, 1994, between Redman and Bank One Texas, N.A.) have become aware of the existence of an Acquiring Person or (ii) the tenth business day after the date of the commencement by a person of, or the first public announcement of the intent of any person to commence, a tender or exchange offer, upon the consummation of which such person, together with its affiliates and associates, would be the beneficial owner of 30% or more of Redman's voting stock (such earlier date being referred to as the "Distribution Date"). The rights will not have any voting rights or be entitled to dividends.

     If, after the Distribution Date, Redman is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, each holder of a right shall thereafter have the right to receive on exercise of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. In addition, in the event a person or group shall become the beneficial owner of 15% or more of the outstanding Redman voting stock, including the Redman Shares without the approval of the Redman Board (such person being an "Acquiring Person"), each holder of a right other than an Acquiring Person shall have the right, upon exercise of a right, to receive Redman preferred stock having a market value equal to two times the exercise price of the right. Notwithstanding the foregoing, any rights that are owned or acquired by an Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such rights. The rights are redeemable at $.01 per right at any time on or prior to the earlier of (i) the tenth day following the time that a person or group has become an Acquiring Person, or (ii) July 26, 2004. After the Distribution Date, the rights may be redeemed only if approved by a majority of Continuing Directors provided that there are at least two such Continuing Directors.

                     DESCRIPTION OF CHAMPION CAPITAL STOCK

GENERAL

     The authorized capital stock of Champion consists of: 75,000,000 Champion Shares and 5,000,000 shares of preferred stock, no par value ("Champion
Preferred Shares"). As of September 23, 1996, there were            Champion
Shares issued and outstanding,            Champion Shares issuable upon the
exercise or conversion of options, warrants or convertible securities granted or issuable by Champion, and no Champion Preferred Shares issued and outstanding.

CHAMPION SHARES

     Champion shareholders are entitled to one vote per share and have no preemptive rights to subscribe for any additional securities which Champion may issue. There are no redemption provisions or sinking fund provisions applicable to the Champion Shares, nor are the Champion Shares subject to calls or assessments by Champion. Champion shareholders do not have preference, conversion or exchange rights. In the event of liquidation, dissolution or winding up of Champion, Champion shareholders will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of any shares of Champion Preferred Shares issued and outstanding.

CHAMPION PREFERRED SHARES

     The Champion Board is authorized to provide for the issuance from time to time of one or more classes or series of Champion Preferred Shares and to fix the voting powers and the designations, preferences, qualifications or restrictions which Champion Preferred Shares will have with respect to any other class or series of capital stock of Champion.

PREFERRED SHARE PURCHASE RIGHTS

     On January 9, 1996, the Champion Board of Directors declared a dividend of one preferred share purchase right (a "Champion Right") on each outstanding Champion Share. The Champion Rights, which expire on February 5, 2006, were issued on February 5, 1996 to shareholders of record on that date and were authorized to be issued in respect of each share of Champion Share subsequently issued. Under certain circumstances each Champion Right will entitle the holder to purchase one-half of one-hundredth of a share of Series A Preferred Stock, no par value (the "Series A Preferred Shares"), of Champion at an exercise price of $70 per one half of one-hundredth of a Series A Preferred Share, subject to adjustment. The Champion Rights will not be exercisable or transferable apart from the Champion Shares until the earlier to occur of either: (i) ten business days following a public announcement that a person or group has acquired 20% or more of the outstanding Champion Shares, or (ii) ten business days following commencement of, or a public announcement of an intention to make, a tender or exchange offer, which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Champion Shares. The Champion Rights will not have any voting rights nor be entitled to dividends.

     If, after the Champion Rights become exercisable, Champion is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, provision will be made for each holder of a Champion Right to receive on exercise of the Champion Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Champion Right. In addition, in the event a person or group shall become the beneficial owner of 20% or more of the outstanding Champion Shares (an "Acquiring Person"), each holder of a Champion Right other than an Acquiring Person shall have the right, upon exercise of a Champion Right, to purchase Champion Shares (or other property or securities) having a market value equal to two times the exercise price of the Champion Right. Notwithstanding the foregoing, any Champion Rights that are owned or acquired by an Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such Champion Rights. The Champion Rights are redeemable at $.01 per Champion Right at any time prior to the time that a person or group acquires beneficial ownership of 20% or more of the outstanding Champion Shares.

DIVIDENDS

     Champion shareholders are entitled to receive dividends, when and if declared by the Champion Board, out of funds legally available therefor.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF CHAMPION'S BY-LAWS

     Certain provisions of the By-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the Champion Shares held by shareholders.

     Special Meeting of Shareholders. The Champion By-laws provide that special meetings of shareholders of Champion may be called only by the Champion Board of Directors, the Chairman of the Board of Directors or the President. This provision will make it more difficult for stockholders to take action opposed by the Champion Board.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. Champion's By-laws provide that shareholders seeking to bring business before an annual or special meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. Champion's By-laws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. For a more complete description of the provisions of Champion's By-laws regarding these matters, see "COMPARISON OF RIGHTS OF CHAMPION SHAREHOLDERS AND REDMAN STOCKHOLDERS -- Shareholders/Stockholders Meetings."

                                 LEGAL MATTERS

     Certain legal matters with respect to the Champion Shares offered hereby (including the validity thereof) will be passed upon for Champion by Dykema Gossett PLLC, counsel to Champion.

     Certain tax matters in connection with the Merger as discussed under "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences of the Merger" will be passed upon by Weil, Gotshal & Manges LLP, counsel to Redman.

                                    EXPERTS

     The financial statements incorporated in this Joint Proxy Statement and Prospectus by reference to the Champion Enterprises, Inc. Annual Report on Form 10-K for the year ended December 30, 1995 has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     It is anticipated that a representative of Price Waterhouse LLP will be present at the Champion Special Meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

     The consolidated financial statements of Redman incorporated by reference in Redman's Annual Report (Form 10-K) for the year ended March 29, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     It is anticipated that a representative of Ernst & Young LLP will be present at the Redman Special Meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement and Prospectus, neither the Redman Board nor the Champion Board knows of any other matters to be presented for action by Redman stockholders or Champion shareholders at the respective Special Meetings. If, however, any other matters not now known are properly brought before the Special Meetings, the management of Redman or Champion, as the case may be, will vote upon the same according to their discretion and best judgment.

                       PROPOSALS OF CHAMPION SHAREHOLDERS
                            AND REDMAN STOCKHOLDERS

     Shareholder proposals intended to be considered for inclusion in Champion's proxy statement for presentation at the 1997 annual meeting of Champion must be received by Champion by November 22, 1996.

     The deadline has passed for stockholder proposals intended to be considered for inclusion in Redman's proxy statement for presentation at the 1996 annual meeting of Redman. Such stockholder proposals must have been received by Redman by March 11, 1996. If the Merger is consummated, no 1996 annual meeting will be held.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          CHAMPION ENTERPRISES, INC.,

                             RHI ACQUISITION CORP.

                                      AND

                            REDMAN INDUSTRIES, INC.

                                August 19, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          -----
ARTICLE I
  THE MERGER
1.1       The Merger...................................................................     A-1
1.2       Effective Time...............................................................     A-1
1.3       Effects of the Merger........................................................     A-1
1.4       Certificate of Incorporation and By-laws.....................................     A-2
1.5       Directors and Officers.......................................................     A-2
1.6       Additional Actions...........................................................     A-2
ARTICLE II
  CONVERSION OF SECURITIES
2.1       Conversion of Capital Stock..................................................     A-2
2.2       Exchange Ratio; Fractional Shares............................................     A-2
2.3       Exchange of Certificates.....................................................     A-2
          (a) Exchange Agent...........................................................     A-2
          (b) Exchange Procedures......................................................     A-3
          (c) Distributions with Respect to Unexchanged Shares.........................     A-3
          (d) No Further Ownership Rights in Company Common Stock......................     A-3
          (e) Termination of Exchange Fund.............................................     A-4
          (f) No Liability.............................................................     A-4
          (g) Investment of Exchange Fund..............................................     A-4
2.4       Treatment of Stock Options...................................................     A-4
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
3.1       Organization and Standing....................................................     A-5
3.2       Subsidiaries.................................................................     A-5
3.3       Corporate Power and Authority................................................     A-5
3.4       Capitalization of Parent.....................................................     A-6
3.5       Conflicts, Consents and Approval.............................................     A-6
3.6       Absence of Certain Changes...................................................     A-7
3.7       Parent SEC Documents.........................................................     A-7
3.8       Taxes........................................................................     A-7
3.9       Compliance with Law..........................................................     A-8
3.10      Registration Statement.......................................................     A-8
3.11      Litigation...................................................................     A-8
3.12      Brokerage and Finder's Fees..................................................     A-8
3.13      Opinion of Financial Advisor.................................................     A-8
3.14      Accounting Matters...........................................................     A-8
3.15      Tax-Free Reorganization......................................................     A-9
3.16      Employee Benefit Plans.......................................................     A-9
3.17      Contracts....................................................................    A-10
3.18      Labor Relations..............................................................    A-10
3.19      Permits......................................................................    A-11
3.20      Environmental Matters........................................................    A-11
3.21      Company Stock Ownership......................................................    A-11

                                                                                          PAGE
                                                                                          -----
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1       Organization and Standing....................................................    A-11
4.2       Subsidiaries.................................................................    A-12
4.3       Corporate Power and Authority................................................    A-12
4.4       Capitalization of the Company................................................    A-12
4.5       Conflicts; Consents and Approvals............................................    A-13
4.6       Absence of Certain Changes...................................................    A-13
4.7       Company SEC Documents........................................................    A-13
4.8       Taxes........................................................................    A-14
4.9       Compliance with Law..........................................................    A-14
4.10      Registration Statement.......................................................    A-14
4.11      Litigation...................................................................    A-14
4.12      Brokerage and Finder's Fees..................................................    A-15
4.13      Opinion of Financial Advisor.................................................    A-15
4.14      Accounting Matters...........................................................    A-15
4.15      Tax-Free Reorganization......................................................    A-15
4.16      Employee Benefit Plans.......................................................    A-15
4.17      Contracts....................................................................    A-16
4.18      Labor Relations..............................................................    A-16
4.19      Permits......................................................................    A-17
4.20      Environmental Matters........................................................    A-17
4.21      Parent Stock Ownership.......................................................    A-17
4.22      DGCL Section 203 and State Takeover Laws.....................................    A-17
4.23      Company Rights Agreement.....................................................    A-17
ARTICLE V
  COVENANTS OF THE PARTIES
5.1       Mutual Covenants.............................................................    A-17
          (a) General..................................................................    A-17
          (b) HSR Act..................................................................    A-18
          (c) Other Governmental Matters...............................................    A-18
          (d) Pooling-of-Interests.....................................................    A-18
          (e) Tax-Free Treatment.......................................................    A-18
          (f) Public Announcements.....................................................    A-18
          (g) Access...................................................................    A-18
          (h) Stockholders Meeting.....................................................    A-18
          (i) Preparation of Proxy Statement and Registration Statement................    A-18
          (j) Notification of Certain Matters..........................................    A-19
          (k) Affiliates...............................................................    A-19
5.2       Covenants of Parent..........................................................    A-19
          (a) Conduct of Parent's Operations...........................................    A-19
          (b) Indemnification; Insurance...............................................    A-20
          (c) Consulting Agreement.....................................................    A-20
          (d) Listing Application......................................................    A-20
          (e) Directors of Parent......................................................    A-20
          (f) Employee Benefits........................................................    A-21
5.3       Covenants of the Company.....................................................    A-21
          (a) Conduct of the Company's Operations......................................    A-21
          (b) No Solicitation..........................................................    A-23

                                                                                          PAGE
                                                                                          -----
ARTICLE VI
  CONDITIONS
6.1       Mutual Conditions............................................................    A-23
6.2       Conditions to Obligations of the Company.....................................    A-24
6.3       Conditions to Obligations of Parent and Sub..................................    A-24
ARTICLE VII
  TERMINATION AND AMENDMENT
7.1       Termination..................................................................    A-25
7.2       Effect of Termination........................................................    A-26
7.3       Amendment....................................................................    A-27
7.4       Extension; Waiver............................................................    A-28
ARTICLE VIII
  MISCELLANEOUS
8.1       Survival of Representations and Warranties...................................    A-28
8.2       Notices......................................................................    A-28
8.3       Interpretation...............................................................    A-29
8.4       Counterparts.................................................................    A-29
8.5       Entire Agreement.............................................................    A-29
8.6       Third Party Beneficiaries....................................................    A-29
8.7       Governing Law................................................................    A-29
8.8       Specific Performance.........................................................    A-29
8.9       Assignment...................................................................    A-29
8.10      Expenses.....................................................................    A-29
8.11      Incorporation of Disclosure Schedules........................................    A-29
8.12      Severability.................................................................    A-29
8.13      Subsidiaries.................................................................    A-29

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 19th day of August, 1996, by and among Champion Enterprises, Inc., a Michigan corporation ("Parent"), RHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Redman Industries, Inc., a Delaware corporation (the "Company").

                             PRELIMINARY STATEMENTS

     A. Parent desires to combine with the business and operations of the Company through the merger (the "Merger") of Sub with and into the Company, with the Company as the surviving corporation, pursuant to which each share of Company Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Parent Common Stock (as defined in Section 3.4) as more fully provided herein.

     B. The Company desires to combine its business and operations with the businesses of Parent and to become a wholly owned subsidiary of Parent and for the holders of shares of Company Common Stock ("Company Stockholders") to have a continuing equity interest in the combined businesses of Parent and the Company.

     C. The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Parent, Sub and the Company have determined that the Merger in the manner contemplated herein is fair to and in the best interests of their respective stockholders and, by duly adopted resolutions, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than two business days thereafter (the date of such merger being referred to herein as the "Closing Date"). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom at 919 Third Avenue, New York, New York, or such other place as the parties may agree.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     1.4 Certificate of Incorporation and By-laws. The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the initial Certificate of Incorporation of the Surviving Corporation. The Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation.

     1.5 Directors and Officers. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and the directors of Sub shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to carry out the provisions of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the Company:

          (a) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. Such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.24 shares of Parent Common Stock (the "Exchange Ratio").

          (c) Each share of capital stock of the Company held in the treasury of the Company or held by Parent or any of its subsidiaries shall be cancelled and retired and no payment shall be made in respect thereof.

     2.2 Exchange Ratio; Fractional Shares. No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b). To the extent that an outstanding share of Company Common Stock would otherwise have become a fractional share of Parent Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Company Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Parent Common Stock on the New York Stock Exchange Composite Tape ("NYSE") on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Parent or the Company shall declare a stock dividend or other distribution payable in shares of its common stock or securities convertible into shares of its common stock, or effect a stock split, reclassification, combination or other change with respect to its common stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3 Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall make available to an exchange agent designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of Company Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(b) hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Law (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Company Stockholders for six months after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand thereby, and holders of shares of Company Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

          (f) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit, or cause to be deposited, in such Exchange Fund on behalf of the Surviving Corporation cash in an amount equal to such loss.

     2.4 Treatment of Stock Options

          (a) Prior to the Effective Time, Parent and the Company shall take all such actions as may be necessary to cause each unexpired and unexercised option or right to purchase shares of Company Common Stock granted (or subject to being granted on a contingent basis) under the Company's various stock option plans in effect on the date hereof to current or former directors, officers, employees, consultants or independent contractors of the Company or its subsidiaries (each, a "Company Option") to cease to represent the right to purchase Company Common Stock and to be adjusted at the Effective Time to represent the right (an "Adjusted Option") to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of the Company Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Company Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Company Option immediately before the Effective Time. In connection with the issuance of Adjusted Options, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Adjusted Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Adjusted Options, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto.

          (b) Parent agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act") to register shares of Parent Common Stock issuable upon exercise of the Adjusted Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     In order to induce the Company to enter into this Agreement, Parent and Sub hereby represent and warrant to the Company that the statements contained in this Article III are true, correct and complete.

     3.1 Organization and Standing. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Parent. The copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of Parent and each of its subsidiaries, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     3.2 Subsidiaries. As of the date hereof, other than immaterial interests, Parent does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company and dated the date hereof. Section 3.2 to the Parent Disclosure Schedule sets forth as to each subsidiary of Parent: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in Section 3.2 to the Parent Disclosure Schedule, each of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on Parent. All of the outstanding shares of the capital stock of Sub are directly owned by Parent. Other than as set forth in Section 3.2 to the Parent Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Parent; and no subsidiary of Parent has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Parent or any predecessor thereof. As used in this Section 3.2, "capital stock" shall include capital stock or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such entity.

     3.3 Corporate Power and Authority.

          (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Share Issuance (as defined below) by the requisite votes of the stockholders of Parent (the "Parent Stockholders") in accordance with the rules of the NYSE and this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that the issuance of Parent Common Stock pursuant hereto (the "Share Issuance") be submitted to the Parent Stockholders for approval at a stockholders meeting and, except for the approval of the Share Issuance by the Parent Stockholders in accordance with the rules of the NYSE, no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          (b) Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Sub are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable against Sub in accordance with its terms.

     3.4 Capitalization of Parent. Parent's authorized capital stock consists solely of (a) 75,000,000 shares of common stock, $1.00 par value per share ("Parent Common Stock"), and (b) 5,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"), of which 300,000 shares are designated as "Series A Preferred Stock." As of August 16, 1996, (i) 30,921,235 shares of Parent Common Stock were issued and outstanding, (ii) 3,828,540 shares of Parent Common Stock were issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent, other than the rights ("Parent Rights") issued under the rights agreement, dated January 9, 1996, between Parent and Harris Trust and Savings Bank (the "Parent Rights Agreement"), (iii) no shares of Parent Preferred Stock were issued and outstanding, and (iv) 309,212 shares of Series A Preferred Stock were issuable upon exercise of the Parent Rights in accordance with the terms of the Parent Rights Agreement. Since August 16, 1996, Parent has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of Parent capital stock is, and all shares of Parent Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above, in the Parent SEC Documents (as defined in Section 3.7) or in Section 3.4 to the Parent Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent; and Parent has no obligation of any kind to issue any additional securities or to pay for securities of Parent or any predecessor. Parent has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Parent Common Stock.

     3.5 Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of Parent or any subsidiary of Parent;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Parent or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval of the Share Issuance by Parent Stockholders, (ii) approval of the listing of the shares of Parent Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

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

except for any of the foregoing that are set forth in subsections (b), (c) or
(d) of Section 3.5 to the Parent Disclosure Schedule and, in the case of (b),
(c) and (d), for any of the foregoing that would not, in the aggregate, have a material adverse effect on Parent or that would not prevent or delay the consummation of the transactions contemplated hereby.

     3.6 Absence of Certain Changes. Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof, since December 31, 1995, (i) each of Parent and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on Parent (but, excluding for such purposes, events that are generally applicable in Parent's and the Company's industry and the United States economy), and (iii) neither Parent nor any of its subsidiaries has taken any action which would be prohibited by Section 5.2(a).

     3.7 Parent SEC Documents. Each of Parent and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Parent included in the Parent SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     3.8 Taxes. Except as set forth in the Parent SEC Documents, (i) each of Parent and its subsidiaries has duly filed all federal and state income tax returns and all other material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Parent or any of its subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (ii) all of the foregoing returns and reports are true and correct in all material respects, and each of Parent and its subsidiaries has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) each of Parent and its subsidiaries has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of Parent included in the Parent SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995,
(iv) neither Parent nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Parent nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against Parent or any of its subsidiaries for which there are not adequate reserves in its financial statements (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such tax, (vii) the federal income tax returns of Parent have never been audited by the Internal Revenue Service, and the federal income tax returns of its subsidiaries have not been audited by the Internal Revenue Service, since February 25, 1977, (viii) neither Parent nor any of its subsidiaries is or has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which Parent is currently a member, (ix) there are no liens for taxes on any assets of Parent or any of its subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in its financial statements in accordance with generally accepted accounting principles), (x) Parent and its subsidiaries have withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll taxes required to be withheld (including, without limitation, pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (xi) Parent has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. For purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon and additions to tax. In addition, the term "tax return" shall mean any return, declaration, statement, report, schedule, certificate, form information return, or any other document (including any related or supporting information) required to be supplied to, or filed with, a taxing authority (foreign or domestic) in connection with taxes.

     3.9 Compliance with Law. Each of Parent and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Law") relating to it or its business or properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on Parent.

     3.10 Registration Statement. None of the information provided by Parent or any of its subsidiaries for inclusion in the registration statement on Form S-4 to be filed with the Commission by Parent under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to shares of Parent Common Stock to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Company Stockholders with respect to the Merger and the Parent Stockholders with respect to the Share Issuance (collectively and as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to the Company and its subsidiaries, will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

     3.11 Litigation. Except as set forth in the Parent SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which, in the aggregate, could reasonably be expected to have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

     3.12 Brokerage and Finder's Fees. Except for Parent's obligation to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (a copy of the agreement relating to such obligation having previously been provided to the Company), Parent has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to DLJ, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

     3.13 Opinion of Financial Advisor. Parent has received the opinion of DLJ to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

     3.14 Accounting Matters. To the best knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with

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

Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

     3.15 Tax-Free Reorganization. To the best knowledge of Parent, neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     3.16 Employee Benefit Plans.

          (a) For purposes of this Agreement, the following terms have the definitions given below:

             "Controlled Group Liability" means any and all liabilities under
        (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Parent Plans with respect to Parent, or Company Plans (as defined below) with respect to the Company.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

             "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
        Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

             "Parent Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Parent or any of its subsidiaries or to which Parent or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Parent Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) Section 3.16 to the Parent Disclosure Schedule lists all Parent Plans. With respect to each Parent Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Parent Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Parent Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Parent Plan or the related trust.

          (d) All contributions required to be made to any Parent Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in Parent's financial statements contained in the Parent SEC Documents.

          (e) Parent and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to, any

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

     requirement for the posting of security with respect to a Parent Plan or the imposition of any lien on the assets of Parent or any of its subsidiaries under ERISA or the Code.

          (f) Except as set forth in Section 3.16(f) to the Parent Disclosure Schedule, no Parent Plan is subject to Title IV or Section 302 of ERISA or
     Section 412 or 4971 of the Code. No Parent Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Parent or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Parent or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither Parent nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
     Section 4069 or Section 4204 of ERISA.

          (h) Except as set forth in Section 3.16(h) to the Parent Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Parent nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of Parent or any of its subsidiaries, pursuant to a "change in control" or "change of control" or otherwise. Without limiting the generality of the foregoing and except as set forth in Section 3.16(i) to the Parent Disclosure Schedule, no amount paid or payable by Parent or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans which could reasonably be expected to result in any material liability of Parent or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     3.17 Contracts. None of Parent, any of its subsidiaries, or, to the knowledge of Parent, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by Parent under, any contract, agreement, guarantee, lease or executory commitment (each a "Contract") to which it is a party, except such violations or defaults under such Contracts which, in the aggregate, would not have a material adverse effect on Parent.

     3.18 Labor Relations. There is no unfair labor practice complaint against Parent or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Parent, threatened against or involving Parent or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries.

     3.19 Permits. Each of Parent and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

     3.20 Environmental Matters.

          (a) As used herein, the term "Environmental Laws" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all applicable authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder to the extent applicable to the specific operations of Parent or the Company, as applicable.

          (b) Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof, there are, with respect to Parent, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any materials into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and none of Parent and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a material adverse effect on Parent.

          (c) Except as set forth in the Parent SEC Documents filed with the Commission as of the date hereof, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Parent or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by Parent or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of Parent's business, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

     3.21 Company Stock Ownership. Except as set forth in Section 3.21 to the Parent Disclosure Schedule, neither Parent nor any of its "affiliates" or "associates" "owns" (as each of such terms is defined in Section 203 of the DGCL) any shares of Company Common Stock or other securities convertible into Company Common Stock.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce Parent and Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Sub that the statements contained in this Article IV are true, correct and complete.

     4.1 Organization and Standing. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on the Company. The copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of the

Company and each of its subsidiaries, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     4.2 Subsidiaries. As of the date hereof, other than immaterial interests, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent and dated the date hereof. Section 4.2 to the Company Disclosure Schedule sets forth as to each subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital and (iii) the number of issued and outstanding shares of its capital stock or share capital. Except as set forth in Section 4.2 of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, other than liens imposed by law which could not reasonably be expected to have, in the aggregate, a material adverse effect on the Company. Other than as set forth in
Section 4.2 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of the Company; and no subsidiary of the Company has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of the Company or any predecessor thereof. As used in this Section 4.2, "capital stock" shall include capital stock or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such entity.

     4.3 Corporate Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Merger and the adoption and authorization of this Agreement by the stockholders of the Company in accordance with the DGCL and this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company Stockholders for adoption at a stockholders meeting and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of shares of Company Common Stock in accordance with the Applicable Law, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.4 Capitalization of the Company. The Company's authorized capital stock consists solely of (a) 20,000,000 shares of common stock, $0.01 par value per share ("Company Common Stock") and (b) 10,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"), of which 1,000,000 are designated as "Series A Junior Preferred Stock". As of August 16, 1996, (i) 13,307,251 shares of Company Common Stock were issued and outstanding, (ii) 654,026 shares of Company Common Stock were issuable upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issuable (on a contingent basis or otherwise) by the Company, other than the rights (the "Company Rights") issued under the Company Rights Agreement (as defined below), (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) 13,308 shares of "Series A Junior Preferred Stock" were issuable upon exercise of the Company Rights in accordance with the terms of the Company Rights Agreement. Since August 16, 1996, the Company has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above, in the Company SEC Documents (as defined in Section 4.7) or in Section 4.4 to the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company; and the Company has no obligation of any kind to issue any additional securities or to pay for securities of the Company or any predecessor. The Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Company Common Stock.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of the Company or any subsidiary of the Company;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Company Stockholders, (ii) actions required by the HSR Act and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except for any of the foregoing that are set forth in subsections (b), (c) or
(d) of Section 4.5 of the Company Disclosure Schedule and, in the case of (b),
(c) and (d), for any of the foregoing that would not, in the aggregate, have a material adverse effect on the Company or that would not prevent or delay the consummation of the transactions contemplated hereby.

     4.6 Absence of Certain Changes. Except as set forth in the Company SEC Documents filed with the Commission as of the date hereof, since March 29, 1996,
(i) each of the Company and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, (ii) no event has occurred which has or which would reasonably be expected to have, in the aggregate, a material adverse effect on the Company (but, excluding for such purposes, events that are generally applicable in Parent's and the Company's industry and the United States economy), and (iii) neither the Company nor any of its subsidiaries has taken any action which would be prohibited by Section 5.3(a).

     4.7 Company SEC Documents. Each of the Company and its subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since September 23, 1993 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of the Company included in the Company SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     4.8 Taxes. Except as set forth in the Company SEC Documents or in Section
4.8 to the Company Disclosure Schedule, (i) each of the Company and its subsidiaries has duly filed all federal and state income tax returns and all other material tax returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or any of its subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (ii) all of the foregoing returns and reports are true and correct in all material respects, and each of the Company and its subsidiaries has paid or, prior to the Effective Time, will pay all taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (iii) each of the Company and its subsidiaries has paid or made adequate provision (in accordance with generally accepted accounting principles) in the financial statements of the Company included in the Company SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995, (iv) neither the Company nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither the Company nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (v) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against the Company or any of its subsidiaries for which there are not adequate reserves in its financial statements (in accordance with generally accepted accounting principles), (vi) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such tax, (vii) the federal income tax returns of the Company and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending March 31, 1989, (viii) neither the Company nor any of its subsidiaries is or has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member (other than RBPI Holding Corporation and its subsidiaries), (ix) there are no liens for taxes on any assets of the Company or any of its subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in its financial statements in accordance with generally accepted accounting principles), (x) the Company and its subsidiaries have withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll taxes required to be withheld (including, without limitation, pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (xi) the Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     4.9 Compliance with Law. Each of the Company and its subsidiaries is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Law relating to it or its business or properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on the Company.

     4.10 Registration Statement. None of the information provided by the Company or any of its subsidiaries for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Parent and its subsidiaries, will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.11 Litigation. Except as set forth in the Company SEC Documents, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, in the aggregate, could reasonably be expected to have a material adverse effect on the Company. Neither the

Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

     4.12 Brokerage and Finder's Fees. Except for the Company's obligation to Dillon, Read & Co. Inc. ("Dillon Read") (a copy of the written agreement relating to such obligation having previously been provided to Parent), the Company has not incurred and will not incur, directly or indirectly, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than the foregoing obligation to Dillon Read, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

     4.13 Opinion of Financial Advisor. The Company has received the opinion of Dillon Read to the effect that, as of the date hereof, the Exchange Ratio is fair to the Company Stockholders from a financial point of view.

     4.14 Accounting Matters. To the best knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission thereon.

     4.15 Tax-Free Reorganization. To the best knowledge of the Company, neither the Company nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     4.16 Employee Benefit Plans.

          (a) For purposes of this Agreement, "Company Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Company Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) Section 4.16 to the Company Disclosure Schedule lists all Company Plans. With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Company Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Company Plan or the related trust.

          (d) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Company's financial statements contained in the Company SEC Documents.

          (e) The Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans. There is not now, and there are no existing, circumstances that standing alone could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

          (f) Except as set forth in Section 4.16(f) to the Company Disclosure Schedule, no Company Plan is subject to Title IV or Section 302 of ERISA or
     Section 412 or 4971 of the Code. No Company Plan is a Multiemployer Plan (as defined in Section 3.16) or a Multiple Employer Plan (as defined in
     Section 3.16), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          (h) Except as set forth in Section 4.16(h) to the Company Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as set forth in Section 4.16(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of the Company or any of its subsidiaries, pursuant to a "change in control" or "change of control" or otherwise. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     4.17 Contracts. Except as set forth in Section 4.17 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries, or, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company under, any Contract to which it is a party, except such violations or defaults under such Contracts which, in the aggregate, would not have a material adverse effect on the Company.

     4.18 Labor Relations. There is no unfair labor practice complaint against the Company or any of its subsidiaries pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, except for any such proceedings which would not have a material adverse effect on the Company. Except as disclosed in the Company SEC Documents, neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries.

     4.19 Permits. Each of the Company and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for any such Permits the failure of which to possess, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

     4.20 Environmental Matters.

          (a) Except as set forth in the Company SEC Documents filed with the Commission as of the date hereof, there are, with respect to the Company, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any materials into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and none of the Company and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company.

          (b) Except as set forth in Section 4.20 to the Company Disclosure Schedule or set forth in the Company SEC Documents filed with the Commission as of the date hereof, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its subsidiaries during the period the property was so owned, leased or used, except in the normal course of the Company's business, other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

     4.21 Parent Stock Ownership. Except as set forth in Section 4.21 to the Company Disclosure Schedule, neither the Company nor any of its "affiliates" or "associates" "owns" (as each of such terms is defined in Section 203 of the DGCL) any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

     4.22 DGCL Section 203 and State Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 3.21, prior to the date hereof, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to Section 203 of the DGCL: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

     4.23 Company Rights Agreement. The Company has taken all action necessary, if any, in respect of the Rights Agreement dated as of July 26, 1994, between the Company and Chemical Mellon Shareholder Services, LLC (the "Company Rights Agreement"), so as to provide that none of Parent and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

          (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this

     Agreement as promptly as possible (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

          (b) HSR Act. As soon as practicable, and in any event no later than ten business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

          (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

          (d) Pooling-of-Interests. Each of the parties shall use its reasonable efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes.

          (e) Tax-Free Treatment. Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under
     Section 368(a) of the Code and to permit Weil, Gotshal & Manges LLP to issue its opinion provided for in Section 6.2(c).

          (f) Public Announcements. Unless otherwise required by Applicable Law or requirements of the NYSE or The Nasdaq Stock Market, at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Parent and the Company shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

          (g) Access. Subject to Applicable Law, from and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Parent and the Company shall permit representatives of the other to have reasonable access to the other's officers, employees, premises, properties, books, records, contracts, tax records and documents. Information obtained by Parent and the Company pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated August 1, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

          (h) Stockholders Meetings. Each of Parent and the Company shall duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable following the date hereof for the purpose of obtaining the requisite stockholder approvals and adoptions in connection with this Agreement, the Share Issuance and the Merger, and each shall use reasonable efforts to cause such meetings to occur on the same date. Subject to its fiduciary duties under Applicable Law as advised by counsel, the Board of Directors of each of Parent and the Company will (i) recommend that its stockholders approve such matters and (ii) use reasonable efforts to obtain any necessary approvals by its stockholders.

          (i) Preparation of Proxy Statement and Registration Statement. Each of Parent and the Company shall cooperate to, and shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential basis. Each of Parent and the Company shall cooperate to prepare and file, and Parent shall prepare and file, the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and each of Parent and the Company shall cooperate to, and shall, use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Parent shall advise the Company promptly after it receives notice of (i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the Commission, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any correspondence, comments or requests from the Commission in respect of the Registration Statement. If at any time prior to the Effective Time, any information pertaining to the Company contained in or omitted from the Registration Statement makes statements contained in the Registration Statement false or misleading, the Company shall promptly so inform Parent and provide Parent with the information necessary to make such statements contained therein not false and misleading. Each of Parent and Company shall also cooperate to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the Share Issuance.

          (j) Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement made by such party to be untrue or inaccurate at or prior to the Effective Time and
     (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.1(j) shall not limit or otherwise affect the remedies available hereunder to any party.

          (k) Affiliates. Each of Parent and the Company shall use its reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of such party within the meaning of Rule 145 under the Securities Act, to execute and deliver to Parent no less than 35 days prior to the date of the meeting of such party's stockholders written undertakings in the form attached hereto as
     Exhibit 5.1(k).

     5.2 Covenants of Parent.

          (a) Conduct of Parent's Operations. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, Parent shall not, and with respect to clauses (i) and (ii) below, Sub shall not, and with respect to clauses (iii) and (iv) below, Parent shall cause each of its subsidiaries to not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of the Company:

             (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, or (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its securities (except in connection with the use of shares of capital stock of Parent to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Parent);

             (ii) make or propose any change in its Certificate of Incorporation, as amended, or By-laws, as amended, or other organizational documents;

             (iii) subject to the limitations of clause (iv) below, merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person, that would involve, in any case, the payment of more than $100,000,000 or the issuance of more than 10% of the outstanding Parent Common Stock on the date hereof or, in the aggregate, the payment of more than $200,000,000 or the issuance of more than 20% of the outstanding Parent Common Stock on the date hereof, other than in connection with this Agreement and the transactions contemplated hereby;

             (iv) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Parent or Sub from consummating the transactions contemplated by this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including without limitation, any action that may materially limit or delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement as a result of antitrust or securities laws or other regulatory concerns; or

             (v) agree to take any action prohibited by the foregoing.

          (b) Indemnification; Insurance.

             (i) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under Applicable Law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (and shall pay expenses for legal fees in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law, provided that the Indemnified Party agrees that, in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses, for any reason, such Indemnified Party shall reimburse Parent or the Surviving Corporation for such expenses paid in advance) arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger; provided that the Surviving Corporation shall pay for only one law firm (in addition to local counsel) for all Indemnified Parties, unless the use of one law firm for all Indemnified Parties would present such law firm with a conflict of interest. Parent shall cause the Surviving Corporation to keep in effect the Company's current provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Parent shall, and shall cause the Surviving Corporation to, maintain the Company's existing indemnification provisions.

             (ii) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than 6 years, the current policies of directors' and officers' liability insurance maintained by the Company; provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties.

          (c) Consulting Agreement. Simultaneous herewith, Parent is entering into a consulting agreement with Thomas W. Sturgess in the form of Exhibit 5.2(c).

          (d) Listing Application. Parent shall, as soon as practicable following the date hereof, prepare and submit to the NYSE a subsequent listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to official notice of issuance.

          (e) Directors of Parent. Immediately after the Effective Time, Parent will take such action as may be necessary to create two additional seats on the Board of Directors of Parent and to cause Thomas W.

     Sturgess and one of the individuals set forth in Section 5.2(e) to the Company Disclosure Schedule, as selected by Parent (Mr. Sturgess and such individual initially selected by Parent being referred to herein as the "New Members") to be elected to the Board of Directors of Parent. For a period of two years following the Effective Time, Parent shall take, or cause to be taken, all action necessary to nominate the New Members for election to the Board of Directors of Parent and, in accordance with its normal solicitation efforts, solicit proxies for their election to such Board of Directors.

          (f) Employee Benefits.

             (i) Parent intends that, until at least December 1, 1997, it will or will cause the Surviving Corporation to, honor and maintain in effect the Company Plans (other than those under which the participants' interests are based in whole or in part upon Company Common Stock or the respective market price thereof) substantially in the form as of the date hereof, with such revisions or amendments as may be required by Applicable Law. Parent shall take, and shall cause the Surviving Corporation to take, any and all actions necessary to amend the Company Plans as of the Effective Time to remove or modify all provisions therefrom which provide benefits which are based in whole or in part upon Company Common Stock or the respective market price thereof.

             (ii) The parties hereto each acknowledge and agree that the transactions contemplated by this Agreement shall constitute a "Change of Control," a "Change in Control" or any other term with a similar intended effect, and a "Retirement" with respect to "Outside Director Participants" (as those two terms are defined in the Company's 1993 Stock Option Plan), for purposes of the plans, agreements and arrangements listed in Section 5.2(f)(ii) of the Company Disclosure Schedule, and Parent shall, and shall cause the Surviving Corporation to, honor the terms of such plans, agreements and arrangements.

             (iii) In the event that Phil Surles, Mike Garvin, Merle Miller or any of up to 40 corporate headquarters employees of the Company or any of its subsidiaries listed on a schedule to be delivered within two days from the date hereof, which schedule shall be added to and become part of Section 5.2(f)(iii) of the Company Disclosure Schedule, is terminated by the Surviving Corporation for any reason other than "cause" within six months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide such individual with the severance benefits set forth in Section 5.2(f)(iii) of the Company Disclosure Schedule. For purposes of this Section 5.2(f)(iii), "cause" shall mean
        (A) the engaging in willful or grossly negligent misconduct injurious to the Company, (B) the embezzlement or misappropriation of funds or property of the Company or the conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, (C) the use of illegal drugs, or (D) the failure or refusal to substantially perform his or her employment related duties.

     5.3 Covenants of the Company.

          (a) Conduct of the Company's Operations. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, the Company shall not, and shall cause its subsidiaries to not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent:

             (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
        (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire any of its securities (except in connection with the use of shares of capital stock of the Company to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of the Company or any of its subsidiaries), (C) grant any person any right or option to acquire any of its securities,
        (D) issue, deliver or sell or agree to issue, deliver or sell any additional securities (except pursuant to the exercise of outstanding options to purchase Company Common Stock) or amend the terms of any of its securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

             (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets which are material, in the aggregate, other than in the ordinary course of business consistent with past practice;

             (iii) make or propose any changes in its Certificate of Incorporation, as amended, or By-laws, as amended, or other organizational documents;

             (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person, other than in connection with this Agreement and the transactions contemplated hereby;

             (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

             (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases and bonuses granted in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law, this Agreement, any applicable collective bargaining agreement or a binding written contract in effect on the date of this Agreement, or adopt any new employee benefit plan, including the proposed 1996 Long Term Incentive Plan (or grant any options or awards thereunder);

             (vii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

             (viii) settle any Actions, whether now pending or hereafter made or brought involving, in any Action or related series of Actions, an amount in excess of $200,000;

             (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company is a party or any confidentiality agreement to which the Company is a party;

             (x) incur or commit to any capital expenditures, obligations or liabilities in respect thereof, other than in the ordinary course of business consistent with past practice;

             (xi) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay the Company from consummating the transactions contemplated by this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including without limitation, any action that may materially limit or delay the ability of the Company to consummate the transactions contemplated by this Agreement as a result of antitrust or securities laws or other regulatory concerns;

             (xii) take any action to exempt under or make not subject to
        Section 203 of the DGCL, any person or entity (other than Parent or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

             (xiii) agree to take any action prohibited by the foregoing.

          (b) No Solicitation. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (except in connection with the exercise of options, as permitted in Section 5.3(a)) or any material portion of the assets of the Company (except for acquisition of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (a "Company Competing Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may
     (x) furnish information (subject to a confidentiality agreement in reasonably customary form) to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Company Competing Transaction if and so long as the Board of Directors of the Company determines in good faith, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board and (y) take a position with respect to the Merger or a Company Competing Transaction, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Company Competing Transaction. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Company Competing Transaction. From and after the execution of this Agreement, the Company shall immediately advise Parent orally, to be followed by a confirmation in writing, of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Company Competing Transaction (including the status and a summary of the general terms thereof) and promptly furnish to Parent a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                                   ARTICLE VI
                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material consents, approvals, permits or authorizations required to be obtained prior to the Effective Time from any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, in accordance with Applicable Law, at the Company's stockholder meeting, and the Share Issuance shall have been approved by the Parent Stockholders in accordance with the rules of NYSE.

          (d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC or any other Governmental Entity.

          (e) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or which seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (f) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (g) All consents, waivers and approvals of third parties required in connection with the transactions contemplated hereby shall have been obtained, except where the failure to obtain such consents, waivers or approvals, in the aggregate, would not reasonably be expected to result in a material adverse effect on Parent or the Company, as the case may be, provided that a party which has not used all reasonable efforts to obtain a consent, approval or waiver may not assert this condition with respect to such consent, approval or waiver.

     6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the
Company:

          (a) The representations and warranties of each of Parent and Sub shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), other than such breaches of representations and warranties which would not have or which would not be reasonably expected to have, in aggregate, a material adverse effect on Parent.

          (b) Each of Parent and Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) The Company shall have received an opinion dated as of the Closing Date of Weil, Gotshal & Manges LLP, substantially in the form of Exhibit 6.2(c), to the effect that (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized by Company Stockholders with respect to shares of Parent Common Stock received in the Merger in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional shares of Parent Common Stock. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely on representations contained in certificates of Parent, the Company, Sub and others, as they deem reasonably appropriate.

          (d) The Company shall have received a letter, in form and substance reasonably satisfactory to the Company, from Ernst & Young LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

     6.3 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Parent and Sub:

          (a) The representations and warranties of the Company shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), other than such breaches of representations and warranties which would not have or which would not be reasonably expect to have, in the aggregate, a material adverse effect on the Company.

          (b) The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act, shall have executed and delivered to Parent a written undertaking in the form attached hereto as Exhibit 5.1(k).

          (d) Parent shall have received a letter, in form and substance reasonably satisfactory to Parent, from Price Waterhouse LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Company Stockholders:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Parent or the Company if the Merger shall not have been consummated before March 31, 1997, unless extended by the Boards of Directors of both Parent and the Company (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by Parent or the Company if at the meeting of Company Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Company Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (e) by Parent or the Company if at the meeting of Parent Stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the Parent Stockholders to approve the Share Issuance shall not have been obtained;

          (f) by Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, but only if such breach would constitute a failure of a condition contained in Section 6.2 or Section 6.3, as applicable;

          (g) by the Company if the Board of Directors of the Company shall determine to engage in a Company Competing Transaction and the Company shall have delivered to Parent a written notice of the determination by the Company Board of Directors to terminate this Agreement pursuant to this
     Section 7.1(g); provided, however, that the Company may not terminate this Agreement pursuant to this clause (g) unless (w) five business days shall have elapsed after delivery to Parent of the notice referred to above, (x) at the end of such five business-day period the Company Board of Directors shall continue to believe that the failure to engage in such Company Competing Transaction would reasonably be expected to be a breach of the fiduciary duties of the Board of Directors of the Company (after giving effect to any adjustment to the terms and conditions of such transactions proposed by Parent in response to such Company Competing Transaction), (y) at the time of such termination, the Company shall have paid to Parent the Termination Fee (as hereinafter defined) and (z) promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect, or shall effect, such Company Competing Transaction; or

          (h) by Parent if the Board of Directors of the Company shall not have recommended the Merger to the Company Stockholders, or shall have resolved not to make such recommendation, or shall have materially modified or rescinded its recommendation of the Merger to the Company Stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing.

     7.2 Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 7.1, this Agreement, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

          (b) If this Agreement is terminated

             (i) by Parent or the Company pursuant to Section 7.1(d), then the Company will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent the reasonable documented out-of-pocket expenses, up to $2 million, incurred by Parent in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement; or

             (ii) by Parent or the Company pursuant to Section 7.1(e), then Parent will pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company the reasonable documented out-of-pocket expenses, up to $2 million, incurred by the Company in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement.

          (c) If this Agreement is terminated

             (i) by Parent pursuant to Section 7.1(c) or 7.1(f), if (A) the Company's breach of a covenant or agreement or failure to perform a covenant or obligation under this Agreement has been the cause of or resulted in such termination and (B) a Prior Event (as defined below) shall have occurred prior to such termination and (C) either (x) the Company shall enter into a definitive agreement with respect to a Company Competing Transaction within twelve months following such termination and such Company Competing Transaction is thereafter (as it may be amended) consummated, or (y) a Company Competing Transaction is consummated within twelve months following such termination;

             (ii) by Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(h), if (A) a Prior Event shall have occurred prior to such termination and (B) either (x) the Company shall enter into a definitive agreement with respect to a Company Competing Transaction within twelve months following such termination and such Company Competing Transaction is thereafter consummated, or (y) a Company Competing Transaction is consummated within twelve months following such termination; or

             (iii) by the Company pursuant to Section 7.1(g);

     then in any such case the Company will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $9.1 million, plus reasonable documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement, less any amounts paid or payable pursuant to Section 7.2(b) hereof (the "Termination Fee"). Such payment shall be made (a) in the case of clauses (i) or (ii), above, within one business day following the consummation of such

     Company Competing Transaction, (b) in the case of clause (iii), no later than immediately prior to such termination.

          (d) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), if (A) a Parent Prior Event (as defined below) shall have occurred prior to such termination, and (B) either (x) Parent shall enter into a definitive agreement with respect to a Parent Competing Transaction (as defined below) within twelve months following such termination and such Parent Competing Transaction (as it may be amended) is thereafter consummated, or (y) a Parent Competing Transaction is consummated within twelve months following such termination, then Parent will pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company a termination fee in an amount equal to $9.1 million, plus reasonable documented out-of-pocket expenses incurred by the Company in connection with the transactions contemplated hereby, including the negotiation and execution of this Agreement, less any amounts paid or payable pursuant to Section 7.2(b) hereof. Such payment shall be made within one business day following the consummation of the Parent Competing Transaction.

          (e) As used herein, a "Prior Event" shall mean any of the following events:

             (i) any person (other than Parent or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
        Act), or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would Beneficially Own (as defined below) or control 15% or more of the then outstanding Company Common Stock;

             (ii) the Company or any of its subsidiaries shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Parent or any of its subsidiaries) to, or any person (other than Parent or any of its subsidiaries) shall have announced a bona fide intention to, or the Company shall have announced that any person (other than Parent or any of it subsidiaries) has proposed or communicated its intention to, or the Company shall have received a bona fide proposal or communication regarding an intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 15% or more of the assets of the Company or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) Beneficial Ownership of securities representing 15% or more of the voting power of the Company or any of its subsidiaries; or

             (iii) any person (other than Parent or any subsidiary of Parent) shall have acquired Beneficial Ownership of a number of shares of Company Common Stock in addition to the number of shares of Company Common Stock Beneficially Owned by such person on the date hereof equal to 15% or more of the voting power of the Company.

          (f) As used herein, the term "Parent Prior Event" shall have the same meaning with respect to Parent as the term "Prior Event" has with respect to the Company, with such changes in the definition thereof as are appropriate to contemplate Parent in lieu of the Company.

          (g) As used herein, the term "Parent Competing Transaction" shall have the same meaning with respect to Parent as the term "Company Competing Transaction" has with respect to the Company, with such changes in the definition thereof as are appropriate to contemplate Parent in lieu of the Company.

          (h) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     7.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after adoption of this Agreement by Company Stockholders or authorization of issuance of shares of Parent Common Stock in the Merger by Parent Stockholders, but after such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Company Stockholders or Parent Stockholders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub:
              Champion Enterprises, Inc.
              2701 University Drive
              Suite 320
              Auburn Hills, Michigan 48326
              Attention: Walter R. Young, Jr.
              Telecopy No.: (810) 340-9345

              with a copy to

              Jeffrey W. Tindell, Esq.
              Skadden, Arps, Slate, Meagher & Flom
              919 Third Avenue
              New York, NY 10022
              Telecopy No.: (212) 735-2000

          (b) if to the Company:

              Redman Industries, Inc.
              2550 Walnut Hill Lane
              Dallas, Texas 75229
              Attention: Thomas W. Sturgess
                         Robert M. Linton
              Telecopy No.: (214) 351-2983

              with a copy to

              Mary R. Korby, Esq.
              Weil, Gotshal & Manges LLP
              100 Crescent Court, Suite 1300
              Dallas, Texas 75201
              Telecopy No.: (214) 746-7777

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to common stock of the Company or Parent, as the case may be, or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Parent Rights Agreement or Company Rights Agreement, as the case may be, that trade together with such common stock. For the purposes of this Agreement, a "material adverse effect" shall mean, as to any party, a material adverse effect on the assets, liabilities, results of operations, business or financial condition of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Section 5.2(b) and Section 5.2(f)(ii) and (iii) which may be enforced by the beneficiaries thereof.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     8.8 Specific Performance. The transactions contemplated by this Agreement are unique and monetary damages would not be an adequate remedy for a breach hereof. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Expenses. Subject to the provisions of Section 7.2, Parent and the Company shall pay their own costs and expenses associated with the transactions contemplated by this Agreement, except that the Company and Parent shall share equally (i) the filing fees in connection with the filing of the Proxy Statement and Registration Statement with the Commission and (ii) the expenses incurred in connection with printing and mailing the Proxy Statement to the Company Stockholders.

     8.11 Incorporation of Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.

                                          CHAMPION ENTERPRISES, INC.

                                          By:  /s/ WALTER R. YOUNG, JR.

                                          --------------------------------------
                                              Name:Walter R. Young, Jr.
                                              Title: Chairman, President and CEO

                                          RHI ACQUISITION CORP.

                                          By:  /s/ WALTER R. YOUNG, JR.

                                          --------------------------------------
                                              Name:Walter R. Young, Jr.
                                              Title: Chairman

                                          REDMAN INDUSTRIES, INC.

                                          By:  /s/ THOMAS W. STURGESS

                                          --------------------------------------
                                              Name:Thomas W. Sturgess
                                              Title: Chairman of the Board

                                                                         ANNEX B

         OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                                 August 19, 1996

Board of Directors
Champion Enterprises, Inc.
2701 University Drive
Suite 320
Auburn Hills, MI 48326

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Champion Enterprises, Inc. ("Champion" or the "Company") of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger dated as of August 19, 1996 (the "Agreement") to be entered into by and among Champion, RAC Acquisition Corp. (a wholly-owned subsidiary of Champion) and Redman Industries, Inc. ("Redman"), pursuant to which RAC Acquisition Corp. will be merged with and into Redman.

     Pursuant to the Agreement, each share of common stock of Redman will be converted into the right to receive 1.24 shares of common stock, $1.00 par value per share, of the Company (the "Exchange Ratio").

     In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and Redman including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning July 1, 1996 and ending December 31, 2000 prepared by the management of the Company, certain financial projections of Redman for the period beginning July 1, 1996 and ending March 31, 2001 prepared by the management of Redman and estimates of the managements of the Company and Redman of the operating synergies achievable as a result of the proposed merger. In addition, we have compared certain financial and securities data of the Company and Redman with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Redman, reviewed stock purchase price premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, and Redman and their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and Redman of the operating synergies achievable as a result of the proposed merger and upon our discussion of such synergies with the managements of the Company and Redman. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Redman as to the future operating and financial performance of the Company and Redman.

     We have not assumed any responsibility for making any independent evaluation of assets or liabilities of the Company or Redman or for independently verifying any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter and does not represent an opinion as to the price at which shares of common stock of the Company will trade at any time. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In addition, in the ordinary course of our business, we trade the securities of the Company and Redman for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ GEOFFREY A. STERN

                                            ------------------------------------
                                            Geoffrey A. Stern
                                            Managing Director

                                                                         ANNEX C

                       OPINION OF DILLON, READ & CO. INC.

                                                                 August 19, 1996

Board of Directors
Redman Industries, Inc.
2550 Walnut Hill Lane
Dallas, Texas 75229-5672

Gentlemen:

     We understand that Redman Industries, Inc. (the "Company") is considering a transaction (the "Merger") whereby a subsidiary of Champion Enterprises, Inc. ("Champion") would be merged with and into the Company, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 19, 1996 (the "Merger Agreement"), such that the Company will become a wholly owned subsidiary of Champion. In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company would be converted into 1.24 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Champion. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

     For its services, Dillon, Read & Co. Inc. ("Dillon Read") will receive a fee, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Dillon Read has provided investment banking services to the Company and has received customary compensation for the rendering of such services. In the ordinary course of business, Dillon Read trades the equity securities of the Company and Champion for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Champion, (ii) reviewed certain financial information and other data provided to us by the Company that is not publicly available relating to the business and prospects of the Company, including financial projections prepared by the management of the Company, (iii) reviewed certain financial information and other data provided to us by Champion that is not publicly available relating to the business and prospects of Champion, including financial projections prepared by the management of Champion, (iv) conducted discussions with members of the senior managements of the Company and Champion, (v) considered certain pro forma effects of the Merger on the financial results of Champion and certain resulting financial implications for the shareholders of the Company and reviewed certain estimates of synergies prepared by the managements of the Company and Champion, (vi) reviewed the historical market prices and trading volumes of the common stocks of the Company and Champion, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Champion, (viii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we believe to be relevant, (ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. Our opinion does not imply any conclusion as to the likely trading range for the common stock of Champion following the consummation of the Merger, which may vary depending on numerous factors which generally influence the prices of securities, or constitute a recommendation to shareholders of the Company with respect to the advisability of disposing of or retaining the common stock of

Champion. With your consent, we have assumed that the Merger will be treated as tax-free to both the Company and the shareholders of the Company and will be accounted for as a pooling-of-interests.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Champion, nor have we been furnished with any such evaluation or appraisal. We have not been requested to, nor have we, solicited third party offers for the acquisition of all or any portion of the Company. With respect to the financial projections and estimates of synergies referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Champion's managements as to the future financial performance of the Company and Champion, respectively. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.
                                          --------------------------


                                          /s/ DILLON, READ & CO. INC.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Champion's By-laws require indemnification of Champion's directors or officers and persons who serve or have served at the request of Champion as directors, officers, employees or agents of another corporation or entity to the fullest extent currently permitted by the Michigan Business Corporation Act. The following is a summary of the applicable provisions of the Michigan Business Corporation Act.

     Sections 561 through 571 of the Michigan Business Corporation Act contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Michigan Business Corporation Act. The Michigan Business Corporation Act permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

     A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

     Under the Michigan Business Corporation Act, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Michigan Business Corporation Act.

     The indemnification provisions of the Michigan Business Corporation Act are not exclusive of the rights to indemnification under a corporation's articles of incorporation or by-laws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the Michigan Business Corporation Act continues as to a person who ceases to be a director, officer, employee or agent.

     Champion's Articles of Incorporation provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(iii) violations of Section 551(1) of the Michigan Business Corporation Act (which involves (x) declarations of share dividends or distributions contrary to the Michigan Business Corporation Act or the corporation's Articles of Incorporation, (y) distributions to shareholders during or after dissolution of the corporation without providing for the liabilities of the corporation in accordance with the Michigan Business Corporation Act, and (z) making of loans to directors, officers or employees of the corporation contrary to the Michigan Business Corporation Act), (iv) transactions from which the director derived an improper personal benefit, or (v) an act or omission occurring before March 1, 1987. Champion's Articles of Incorporation also provides for the elimination or limitation of the liability of directors to the fullest extent permitted by the Michigan Business Corporation Act, as amended.

     The Michigan Business Corporation Act permits Champion to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Champion, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Champion maintains such insurance on behalf of its directors, officers and employees.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
 2        Agreement and Plan of Merger, dated as of August 19, 1996, by and among the
          Registrant, RHI Acquisition Corp. and Redman Industries, Inc. (included as Annex A to the Joint Proxy Statement and Prospectus in Part I of this Registration
          Statement).
 4.1      Article III of the Registrant's Restated Articles of Incorporation (incorporated by reference to Exhibit A to the Registrant's Quarterly Report on Form 10-Q for the
          quarter ended June 29, 1996).
 4.2      The Registrant has issued certain receivable-backed notes (the "Notes") pursuant to a Trust Indenture dated as of August 1, 1987 between CAC Funding Corporation, as issuer, and First of America Bank -- Detroit, N.A., as trustee. The Notes do not exceed 10 percent of the total assets of the Registrant and the Registrant agrees to furnish a copy of the Trust Indenture to the Commission upon request.
 4.3      Rights Agreement by and between the Registrant and Harris Trust and Savings Bank
          (incorporated by reference to Exhibit 2 to the Registrant's Registration Statement
          on Form 8-A dated January 11, 1996).
 5        Opinion and Consent of Dykema Gossett PLLC dated September 20, 1996 with respect to the legality of securities to be issued in the Merger.
 8        Opinion and Consent of Weil, Gotshal & Manges LLP dated September 20, 1996 with respect to certain federal income tax consequences of the Merger.

EXHIBIT
NUMBER                                        DESCRIPTION
- ------    ------------------------------------------------------------------------------------
10.1      Consulting Agreement, dated as of August 19, 1996, between the Registrant and Thomas
          W. Sturgess.
10.2      Form of Affiliate Letter to be executed by officers and directors of Champion and
          Redman pursuant to the Agreement and Plan of Merger, dated August 19, 1996 (included as Exhibit 2 hereof).
10.3      Indemnification Agreement, dated as of September 20, 1996, by and among the
          Registrant, Thomas W. Sturgess, Frank J. Feraco, C.A. Rundell, Jr. and Robert L.
          Stark.
23.1      Consent of Dykema Gossett PLLC (contained in its opinion included as Exhibit 5 hereof).
23.2      Consent of Weil, Gotshal & Manges LLP (contained in its opinion included as Exhibit
          8 hereof).
23.3      Consent of Price Waterhouse LLP.
23.4      Consent of Ernst & Young LLP.
23.5      Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
23.6      Consent of Dillon, Read & Co. Inc.
24        Powers of Attorney (included on the signature page of this Registration Statement).
99.1      Form of Proxy of the Registrant (relating to its special meeting of shareholders described in the Joint Proxy Statement and Prospectus in Part I of this Registration
          Statement).
99.2      Form of Proxy of Redman Industries, Inc. (relating to its special meeting of stockholders described in the Joint Proxy Statement and Prospectus in Part I of this
          Registration Statement).
99.3      Consent of Thomas W. Sturgess.
99.4      Consent of Frank J. Feraco.
99.5      Consent of C.A. Rundell, Jr.
99.6      Consent of Robert L. Stark.

     (b) FINANCIAL STATEMENT SCHEDULES

     Included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 which is incorporated by reference in the Joint Proxy Statement and Prospectus.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUBURN HILLS, STATE OF MICHIGAN, ON SEPTEMBER 20, 1996.

                                          CHAMPION ENTERPRISES, INC.

                                          By: /s/ A. JACQUELINE DOUT
                                          --------------------------------------
                                               A. Jacqueline Dout
                                             Executive Vice President
                                               and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS WALTER R. YOUNG, JR., A. JACQUELINE DOUT AND LOUIS M. BALIUS AND EACH OF THEM, HIS ATTORNEYS-IN-FACT FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS MIGHT OR COULD BE DONE IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                       DATE
- ----------------------------------------     ---------------------------     -------------------
(a) Principal Executive Officer
        /S/ WALTER R. YOUNG, JR.             Chairman, President, Chief      September 20, 1996
- ----------------------------------------       Executive Officer and
          Walter R. Young, Jr.                 Director
(b) Principal Financial Officer

         /S/ A. JACQUELINE DOUT              Executive Vice President        September 20, 1996
- ----------------------------------------       and Chief Financial
           A. Jacqueline Dout                  Officer
(c) Principal Accounting Officer

         /S/ RICHARD HEVELHORST              Controller (Principal           September 20, 1996
- ----------------------------------------       Accounting Officer)
           Richard Hevelhorst

               SIGNATURE                                TITLE                       DATE
- ----------------------------------------     ---------------------------     -------------------
(d) Other Directors

         /S/ ROBERT W. ANESTIS               Director                        September 20, 1996
- ----------------------------------------
           Robert W. Anestis

           /S/ SELWYN ISAKOW                 Director                        September 20, 1996
- ----------------------------------------
             Selwyn Isakow

         /S/ GEORGE R. MRKONIC               Director                        September 20, 1996
- ----------------------------------------
           George R. Mrkonic

         /S/ JOHNSON S. SAVARY               Director                        September 20, 1996
- ----------------------------------------
           Johnson S. Savary

         /S/ CARL L. VALDISERRI              Director                        September 20, 1996
- ----------------------------------------
           Carl L. Valdiserri

                                 EXHIBIT INDEX

EXHIBIT                                   EXHIBIT NAME                                   PAGE NO.
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
   2       Agreement and Plan of Merger, dated as of August 19, 1996, by and among the
           Registrant, RHI Acquisition Corp. and Redman Industries, Inc. (included as
           Annex A to the Joint Proxy Statement and Prospectus in Part I of this
           Registration Statement).
   4.1     Article III of the Registrant's Restated Articles of Incorporation
           (incorporated by reference to Exhibit A to the Registrant's Quarterly
           Report on Form 10-Q for the quarter ended June 29, 1996).
   4.2     The Registrant has issued certain receivable-backed notes (the "Notes")
           pursuant to a Trust Indenture dated as of August 1, 1987 between CAC
           Funding Corporation, as issuer, and First of America Bank -- Detroit, N.A., as trustee. The Notes do not exceed 10 percent of the total assets of the
           Registrant and the Registrant agrees to furnish a copy of the Trust
           Indenture to the Commission upon request.
   4.3     Rights Agreement by and between the Registrant and Harris Trust and Savings
           Bank (incorporated by reference to Exhibit 2 to the Registrant's
           Registration Statement on Form 8-A dated January 11, 1996).
   5       Opinion and Consent of Dykema Gossett PLLC dated September 20, 1996 with respect to the legality of securities to be issued in the Merger.
   8       Opinion and Consent of Weil, Gotshal & Manges LLP dated September 20, 1996 with respect to certain federal income tax consequences of the Merger.
  10.1     Consulting Agreement, dated as of August 19, 1996, between the Registrant and Thomas W. Sturgess.
  10.2     Form of Affiliate Letter to be executed by officers and directors of
           Champion and Redman pursuant to the Agreement and Plan of Merger, dated
           August 19, 1996 (included as Exhibit 2 hereof).
  10.3     Indemnification Agreement, dated as of September 20, 1996, by and among the
           Registrant, Thomas W. Sturgess, Frank J. Feraco, C.A. Rundell, Jr. and
           Robert L. Stark.
  23.1     Consent of Dykema Gossett PLLC (contained in its opinion included as
           Exhibit 5 hereof).
  23.2     Consent of Weil, Gotshal & Manges LLP (contained in its opinion included as
           Exhibit 8 hereof).
  23.3     Consent of Price Waterhouse LLP.
  23.4     Consent of Ernst & Young LLP.
  23.5     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
  23.6     Consent of Dillon, Read & Co. Inc.
  24       Powers of Attorney (included on the signature page of this Registration
           Statement).
  99.1     Form of Proxy of the Registrant (relating to its special meeting of shareholders described in the Joint Proxy Statement and Prospectus in Part
           I of this Registration Statement).
  99.2     Form of Proxy of Redman Industries, Inc. (relating to its special meeting of stockholders described in the Joint Proxy Statement and Prospectus in
           Part I of this Registration Statement).
  99.3     Consent of Thomas W. Sturgess.
  99.4     Consent of Frank J. Feraco.
  99.5     Consent of C.A. Rundell, Jr.
  99.6     Consent of Robert L. Stark.